HAMPSHIRE GROUP, LIMITED



                             Note Purchase Agreement



                            DATED AS OF MAY 15, 1998













           $15,000,000 7.05% SENIOR SECURED NOTES DUE JANUARY 2, 2008

                                TABLE OF CONTENTS

                                                                         PAGE
1. AUTHORIZATION OF NOTES                                                  1
2. SALE AND PURCHASE OF NOTES                                              2
3. CLOSING                                                                 2
4. CONDITIONS TO CLOSING                                                   2
   4.1   Representations and Warranties                                    2
   4.2   Performance; No Default                                           2
   4.3   Compliance Certificates                                           3
   4.4   Opinions of Counsel                                               3
   4.5   Purchase Permitted By Applicable Law, etc                         3
   4.6   Sale of Other Notes                                               4
   4.7   Payment of Special Counsel Fees                                   4
   4.8   Private Placement Number                                          4
   4.9   Changes in Structure                                              4
   4.10  Evidence of Key-Person Life Insurance                             4
   4.11  Security Agreement                                                4
   4.12  Financing Statements                                              5
   4.13  UCC Searches                                                      5
   4.14  Insurance                                                         5
   4.15  Credit Agreement                                                  5
   4.16  Intercreditor Agreement                                           6
   4.17  Proceedings and Documents                                         6

5. REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS                          6
   5.1   Organization; Power and Authority                                 6
   5.2   Authorization, etc                                                6
   5.3   Disclosure                                                        7
   5.4   Organization and Ownership of Shares of
          Material Subsidiaries; Affiliates                                8
   5.5   Financial Statements                                              8
   5.6   Compliance with Laws, Other Instruments, etc                      9
   5.7   Governmental Authorizations, etc                                  9
   5.8   Litigation; Observance of Agreements, Statutes and Orders         9
   5.9   Taxes                                                            10
   5.10  Title to Property; Leases                                        10
   5.11  Licenses, Permits, etc                                           10
   5.12  Pension Plans                                                    11
   5.13  Private Offering by the Company                                  12
   5.14  Use of Proceeds; Margin Regulations                              12
   5.15  Existing Debt; Future Liens                                      12
   5.16  Foreign Assets Control Regulations, etc                          13
   5.17  Status under Certain Statutes                                    13
   5.18  Environmental Matters                                            13

                                                                        PAGE
   5.19  Obligors Interdependent                                          14
   5.20  Other Representations and Warranties                             14

6. REPRESENTATIONS OF THE PURCHASER                                       14
   6.1   Purchase for Investment                                          14
   6.2   Source of Funds                                                  14

7. INFORMATION AS TO COMPANY                                              16
   7.1   Financial and Business Information                               16
   7.2   Officer's Certificate                                            19
   7.3   Inspection                                                       19

8. PREPAYMENT OF THE NOTES                                                20
   8.1      Required Prepayments                                          20
   8.2      Optional Prepayments of Notes with Make-Whole Amount          20
   8.3      Allocation of Note Partial Prepayments                        20
   8.4      Change in Control                                             20
   8.5      Maturity; Surrender, etc.                                     22
   8.6      Purchase of Notes                                             23
   8.7      Make-Whole Amount                                             23

9. INTEREST ON THE NOTES
10.AFFIRMATIVE COVENANTS                                                  24
   10.1     Compliance with Law                                           25
   10.2     Insurance                                                     25
   10.3     Maintenance of Properties                                     27
   10.4     Payment of Taxes and Claims                                   27
   10.5     Corporate Existence, etc                                      28
   10.6     Pan Passu Obligations                                         28
   10.7     Guaranties of Subsidiaries                                    28
   10.8     Year 2000                                                     29
10A.AFFIRMATIVE COVENANTS                                                 29
   10A.1    Compliance with Law                                           30
   10A.2    Insurance                                                     30
   10A.3    Maintenance of Properties                                     30
   10A.4    Payment of Taxes and Claims                                   30
11. NEGATIVE COVENANTS                                                    31
   11.1     Transactions with Affiliates                                  31
   11.2     Merger, Consolidation, etc                                    31
   11.3     Consolidated Tangible Net Worth                               32

                                                                         PAGE
   11.4     Average Current Ratio                                         33
   11.5     Fixed Charge Coverage                                         33
   11.6     Funded Debt to Capitalization                                 33
   11.7     Current Debt                                                  33
   11.8     Restricted Subsidiary Debt                                    33
   11.9     Sale of Assets, etc                                           34
   11.10    Restricted Payments and Restricted Investments                36
   11.11    Liens                                                         37
   11.12    Line of Business                                              41
12. EVENTS OF DEFAULT                                                     42
13. REMEDIES ON DEFAULT, ETC                                              44
   13.1     Acceleration                                                  44
   13.2     Other Remedies                                                45
   13.3     Rescission                                                    46
   13.4     No Waivers or Election of Remedies, Expenses, etc             46
14. REGISTRATION EXCHANGE; SUBSTITUTION OF NOTES                          46
   14.1     Registration of Notes                                         46
   14.2     Transfer and Exchange of Notes                                46
   14.3     Replacement of Notes                                          47
15. PAYMENTS ON NOTES                                                     47
   15.1     Place of Payment                                              47
   15.2     Home Office Payment                                           48
16. EXPENSES, ETC                                                         48
   16.1     Transaction Expenses                                          48
   16.2     Survival                                                      48
17.SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT           49
18.AMENDMENT AND WAIVER                                                   49
   18.1     Requirements                                                  49
   18.2     Solicitation of Holders of Notes                              49
   18.3     Binding Effect, etc                                           50
   18.4     Notes held by Obligor, etc                                    50
19.NOTICES                                                                51
20.REPRODUCTION OF DOCUMENTS                                              51

                                                                         PAGE
21.CONFIDENTIAL INFORMATION                                               52
22.SUBSTITUTION OF PURCHASER                                              53
23.GUARANTEE                                                              53
   23.1     Guaranteed Obligations                                        53
   23.2     Performance under this Agreement and the Other Agreement      54
   23.3     Waivers                                                       54
   23.4     Certain Waivers of Subrogation, Reimbursement and Indemnity   55
   23.5     Release                                                       56
   23.6     Marshaling                                                    56
   23.7     Liability                                                     57
   23.8     Character of Obligation                                       57
   23.9     Election to Perform Obligations                               58
   23.10    No Election                                                   59
   23.11    Severability                                                  59
   23.12    Other Enforcement Rights                                      59
   23.13    Delay or Omission; No Waiver                                  59
   23.14    Restoration of rights and Remedies                            60
   23.15    Cumulative Remedies                                           60
   23.16    Survival                                                      60
   23.17    Miscellaneous                                                 60
24.MISCELLANEOUS                                                          61
   24.1     Successors and Assigns                                        61
   24.2     Payments Due on Non-Business Days                             61
   24.3     Severability                                                  61
   24.4     Construction                                                  61
   24.5     Counterparts                                                  61
   24.6     Governing Law                                                 62

SECTION 25. COLLATERAL AGENT                                              62
   25.1     Appointment                                                   62
   25.2     Distribution                                                  63
   25.3     Indemnification                                               64
   25.4     Trustee                                                       64

1.SECURITY INTEREST                                       Exhibit 4.11 -(CSA)-1
2.OBLIGATIONS DEFINED                                     Exhibit 4.11 -(CSA)-2
3.WARRANTIES AND COVENANTS                                Exhibit 4.11 -(CSA)-2
4.EVENTS OF DEFAULT                                       Exhibit 4.11 -(CSA)-5

5. RIGHTS AND REMEDIES                                    Exhibit 4.11-(CSA)-5

6. MISCELLANEOUS                                          Exhibit 4.11 -(CSA)-5

1. THE PLEDGE                                             Exhibit 4.11 -(CPA)-1

1. SECURITY INTEREST                                      Exhibit 4.1 1-(GSA)-1

2. OBLIGATIONS DEFINED                                    Exhibit 4.11 -(GSA)-2

3. WARRANTIES AND COVENANTS                               Exhibit 4.11 -(GSA)-2

4. EVENTS OF DEFAULT                                      Exhibit 4.11 -(GSA)-5

5. RIGHTS AND REMEDIES                                    Exhibit 4.11 -(GSA)-5

6. MISCELLANEOUS                                          Exhibit 4.11 -(GSA)-5

1. THE PLEDGE                                             Exhibit 4.11 -(GPA)-1

                                   SCHEDULES:

SCHEDULE A                      --      Information Relating to Purchasers

SCHEDULE B                      --      Defined Terms

SCHEDULE C                      --      Payment Instructions at Closing

SCHEDULE 5.1                    --      Foreign Qualification

SCHEDULE 5.3                    --      Disclosure Materials

SCHEDULE 5.4                    --      Ownership of the Company; Affiliates

SCHEDULE 5.5                    --      Financial Statements

SCHEDULE 5.8                    --      Certain Litigation

SCHEDULE 5.9                    --      Taxes

SCHEDULE 5.11                   --      Patents, Etc.

SCHEDULE 5.12(a)                --      Compliance of Pension Plans

SCHEDULE 5.12(f)                --      Certain Pension Plans

SCHEDULE 5.14                   --      Use of Proceeds

SCHEDULE 5.15                   --      Existing Indebtedness; Liens

                                    EXHIBITS:

EXHIBIT 1           -- Form of 7.05% Senior Secured Note due January 2, 2008

EXHIBIT 4.4(a)      -- Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(b)      -- Form of Opinion of Special Counsel for the Purchasers

EXHIBIT 4.1 1-(CSA) -- Form of Security Agreement for Company

EXHIBIT 4.11 -(GSA) -- Form of Security Agreement for Guarantor

EXHIBIT 4.11 -(CPA) -- Form of Pledge Agreement for Company

EXHIBIT 4.11 -(GPA) -- Form of Pledge Agreement for Guarantor

EXHIBIT 4.16        -- Form of Intercreditor Agreement

EXHIBIT 10.7        -- Form of Guarantee Joinder Agreement

                            HAMPSHIRE GROUP, LIMITED
                             215 Commerce Boulevard
                         Anderson, South Carolina 29622

           $15,000,000 7.05% Senior Secured Notes Due January 2, 2008

Dated as of May 15,1998

[Separately addressed to each of the Purchasers identified on Schedule A]

Ladies and Gentlemen:

HAMPSHIRE GROUP, LIMITED, a Delaware corporation (together with its permitted successors, the "Company"), HAMPSHIRE DESIGNERS, INC., a corporation organized under the laws of Delaware (together with its permitted successors, "HDI") and each of HAMPSHIRE INVESTMENTS, LIMITED, a corporation organized under the laws of Delaware (together with its permitted successors, "HIL"), SEGUE (AMERICA) LIMITED, a corporation organized under the laws of Delaware (together with its permitted successors, "Segue"), GLAMOURETTE FASHION MILLS, INC., a corporation organized under the laws of Delaware (together with its permitted successors, "Glamourette"), and SAN FRANCISCO KNITWORKS, INC., a corporation organized under the laws of Delaware (together with its permitted successors, "SF Knitworks") (the foregoing Persons other than the Company together with each other Person becoming a Guarantor hereunder pursuant to Section 10.7 being referred to herein individually as a "Guarantor" and collectively as the "Guarantors"; the Company and the Guarantors (other than HIL) being referred to herein individually as an "Obligor" and collectively as the "Obligors"), hereby agree, jointly and severally, with you as follows:

1. AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $15,000,000 aggregate principal amount of its 7.05% Senior Secured Notes due January 2, 2008 (the "Notes"). The term "Notes" as used in this Agreement shall include each Note delivered pursuant to this Agreement and the Other Agreement (as hereinafter defined) and any such notes issued in substitution therefor pursuant to Section 14 of this Agreement or the Other Agreement. The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified below your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into another separate Note Purchase Agreement (the "Other Agreement") identical with this Agreement with the other purchaser named in Schedule A (the "Other Purchaser"), providing for the sale at such Closing to the Other Purchaser of Notes in the principal amount specified below its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchaser under the Other Agreement are several and not joint obligations and you shall have no obligation under the Other Agreement and no liability to any Person for the performance or non-performance by the Other Purchaser thereunder.

3. CLOSING.

The sale and purchase of the Notes to be purchased by you and the Other Purchaser shall occur at the offices of Willkie, Farr & Gallagher, at 10:00 a.m., local time, at a closing (the "Closing") on June 4,1998 or on such other Business Day thereafter as may be agreed upon by the Company and you and the Other Purchaser. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as you may request), dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company as indicated on Schedule C. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1 Representations and Warranties.

The representations and warranties of the Obligors and HIL in the Financing Documents shall be correct when made and at the time of the Closing.

4.2 Performance; No Default.

Each Obligor and HIL shall have performed and complied with all agreements and conditions contained in the Financing Documents required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing. Neither any Obligor nor HIL shall have entered into any transaction since February 18, 1998 that would have been prohibited by
Section 11.1 had such Section applied since such date.

4.3 Compliance Certificates.

     (a) Obligor's Officer's Certificates. Each Obligor and HIL shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Section 4.1, Section 4.2 and
     Section 4.9 have been fulfilled.

     (b) Obligor Secretary's Certificates. Each Obligor and HIL shall have delivered to you a certificate of its Secretary or one of its Assistant Secretaries, dated the date of the Closing, certifying as to the resolutions attached thereto and other proceedings relating to the authorization, execution and delivery of the Financing Documents to which it is a party.

4.4 Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing,

     (a) from Willkie, Farr & Gallagher, counsel for the Company, substantially in the form set out in Exhibit 4.4(a) and covering such matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you), and

     (b) from Hebb & Gitlin, your special counsel in connection with the transactions contemplated hereby, substantially in the form set out in
     Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as you may reasonably request.

The Company hereby instructs its counsel named in clause (a) above to deliver such opinion to you.

4.5 Purchase Permitted By Applicable Law, etc.

On the date of the Closing, your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance
Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of your execution and delivery of this Agreement. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6 Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to the Other Purchaser and the Other Purchaser shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7 Payment of Special Counsel Fees.

Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the date of the Closing.

4.8 Private Placement Number.

A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.9 Changes in Structure.

The Obligors and HIL shall not have changed their jurisdiction of incorporation or organization or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10 Evidence of Key-Person Life Insurance.

The Company shall have delivered to you a copy of the Key-Person Policy and collateral assignments thereof, which Policy and assignments shall be reasonably satisfactory to you and the Other Purchaser. The Company shall have delivered to you evidence that all premiums in respect of the Key-Person Policy have been paid.

4.11 Security Agreement.

     (a) Security Agreements. A Security Agreement (as may be amended, restated or otherwise modified from time to time, the "Company's Security Agreement"), substantially in the form of Exhibit 4.11 (CSA), shall have been duly authorized, executed and delivered by the Company, shall be in full force and effect, and you shall have received an original executed counterpart thereof. A Security Agreement (as may be amended, restated or otherwise modified from time to time, a "Guarantor's Security Agreement"), substantially in the form of Exhibit 4.11 -(GSA), shall have been duly authorized, executed and delivered by each of the Guarantors (other than HIL), shall be in full force and effect, and you shall have received an original executed counterpart thereof.

     (b) Pledge Agreements. A Pledge Agreement (as may be amended, restated or otherwise modified from time to time, the "Company's Pledge Agreement"), substantially in the form of Exhibit 4.11 (CPA), shall have been duly authorized, executed and delivered by the Company, shall be in full force and effect, and you shall have received an original executed counterpart thereof. All stock certificates and stock powers required to be delivered to the Collateral Agent under the Pledge Agreement in respect of each of the Subsidiaries owned by the Company shall have been so delivered. A Pledge Agreement (as may be amended, restated or otherwise modified from time to time, a "Guarantor's Pledge Agreement"), substantially in the form of Exhibit 4.11 -(GPA), shall have been duly authorized, executed and delivered by each of the Guarantors (other than HIL), shall be in full force and effect, and you shall have received an original executed counterpart thereof. All stock certificates and stock powers required to be delivered to the Collateral Agent under each such Guarantor's Pledge Agreement in respect of each of the Subsidiaries owned by such Guarantor shall have been so delivered.

4.12 Financing Statements.

Each financing statement required to be filed, registered or recorded in connection with the transactions contemplated by this Agreement and the other Financing Documents shall have been properly filed, registered or recorded in each office in each jurisdiction required in order to create in favor of the Collateral Agent, for the ratable benefit of you and the Other Purchaser, a valid and/or perfected first priority Lien (subject only to the Liens permitted under the lntercreditor Agreement) in and to the Collateral and the Pledged Stock Collateral; the Collateral Agent and you shall have received such evidence satisfactory to the Collateral Agent that all such filings, registrations and recordations have been made; and all necessary filing, recording and other similar fees, and all taxes and other charges related to such filings, registrations and recordations (including such other taxes and charges requested by you), shall have been paid in full.

4.13 UCC Searches

Uniform Commercial Code financing statement, judgment lien and Federal income tax lien searches in such central and local recording offices as you shall have identified to the Company shall have been delivered to you or your special counsel and shall be satisfactory to you in your sole discretion.

4.14 Insurance.

Certificates of insurance evidencing the insurance policies and endorsements required to be delivered pursuant to Section 3D of the Security Agreements shall have been delivered to you and the Other Purchaser.

4.15 Credit Agreement.

You shall have received a copy of the Credit Agreement and such other documents related thereto as you may reasonably request, the Credit Agreement and such other documents shall be in form and substance reasonably satisfactory to you.

4.16 Intercreditor Agreement

An lntercreditor Agreement (as may be amended, restated or otherwise modified from time to time, the "Intercreditor Agreement"), substantially in the form of
Exhibit 4.16, shall have been duly authorized, executed and delivered by the lenders and agent under the Credit Agreement, the Other Purchaser, each of the Guarantors and the Company, shall be in full force and effect, and you shall have received an original executed counterpart thereof.

4.17 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by the Financing Documents and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5. REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

Each Obligor and HIL, jointly and severally, represents and warrants to you, as of the date of the Closing, that:

5.1 Organization; Power and Authority.

Each Obligor and HIL is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each is duly qualified as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor and HIL has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions hereof and thereof.

5.2 Authorization, etc.

     (a) The Company. The Financing Documents to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and each of such other Financing Documents, upon execution and delivery thereof, will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or et law).

     (b) The Guarantors. Each Financing Document has been duly authorized by all necessary corporate action on the part of each Guarantor that is a party thereto, and each such Financing Document constitutes a legal, valid and binding obligation of each such Guarantor, enforceable against each such Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c) Solvency of Guarantors. None of the Guarantors intends to incur any obligations hereunder or otherwise make any transfers in connection herewith, with actual intent to hinder, delay or defraud either present or future creditors. Before, and after giving effect to, the consummation of the transactions contemplated hereby, without limitation, the issuance of the Notes and the delivery of the Guarantees:

          (i) the assets of each Guarantor at a fair valuation thereof on a going concern basis will not be less than the amount that will be required to pay the probable liability with respect to its debts (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case both prior to and after giving effect to the transactions contemplated by this Agreement,

          (ii) no Guarantor is currently engaged in or about to engage in a business or transaction for which the property remaining in its respective hands is an unreasonably small capital and

          (iii) each Guarantor will be able to pay its respective debts as they mature.

5.3 Disclosure.

The financial statements referred to in Schedule 5.5 do not, nor does any Financing Document or any written statement furnished by or on behalf of any Obligor and HIL to you in connection with the negotiation or the closing of the sale of the Notes, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading when viewed in the aggregate. There is no fact that the Company has not disclosed to you in writing that has had or, so far as the Company can now reasonably foresee, could reasonably be expected to have a Material Adverse Effect. Except as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31,1997, there has been no change in the financial condition, operations, business, properties or prospects of the Obligors except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to a Senior Financial Officer of the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein, in the other Financing Documents or in any other written statement delivered to you by or on behalf of any Obligor or HIL specifically for use in connection with the transactions contemplated hereby. In connection with the foregoing, the Company hereby discloses to you and you acknowledge such disclosure that the Company incurred losses of approximately $1,150,000 in its fiscal quarter ended March 31, 1998.

5.4 Organization and Ownership of Shares of Material Subsidiaries; Affiliates.

     (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, the jurisdiction of its organization and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries and other than Persons that are Affiliates solely as a consequence of being controlled by one or more Acceptable Control Persons (which Affiliates are unrelated to the business of the Company and its Subsidiaries), and (iii) of the Company's directors and senior officers. All of the Company's Restricted Subsidiaries (other than Keynote) are Guarantors.

     (b) All of the outstanding shares of capital stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

     (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing (to the extent such concept is recognized) in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

     (d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the other Financing Documents, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5 Financial Statements.

The Company has delivered to you and the Other Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6 Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of the Notes and by the Obligors and HIL of the other Financing Documents will not

     (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or HIL under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, bylaws or other constitutive document, or any other material agreement or instrument to which such Obligor or HIL is bound or by which such Obligor or HIL or any of their respective properties may be bound or affected,

     (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or HIL, or

     (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or HIL.

5.7 Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance of the Notes by the Company or the other Financing Documents by the Obligors or HIL (other than the filing of financing and/or continuation statements as contemplated by the Financing Documents).

5.8 Litigation; Observance of Agreements, Statutes and Orders.

     (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Obligors, threatened against or affecting any Obligor or any property of any Obligor in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     (b) No Obligor is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9 Taxes.

The Obligors have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Obligor has established adequate reserves in accordance with GAAP. The Obligors know of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. Other than with respect to a currently on-going Internal Revenue Service audit of one or more of the Obligors (which audit has not been completed), there are no other continuing or open audits with respect to any Obligor.

HIL has filed all Federal income tax returns that are required to have been filed and has paid all such taxes shown to be due and payable on such returns, to the extent such taxes have become due and payable and before they have become delinquent, except for any taxes the amount of which is not individually or in the aggregate Material or the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which HIL has established adequate reserves in accordance with GAAP. HIL knows of no basis for any other Federal income tax that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of HIL in respect of Federal income taxes for all fiscal periods are adequate.

5.10 Title to Property; Leases.

The Obligors have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any Obligor after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11 Licenses, Permits, etc.

Except as disclosed in Schedule 5.11,

     (a) the Obligors possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

     (b) to the best knowledge of the Obligors, no product or practice of any Obligor infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

     (c) to the best knowledge of the Obligors, there is no material violation by any Person of any right of any Obligor with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by such Person which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.12 Pension Plans. Except as disclosed in Schedule 5.12,

     (a) the Company and each ERISA Affiliate have operated and administered each Plan (other than any Multiemployer Plan) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability in the nature of a penalty, excise tax or fine pursuant to Title I of ERISA, any liability under Title IV of ERISA or any liability under sections 4971 through 4980E of the Code, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or pursuant to sections 4971 through 4980E of the Code or pursuant to section 401 (a)(29) or 412 of the Code, other than such liabilities or Liens as would not, individually or in the aggregate, result in a Material Adverse Effect;

     (b) the present value of the aggregate benefit liabilities under all of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of each such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of all such Plans by an amount that is Material. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA;

     (c) the Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material;

     (d) the unfunded expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material;

     (e) the execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you;

     (f) the Multiemployer Plans in respect of which any Obligor or any ERISA Affiliate makes contributions or has any liability or obligation are set forth on Schedule 5.12(f). The Plans constituting "defined benefit plans" (as defined in section (3)(35) of ERISA) are set forth on Schedule 5.12(f).

5.13 Private Offering by the Company.

Neither the Obligors nor HIL nor anyone acting on their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchaser and not more than 1 other Institutional Investor, which has been offered the Notes at a private sale for investment. Neither any of the Obligors nor HIL nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act.

5.14 Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in
Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 20% of the value of the consolidated assets of the Obligors and HIL, and the Obligors and HIL do not have any present intention that margin stock will constitute more than 20% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

5.15 Existing Debt; Future Liens.

     (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Obligors as of December 31, 1997, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Obligors except as described in Schedule 5.15. No Obligor is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of any Obligor, and no event or condition exists with respect to any such Debt of any Obligor that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

     (b) Except as disclosed in Schedule 5.15, no Obligor has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 11.11.

5.16 Foreign Assets Control Regulations, etc.

Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

5.17 Status under Certain Statutes.

Neither any Obligor nor HIL is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Transportation Acts (49 U.S.C.), as amended (which would require any approval or registration of the issuing of Notes or the granting of the Collateral), or the Federal Power Act, as amended.

5.18 Environmental Matters.

No Obligor has knowledge of any claim or has received any written notice of any claim, and no proceeding has been instituted against any Obligor raising any claim against any Obligor or any of its real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

     (a) no Obligor has knowledge of any facts which would give rise to any claim, public or private, against any Obligor of the violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect;

     (b) no Obligor has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner contrary to any Environmental Laws and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

     (c) all buildings on all real properties now owned, leased or operated by any Obligor are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

5.19 Obligors Interdependent.

The Company and the Guarantors are directly dependent upon each other for and in connection with their borrowing activities. Each Guarantor will receive direct and indirect economic, financial and other benefits from the indebtedness incurred hereunder and under the Notes by the Company, and under the Guarantee of each Guarantor, and the incurrence of such indebtedness is in the best interests of the Company and each Guarantor. The Company and the Guarantors have explicitly induced you and the Other Purchaser to purchase the Notes based on and in reliance on the consolidated financial condition of the Company and the Guarantors.

5.20 Other Representations and Warranties.

The representations and warranties of the Company set forth in the other
Financing

Documents are true and correct as of the date of Closing

6. REPRESENTATIONS OF THE PURCHASER.

6.1 Purchase for Investment.

You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds (or commingled pension trust funds) or for the account of one or more "accredited investors" within the meaning of Regulation D under the Securities Act for whom you are acting as investment manager, agent or investment adviser, and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2 Source of Funds.

You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

     (a) the Source is an "insurance company general account" as defined in Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (60 FR 35925, July 12,1995) and in respect thereof you represent that there is no "employee benefit plan" (as defined in section 3(3) of ERISA and section 4975(e)(1) of the Code, treating as a single plan all plans maintained by the same employer or employee organization or affiliate thereof) with respect to which the amount of the general account reserves and liabilities of all contracts held by or on behalf of such plan exceed 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile; or

     (b) if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

     (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer, affiliate of such employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

     (d) (i) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), (ii) no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, (iii) the conditions of Part 1(c) and (g) of the QPAM Exemption are satisfied, (iv) neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in any Obligor or HIL and (v) the identity of such QPAM and the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

     (e) the Source is a governmental plan; or

     (f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (f); or

     (g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

7. INFORMATION AS TO COMPANY.

7.1 Financial and Business Information.

The Company shall deliver to each holder of Notes:

     (a) Quarterly Statements --within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

          (i) consolidated balance sheets of (x) the Company and its Subsidiaries, and (y) the Company and the Restricted Subsidiaries, as at the end of such quarter, and

          (ii) consolidated statements of operations, stockholders' equity and cash flows for (x) the Company and its Subsidiaries, and (y) the Company and the Restricted Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year of the Company, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of Section 7.1 (a)(i)(x) and Section 7.1
          (a)(ii)(x);

     (b) Annual Statements -- within 120 days after the end of each fiscal year of the Company, duplicate copies of

          (i) a consolidated balance sheet of (x) the Company and its Subsidiaries, and (y) the Company and the Restricted Subsidiaries, as at the end of such year, and

          (ii) consolidated statements of operations, stockholders' equity and cash flows of (x) the Company and its Subsidiaries, and (y) the Company and the Restricted Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied

               (A) in the case of the consolidated balance sheet referred to in
               Section 7.1 (b)(i)(x) above and the consolidated statements of operations, stockholders' equity and cash flows referred to in
               Section 7.1 (b)(ii)(x) above, by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and the results of their operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances,

               (B) in the case of the consolidated balance sheet referred to in
               Section 7.1 (b)(i)(y) above and the consolidated statements of operations, stockholders' equity and cash flows referred to in
               Section 7.1 (b)(ii)(y) above, a certificate of a Senior Financial Officer, which certificate shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and the results of their operations and cash flows and have been prepared in conformity with GAAP, and

               (C) by a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 1 4a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause
               (B) above, shall be deemed to satisfy the requirements of Section
               7.1 (b)(i)(x) and Section 7.1 (b)(ii)(x);

     (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

     (d) Notice of Default or Event of Default -- promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

     (e) ERISA Matters -- promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

          (i) with respect to any Plan, any reportable event, as defined in section 4043 of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

          (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

          (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

     (f) Notices from Governmental Authority -- promptly, and in any event within 10 days of receipt thereof by a Responsible Officer, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

     (g) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations under this Agreement, the Other Agreement, the Notes and the other Financing Documents as from time to time may be reasonably requested by any such holder of Notes.

7.2 Officer's Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to
Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer of the Company setting forth: a Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section
11.2 through Section 11.11, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

     (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Obligors and HIL from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Obligors or HIL shall have taken or propose to take with respect thereto.

7.3 Inspection.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

     (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit any one or more of the principal executive offices of the Company, to discuss the affairs, finances and accounts of the Company and the Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

     (b) Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect upon reasonable prior notice to the Company any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested.

8. PREPAYMENT OF THE NOTES.

8.1 Required Prepayments.

On January 2, 2002 and on each January 2 thereafter to and including January 2, 2007, the Company will prepay $2,142,857.15 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.4, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment. On January 2, 2008, all of the Notes then outstanding shall mature and become due and payable.

8.2 Optional Prepayments of Notes with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, but not less than all, of the Notes then outstanding at 100% of the principal amount thereof and accrued interest thereon to the date of prepayment, plus the Make-Whole Amount determined in respect of such date of prepayment. The Company will give each holder of Notes to be prepaid under this Section 8.2 written notice of such optional prepayment not less than 30 days and not more than 60 days prior to the date fixed for such prepayment (which shall be a Business Day). Each such notice shall specify such date, the aggregate principal amount of the Notes held by such holder and to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer of the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Company specifying the calculation of the Make-Whole Amount in respect of such Notes as of the specified prepayment date.

8.3 Allocation of Note Partial Prepayment.

Except as provided in Section 8.4 with respect to payments pursuant to that Section accepted by any holder of Notes, in the case of any partial prepayment of Notes, as required under Section 8.1, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4 Change in Control.

     (a) Notice of Change In Control or Control Event. The Company will, within three Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes (by telecopy transmission and, simultaneously with the sending of such telecopied notice, by sending a copy of such notice to each such holder via an overnight courier of national reputation) unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given previously pursuant to clause (b) of this Section 8.4. If a Change in Control has occurred, such notices shall contain and constitute an offer to prepay Notes as described in clause (c) of this Section 8.4 and shall be accompanied by the certificate described in clause (g) of this Section 8.4. In the case of any such notice containing and constituting such an offer to prepay Notes, if the Company shall not have received a written response to such first notice from each holder of Notes within 10 days after the transmission of such telecopy thereof, then the Company will immediately send a second such written notice via an overnight courier of national reputation to each holder of Notes who shall have not previously responded to the Company.

     (b) Condition to Action. Neither the Company nor any other Obligor nor HIL will take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action the Company shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in clause (c) of this Section 8.4, accompanied by the certificate described in clause (g) of this Section 8.4, and (ii) contemporaneously with such action, the Company prepays all Notes required to be prepaid in accordance with this Section 8.4.

     (c) Offer to Prepay Notes. The offer to prepay Notes contemplated by clauses (a) and (b) of this Section 8.4 shall be a written offer to prepay, in accordance with and subject to this Section 8.4, all, but not less than all, the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "Proposed Prepayment Date"). If such Proposed Prepayment Date is in connection with an offer contemplated by clause (a) of this Section 8.4, such date shall be not less than 30 days and not more than 60 days after the date of the first notice that constitutes an offer to prepay the Notes referred to in clause (a) of this Section 8.4 (if the Proposed Prepayment Date shall not be specified in such first notice, the Proposed Prepayment Date shall be the 30th day after the date of such notice).

     (d) Acceptance, Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance to be delivered to the Company at least 10 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond (by such time) to an offer to prepay made pursuant to this Section 8.4 shall be deemed to constitute an acceptance of such offer by such holder.

     (e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this
     Section 8.4 solely because of the satisfaction of clause (a) or clause (b) of the definition of "Change in Control" in Schedule B shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and Make-Whole Amount determined with respect to such principal amount. Prepayment of the Notes to be prepaid pursuant to this Section 8.4 solely because of the satisfaction of clause
     (c) of the definition of "Change in Control" in Schedule B shall be at 100% of the principal amount of such Notes, at par and without payment of any Make-Whole Amount or any premium, together with interest on such Notes accrued to the date of prepayment. Each such prepayment shall be made on the Proposed Prepayment Date except as provided in clause (f) of this
     Section 8.4.

     (f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by clause (b) and accepted in accordance with clause (d) of this Section 8.4 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment,
     (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.4 in respect of such Change in Control shall be deemed rescinded). In the event that such Change in Control is deferred for 60 or more days after the Proposed Prepayment Date, the offers and acceptances made pursuant to this
     Section 8.4 in respect of such Change in Control shall be deemed rescinded. If any such offers and acceptances are deemed rescinded pursuant to this clause (f), then all requirements of this Section 8.4 (including, without limitation, the requirement to give notice and make offers pursuant to clauses (a) and (b)) with respect to any Change in Control (including, without limitation, with respect to such deferred Change in Control) occurring after such rescission shall be reinstated.

     (g) Officer's Certificate. Each offer to prepay the Notes pursuant to this
     Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.4; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (vi) the calculation of the estimated Make-Whole Amount (if any) due in respect thereof (calculated as if the date of such notice were the date of the prepayment) and setting forth the details of such computation; (v) that the conditions of this Section 8.4 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control. In addition to the foregoing requirement, 2 Business Days prior to any such prepayment (other than a prepayment of the Notes solely pursuant to the satisfaction of clause (c) of the definition of "Change in Control" in Schedule B), the Company shall deliver to each holder of a Note to be prepaid under this Section 8.4 a certificate of a Senior Financial Officer of the Company specifying the calculation of the Make-Whole Amount in respect of such Notes as of the specified prepayment date and setting forth the details of such computation.

8.5 Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each such Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6 Purchase of Notes.

The Company will not and will not permit any Subsidiary to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Subsidiary pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7 Make-Whole Amount.

The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings: "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or Section 8.4 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

"Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

"Reinvestment Yield" means, with respect to the Called Principal of any Note, the sum of (a) 0.50% per annum plus (b) the yield to maturity implied by (I) the yields reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Dow Jones Market Service (or such other display as may replace Page 678 on Dow Jones Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.1 5
(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (1) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between (A) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (B) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

"Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying

(i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

"Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.4 or 13.1.

"Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or
Section 8.4 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

9. INTEREST ON THE NOTES.

Interest (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on the unpaid principal balance of the Notes at 7.05% per annum from the date of each Note, and shall be payable to the holders thereof semi-annually, on January 2 and July 2 in each year, commencing with the later of July 2,1998 and the payment date next succeeding the date of such Note, until the principal thereof shall have become due and payable, and, to the extent permitted by law in respect of any Note, on any overdue payment of principal, any overdue payment of interest and any overdue payment of Make-Whole Amount with respect thereto, payable, on demand, at a rate per annum equal to the Default Rate.

10. AFFIRMATIVE COVENANTS.

For so long as any of the Notes are outstanding, each Obligor covenants as set forth below:

10.1 Compliance with Law.

The Company will and will cause each of its Restricted Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failure to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, provided that nothing in this Section 10.1 shall affect or reduce the obligations of the Company under section 3R of the Security Agreements with respect to the Collateral.

10.2 Insurance.

The Company will and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, provided that nothing in this Section 10.2 shall affect or reduce the obligations of the Company under section 3D of the Security Agreements with respect to the Collateral.

The Company will obtain and maintain in full force and effect for so long as any Notes are outstanding a key-person life insurance policy (the "Key-Person Policy") in an amount not less than $5,000,000 on the life of Mr. Ludwig Kuttner. The insurer and the form of the Key-Person Policy shall be reasonably satisfactory to the Required Holders. The Company shall pay all premiums in respect of the Key-Person Policy and shall deliver a copy of the Key-Person Policy and all endorsements and riders thereto to the Collateral Agent. Except as may be provided for in the lntercreditor Agreement, the Collateral Agent shall have the sole right

     (a) to collect from the insurer under the Key-Person Policy the proceeds of such policy upon the death of Mr. Kuttner,

     (b) to surrender said policy and receive the surrender value thereof,

     (c) to collect and receive all distributions, shares of surplus, dividends, deposits or other similar payments in respect of the Key-Person Policy, provided that for so long as the Company shall not be in default hereunder, under any of the other Financing Documents or under the Credit Agreement, such distributions, shares, dividends, deposits and payments shall be paid to, or retained by, the Company, as the case may be,

     (d) to exercise any options under the Key-Person Policy,

     (e) to designate and change the beneficiary in respect of the Key-Person Policy and

     (f) to elect any optional mode of settlement permitted by the Key-Person Policy.

The Company shall execute a form of life insurance policy assignment acceptable to the insurer under the Key-Person Policy pursuant to which the Key-Person Policy shall be assigned to the Collateral Agent on behalf of the holders of Notes; if requested by the Collateral Agent, the Company shall cause the sole named beneficiary of the Key-Person Policy to be the Collateral Agent. Any such assignment notwithstanding, the Company shall continue to be obligated to perform its undertakings in this Section 10.2. In order to induce you to accept the Company's undertaking in respect of obtaining and maintaining a Key-Person Policy, the Company hereby represents and warrants to you that it is not aware of any reason why a Key-Person Policy in respect of him would not be issued.

If, at the time of receipt of proceeds in respect of the Key-Person Policy, an Actionable Event of Default shall exist under, and as defined in, the Intercreditor Agreement and enforcement and/or foreclosure actions are being or will be undertaken in respect of the Collateral, the proceeds of the Key-Person Policy shall be paid and distributed by the Collateral Agent as provided for in
Section 3 of the lntercreditor Agreement.

If, at the time of receipt of proceeds in respect of the Key-Person Policy, the lntercreditor Agreement shall no longer be in effect and an Event of Default shall exist hereunder and enforcement and/or foreclosure actions are being or will be undertaken in respect of the Collateral, the proceeds of the Key-Person Policy shall be applied by the Collateral Agent to the obligations hereunder and under the other Financing Documents.

If, at the time of receipt of proceeds in respect of the Key-Person Policy, there shall be in existence no Actionable Event of Default (as defined above) or Event of Default in respect of which enforcement and/or foreclosure actions are being or Will be undertaken with respect to the Collateral, the proceeds of the Key-Person Policy shall be paid by the Collateral Agent (or, if for any reason whatsoever, received by the Company or any other Obligor, by the Company or such Obligor) to the banks under the Credit Agreement and the holders of Notes as follows:

     (1) in the case of each bank under the Credit Agreement, the portion of such proceeds equal to the ratio that the aggregate principal amount outstanding at such time under the Credit Agreement and owing to such bank bears to the total of the aggregate principal amount outstanding at such time and owing to all banks under the Credit Agreement plus the aggregate principal amount of all Notes then outstanding, or

     (2) in the case of each holder of Notes that shall have exercised its rights under Section 8.4 in respect of the death of Mr. Kuttner prior to the receipt of such proceeds or after the receipt of such proceeds if such exercise after such receipt is in accordance with the requirements set forth in Section 8.4, the lesser of (i) the amount otherwise payable to such holder under Section 8.4 and (ii) the portion of such proceeds equal to the ratio that the aggregate principal amount outstanding at such time of the Notes of such holder bears to the total of the aggregate principal amount outstanding at such time and owing to all banks under the Credit Agreement plus the aggregate principal amount of all Notes then outstanding.

To the extent that any holder of Notes shall have exercised its rights under
Section 8.4 in respect of the death of Mr. Kuttner and the proceeds distributed to such holder under clause (2) above are sufficient to fully pay all obligations of the Company in respect thereof, nothing contained in this Section
10.2 shall limit or restrict the obligations of the Company to make all payments in respect thereof required by Section 8.4. The collateral Agent may make all payments to the banks provided for above to the agent for the banks under the Credit Agreement. the Company shall cooperate with the collateral Agent in connection with any payments under this Section 10.3. To the extent that proceeds from the Key-Person Policy shall not have been paid to the banks and/or any one or more holders of Notes and are not subject to distribution under
Section 3 of the Intercreditor Agreement, they shall be paid by the Collateral

Agent to the Company free and clear of any Lien created by any Financing
Document.

10.3 Maintenance of Properties.

The Company will and will cause each of its Restricted Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that his Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Anything continued in this Section 10.3 to the contrary notwithstanding, nothing in this Section 10.3 shall affect or reduce the obligations of the Company under
Section 3E of the Security Agreements with respect to the Collaterals.

10.4 Payment of Taxes and Claims.

The Company will and will cause each of its Restricted Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary (including, without limitation, mechanic's liens or other similar construction liens), provided that neither the Company nor any Restricted Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (b) the nonpayment of all such taxes and assessments and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

10.5 Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 11.2 and Section 11.9, each Guarantor will at all times preserve and keep in full force and effect its respective corporate existence.

10.6 Pari Passu Obligations.

The Company covenants that its obligations under the Notes and the other Financing Documents do and will rank at least pari passu in right of payment with all its other present and future secured and unsubordinated Debt. Each Guarantor covenants that its obligations under the Guarantee do and will rank at least pari passu in right of payment with all its other present and future secured and unsubordinated Debt.

10.7 Guaranties of Subsidiaries.

     (a) Additional Subsidiaries as Guarantors. If the Company or any Restricted Subsidiary creates or otherwise acquires any Subsidiary at any time after the date of Closing (or if the book investment of the Obligors and HIL in Keynote reaches or exceeds $100,000), the Company shall promptly (and in any event within 30 days) cause such Subsidiary to become a Guarantor hereunder and under the Other Agreement by delivering to each holder of Notes an instrument referring to this Agreement and the Other Agreement wherein such Subsidiary agrees to be bound by all of the terms and conditions applicable to a "Guarantor" under this Agreement and the Other Agreement as of the date thereof, which instrument shall be substantially in the form of Exhibit 10.7. In connection with the delivery of such instrument, the Company shall also deliver the following to each of the holders of Notes:

          (i) a certificate of the secretary or assistant secretary of such Subsidiary certifying the names and true signatures of the officers of such Subsidiary authorized to execute such instrument and the proper adoption of a resolution of the board of directors or stockholders of such Subsidiary approving the execution, delivery and performance of such instrument; and

          (ii) a certificate executed by a Senior Financial Officer of the Company, dated as of the date of such instrument, stating that (x) except as to such exceptions as shall be set forth in writing therein, the representations and warranties contained in Section 5 are true and correct on and as of the date of such instrument to the extent such representations and warranties are applicable to such Subsidiary as a "Guarantor" or "Obligor" hereunder and (y) no Default or Event of Default exists as of the date of such instrument, and shall pledge to the Collateral Agent on behalf of the holders of Notes all of the stock of such Subsidiary, which stock shall also be made subject to the terms and provisions of the appropriate Pledge Agreement and the lntercreditor Agreement, and shall cause such Subsidiary to execute and deliver to the Collateral Agent on behalf of the holders of Notes a Guarantor's Security Agreement and a Guarantor's Pledge Agreement and to make all necessary filings and registrations in respect thereof.

     (b) Release of Guarantees of Subsidiaries. If, with respect to any Subsidiary that is a Guarantor, all of the Company's and any Restricted Subsidiary's capital stock or other equity ownership interests in such Guarantor is Transferred in accordance with the requirements of Section 11.9, then the Company may elect to cause the withdrawal of the Guarantee of such Guarantor hereunder and under the Other Agreement. Such election shall be exercised by a Senior Financial Officer of the Company informing, in writing, each holder of Notes of such election, certifying in such writing that the requirements of this Section 10.7 have been satisfied, that no Default or Event of Default exists and that the investment grade rating of the Notes has been confirmed by any nationally recognized credit rating agency or the Securities Valuation Office of the National Association of Insurance Commissioners after giving effect to such withdrawal. Thereafter, the Guarantee of such Guarantor shall be null and void and without effect and such Guarantor shall no longer be, or be deemed to be, a party to this Agreement or any of the Other Agreement or to any other Financing Document to which it is a party, provided that, if the aforesaid requirements under this Section 10.7(b) shall not have been satisfied or any of the aforesaid certifications are not true, then the Guarantee of such Guarantor shall continue in full force and effect and such Guarantor shall continue to be a party hereto and to the Other Agreement and such other Financing Documents notwithstanding the delivery of such writing by the Company to each of the holders of Notes until all of such requirements shall have been satisfied.

10.8 Year 2000.

Any reprogramming required to permit the proper functioning, in and following the year 2000, of (a) the Company's and the Subsidiaries' computer systems and
(b) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Company's and the Subsidiaries' systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed in a timely manner and as soon as practicable. The cost to the Company and the Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Company and the Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in an Event of Default or otherwise reasonably be expected to have a Material Adverse Effect. Except as such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Company and the Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Company and the Subsidiaries to conduct their business without the reasonable likelihood of a Material Adverse Effect as a result thereof.

10A. AFFIRMATIVE COVENANTS.

For so long as any of the Notes are outstanding, HIL covenants as set forth below:

10A.1 Compliance with Law.

HIL will use its best efforts to, and will cause each of its subsidiaries to use their respective best efforts to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will use their respective best efforts to obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failure to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10A.2 Insurance.

NIL will use its best efforts to, and will cause each of its subsidiaries to use their respective best efforts to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

10A.3 Maintenance of Properties.

HIL will use its best efforts to, and will cause each of its subsidiaries to use their respective best efforts to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and -condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times.

10A.4 Payment of Taxes and Claims.

HIL will use its best efforts to, and will cause each of Its subsidiaries to use their respective best efforts to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a lien on properties or assets of NIL or any of Its subsidiaries, provided that neither HIL nor such subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by HIL or such subsidiary on a timely basis in good faith and in appropriate proceedings, and NIL or such subsidiary has established adequate reserves therefor in accordance with GMP on the books of HIL or such subsidiary or (b) the nonpayment of all such taxes and assessments and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

11. NEGATIVE COVENANTS.

For so long as any of the Notes are outstanding, each Obligor covenants as set forth below:

11.1 Transactions With Affiliates.

The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or a Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate and except that the Company may make loans and provide equity capital to HIL from time to time pursuant to the reasonable requirements of HIL's and the Company's businesses and upon such terms as the Board of Directors have determined, in good faith, are appropriate and in the best interests of HIL and the Company.

11.2 Merger, Consolidation, etc.

     (a) The Company will not and will not permit any of its Restricted Subsidiaries to consolidate, amalgamate or merge with or into any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person (except that (x) any Restricted Subsidiary may consolidate or merge with or into, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transaction to, the Company or any Wholly-Owned Restricted Subsidiary and (y) any Restricted Subsidiary may convey, transfer or lease all or substantially all of its assets if permitted pursuant to Section 11.9(a)(iv) or (v)), provided that the foregoing restrictions do not apply to the consolidation or merger of the Company with or into, or the conveyance, transfer or lease of all or substantially all of the assets of the Company in a single transaction or series of transactions to, any person so long as:

          (i) The successor formed by such consolidation or the survivor or such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (as used in this Section 11.2(a), the "Successor Company"), shall be a solvent corporation organized and existing under the laws of the United States of America or any State thereof (including, without limitation, the District of Columbia);

          (ii) if the Company is not the successor Company, such Successor Company shall have executed and delivered to each holder of any Noes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Other Agreement, the Notes and the other Financing Documents to which the Company is subject and shall have caused to be delivered to each holder of any Notes an opinion of independent counsel reasonably satisfactory to the Required Holders to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and that all actions, filings and registrations have been undertaken and effected in order to continue the perfection and priority of the Liens and security interests of the Collateral Agent on behalf of the holders of Notes in and to the Collateral and the Pledged Stock Collateral;

          (iii) each Guarantor shall have confirmed to each holder of Notes, in writing, its Guarantee and its other obligations hereunder, under the Other Agreement and under the other Financing Documents to which it is a party and shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that such confirmation is effective, such Guarantee continues in full force and effect and that all actions, filings and registrations have been undertaken and effected in order to continue the perfection and priority of the Liens and security interests granted by such Guarantor, if any, to the Collateral Agent on behalf of the holders of Notes in and to the Collateral and the Pledged Stock Collateral;

          (iv) immediately after giving effect to such transaction, no Default or Event of Default would exist; and

          (v) immediately after giving effect to such transaction, the investment grade rating of the Notes shall have been confirmed by any nationally recognized credit rating agency or the Securities Valuation Office of the National Association of Insurance Commissioners.

     (b) Except as expressly provided in Section 10.7(b), no such conveyance, transfer or lease of all or substantially all of the assets of any Guarantor under this Section 11.2 shall have the effect of releasing such Guarantor from its liability under this Agreement, the Other Agreement, the Notes and the other Financing Documents to which it is a party.

11.3 Consolidated Tangible Net Worth.

The Company will not at any time permit Consolidated Tangible Net Worth, determined as of the end of the fiscal quarter of the Company then most recently ended, to be less than the sum of

     (a) $34,000,000, plus

     (b) the sum of the Fiscal Year Net Worth Increase Amounts for all fiscal years of the Company the last day of which occurred during the period beginning January 1, 1998 and ending at such time.

As used in Section 11.3, "Fiscal Year Net Worth Increase Amount" means, for any fiscal year of the Company, the greater of

          (i) 50% of Consolidated Net Income for such fiscal year and

          (ii) $0.

11.4 Average Current Ratio.

The Company will not at any time permit the Average Current Ratio, determined at such time, to be less than 1.75 to 1.0.

11.5 Fixed Charge Coverage.

The Company will not at any time permit the ratio of

     (a) Consolidated Income Available for Fixed Charges for the period of 4 consecutive fiscal quarters of the Company then most recently ended to

     (b) Consolidated Fixed Charges for such period to be less than 2.5 to 1.0.

11.6 Funded Debt to Capitalization.

The Company will not at any time permit the ratio of

     (a) Consolidated Funded Debt at such time to

     (b) Consolidated Total Capitalization at such time to exceed .45 to 1.0.

11.7 Current Debt.

The Company will not and will not permit any Restricted Subsidiary to have outstanding or in any other manner be liable in respect of any Current Debt of the type described in clause (a) of the definition of "Debt" (excluding, in any case, from such Debt the Current Maturities of Funded Debt) unless during the period of 12 consecutive calendar months then most recently ended there shall have been a period of at least 45 consecutive days during which no Consolidated Current Debt of the type described in clause (a) of the definition of "Debt" (excluding, in any case, from such Debt the Current Maturities of Funded Debt) shall have been outstanding on each day of such period.

11.8 Restricted Subsidiary Debt.

The Company will not permit any Restricted Subsidiary to have outstanding or in any other manner be liable in respect of any Debt other than Permitted Restricted Subsidiary Debt.

11.9 Sale of Assets, etc.

     (a) Subject to the penultimate paragraph of this clause (a), the Company will not and will not permit any of its Restricted Subsidiaries to make any Transfer, provided that the foregoing restriction does not apply to a Transfer if:

          (i) the property that is the subject of such Transfer constitutes (A) inventory, (B) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company and the Restricted Subsidiaries or that is obsolete or (C) checks, drafts, money orders or other instruments with respect to accounts receivable that are to be collected in the ordinary course of business, and, in each case, such Transfer is in the ordinary course of business;

          (ii) such Transfer is (A) from a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary or (B) from the Company to a Wholly-Owned Restricted Subsidiary;

          (iii) such Transfer is subject to Section 11.2 and satisfies the requirements thereof; or

          (iv) such Transfer is not a Transfer described in clause (i) through clause (iii) above, and all of the following conditions shall have been satisfied with respect to such Transfer (each such Transfer is referred to as a "Basket Transfer"):

               (A) in the good faith opinion of the Board of Directors of the Company, the Transfer is in exchange for consideration with a Fair Market Value at least equal to the greater of book value or the Fair Market Value of the property exchanged, is in the best interests of the Company and the Restricted Subsidiaries, and is not detrimental to the interests of the holders of Notes,

               (B) immediately after giving effect to such transaction no Default or Event of Default would exist, and

               (C) immediately after giving effect to such Transfer,

                    (I) the book value of all property that was the subject of any Basket Transfer occurring during the period beginning with the date that is 12 calendar months preceding the first day of the month in which such Basket Transfer occurred and ending on the date of such Basket Transfer does not exceed 10% of Consolidated Tangible Net Assets determined as of the end of the then most recently fiscal year of the Company ended prior to such period, and

                    (II) the Operating Income Contribution Percentage of all property that was the subject of any Basket Transfer occurring during the period beginning with the date that is 12 calendar months preceding the first day of the month in which such Basket Transfer occurred and ending on the date of such Basket Transfer does not exceed 10%.

For purposes of determining the book value of any property that is the subject of a Transfer, such book value shall be the book value of such property, as determined in accordance with GAAP, at the time of the consummation of such Transfer, provided that, in the case of a Transfer of any capital stock or other equity interests of a Subsidiary, as provided in Section 11.9(b), the book value thereof shall be deemed to be an amount equal to

     (X) the difference (determined after eliminating all intercompany transactions, assets and liabilities in accordance with GAAP) of

          (1) the book value of the total assets of such Subsidiary less

          (2) the liabilities of such Subsidiary times

     (Y) a percentage that is equal to the percentage of total equity interests of such Subsidiary attributable to the capital stock or other equity interest being so Transferred.

          (b) Transfers of Restricted Subsidiary Stock. The Company will not and will not permit any Restricted Subsidiary to Transfer any shares of the stock (or any warrants, rights or options to purchase stock or other securities exchangeable for or convertible into stock) of a Restricted Subsidiary (such stock, warrants, rights, options and other securities herein called "Restricted Subsidiary Stock"), nor will any Restricted Subsidiary issue, sell or otherwise dispose of any shares of its own Restricted Subsidiary Stock, provided that the foregoing restrictions do not apply to:

               (i) the issuance by a Restricted Subsidiary of shares of its own Restricted Subsidiary Stock to the Company or a Wholly-Owned Restricted Subsidiary;

               (ii) Transfers by the Company or a Restricted Subsidiary of shares of Restricted Subsidiary Stock to the Company or to a Wholly-Owned Restricted Subsidiary;

               (iii) the issuance by a Restricted Subsidiary of directors' qualifying shares or the issuance of Glamourette of its Exempt Preferred Stock to its officers, directors and employees; and

               (iv) the Transfer of all of the Restricted Subsidiary Stock of a Restricted Subsidiary owned by the Company and the other Restricted Subsidiaries if:

                    (A) such Transfer satisfies the requirements of Section 11.9(a)(iv) hereof;

                    (B) in connection with such Transfer the entire Investment (whether represented by stock, Debt, claims or otherwise but excluding any reserves or escrows for customary purposes established in connection with such Transfer) of the Company and the other Restricted Subsidiaries in such Restricted Subsidiary is Transferred to a Person other than the Company or a Restricted Subsidiary not being simultaneously disposed of;

                    (C) the Restricted Subsidiary being disposed of has no continuing Investment in any other Restricted Subsidiary not being simultaneously disposed of or in the Company; and

                    (D) immediately after the consummation of such Transfer, and after giving effect thereto, no Default or Event of Default would exist.

11.10 Restricted Payments and Restricted Investments.

     (a) The Company will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment or make any Restricted Investment unless:

          (i) immediately after, and after giving effect to, such Restricted Payment or such Restricted Investment, the aggregate amount of (y) all Restricted Payments declared or made after December 31, 1997 and (z) all Restricted Investments at such time would not exceed the sum of

               (A) Eight Million Dollars ($8,000,000), plus

               (B) 50% (or 100% in the case of a deficit) of Full Consolidated Net Income for the period commencing on and including January 1, 1998 and ending on and including the date such Restricted Payment is declared or made or such Restricted Investment is made, plus

               (C) the aggregate amount of net cash proceeds received by the Company from the sale of capital stock of the Company after December 31,1997; and

                    (ii) at the time of such declaration and immediately before, and after giving effect to, such Restricted Payment or such Restricted Investment, no Default or Event of Default exists or would exist.

     (b) Notwithstanding the limitations set forth in clause (a) hereof, the Company may make one or more Investments in any one or more Unrestricted Subsidiaries after December 31, 1997, in an aggregate amount in respect of all Unrestricted Subsidiaries not in excess of $10,000,000, so long as immediately before, and after giving effect to, such Investment, no Default or Event of Default exists or would exist. For the avoidance of doubt, any such Investment in any Unrestricted Subsidiary permitted by this clause (b) shall constitute a "Restricted Investment" for purposes of this Agreement and the Other Agreement and the amount of which shall be included in determining compliance with clause (a) upon the declaration or making of any Restricted Payment or the making of any other Restricted Investment (other than an Investment in any Unrestricted Subsidiary permitted by this clause (b)).

     (c) Notwithstanding the limitations set forth in clause (a) above, Glamourette may pay cash dividends on its Exempt Preferred Stock outstanding from time to time and may redeem, retire, purchase or otherwise acquire shares of its Exempt Preferred Stock from time to time. For the avoidance of doubt, such payments and transactions relating to Exempt Preferred Stock shall not constitute "Restricted Payments" for purposes of this Agreement and the amounts thereof shall not be included in determining compliance with clause (a) above for any purpose. The permissions granted under this clause (c) are subject to the limitation that no more than 1,000 shares of Exempt Preferred Stock shall be issued and outstanding at any one time, the issuance of Exempt Preferred Stock is solely to employees, managers or directors of Glamourette, the maximum annual cash dividend payable in respect of such Exempt Preferred Stock is $62 per share and the redemption, retirement, purchase or other acquisition of Exempt Preferred Stock by Glamourette is in connection with the resignation or termination of employment, death or retirement of any such employee, manager or director and is at a price which is fair and reasonable in the reasonable opinion of the Company.

11.11 Liens.

     (a) Negative Pledge. Subject to Section 11.11(d) hereof as to the Collateral and the Pledged Stock Collateral, the Company will not, and will not permit any Restricted Subsidiary to, cause or permit to exist, or agree or consent to cause or permit to exist in the future (upon the happening of a contingency or otherwise), on any of their property, whether now owned or hereafter acquired, any Lien except:

          (i) (A) Liens for taxes, assessments or other governmental charges the payment of which is not at the time required by Section 10.4, and

               (B) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, inventory suppliers and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by Section 10.4;

          (ii) Liens (A) arising from judicial attachments and judgments, (B) securing appeal bonds or supersedeas bonds, and (C) arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose), provided that (1) the execution or other enforcement of such Liens is effectively stayed, (2) the claims secured thereby are being actively contested in good faith and by appropriate proceedings, (3) adequate book reserves shall have been established and maintained and shall exist with respect thereto, in accordance with GAAP, and (4) the aggregate amount so secured shall not at any time exceed $500,000

          (iii) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits or to obtain letters of credit in connection therewith, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts, leases and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, and which Liens do not, in the aggregate, materially impair the use of the property subject thereto in the operation of the business of the Company and the Restricted Subsidiaries or the value of such property for the purposes of such business;

          (iv) leases or subleases granted to others, easements, rights-of-way, restrictions, zoning restrictions, governmental restrictions in respect of any property or property right or franchise of the Company or any Restricted Subsidiary and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any Restricted Subsidiary, taken as a whole, provided that such charges and encumbrances do not, in the aggregate, materially detract from the value of such property;

          (v) Liens created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company or any Restricted Subsidiary, provided that all of the following conditions are satisfied:

               (A) any such Lien shall extend solely to the item or items of such property (or improvements thereon) or proceeds thereof so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvements thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvements thereon) or which is real property being improved by such acquired or constructed property (or improvements thereon),

               (B) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the cost to the Company or such Restricted Subsidiary of the properties (or improvements thereon) so acquired or constructed,

               (C) after giving effect to the incurrence or assumption of such Debt secured by such Lien, no Default or Event of Default shall exist, and

               (D) any such Lien shall be created contemporaneously with, or within 365 days after, the acquisition or construction of such property;

          (vi) Liens existing on property of a Person immediately prior to its being consolidated with or merged into the Company or any Restricted Subsidiary or its becoming a Restricted Subsidiary, or any Lien existing on any property acquired by the Company or any Restricted Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that

               (A) no such Lien shall have been created or assumed as part of such consolidation or merger or such Person's becoming a Restricted Subsidiary or such acquisition of property,

               (B) each such Lien shall extend solely to the item or items of property so acquired and proceeds thereof and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property,

               (C) after giving effect to such consolidation, merger or acquisition, no Default or Event of Default shall exist, and

               (D) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of book value or Fair Market Value (as determined in good faith by the Board of Directors of the Company) of such property (or improvements thereon) at the time of such consolidation, merger, becoming a Subsidiary or acquisition;

          (vii) Liens securing obligations under the Credit Agreement and related agreements (provided that the Notes are secured ratably by the related collateral securing such obligations as contemplated by the Intercreditor Agreement), Liens securing Permitted Restricted Subsidiary Debt described in clause (d) of the definition thereof and Liens securing Permitted Restricted Subsidiary Debt described in clause (e) of the definition thereof to the extent, but only to the extent, that such Liens encumber inventory and secure unpaid letter of credit reimbursement obligations referred to in such clause;

          (viii) Liens in existence on the Closing Date securing other Debt of the Company and the Restricted Subsidiaries, provided that such Liens are described on Schedule 11.11;

          (ix) Liens on property or assets of the Company or any Restricted Subsidiary securing Debt of the Company owing to any Wholly-Owned Restricted Subsidiary or securing Debt of any Restricted Subsidiary owing to the Company or any other Wholly-Owned Restricted Subsidiary;

          (x) Liens renewing, extending or replacing Liens permitted by clauses
          (v), (vi), (vii) or (viii), provided that all of the following conditions are satisfied:

               (A) no such new Lien shall extend to any property of the Company and the Restricted Subsidiaries other than property already encumbered by an existing Lien being so renewed, extended or replaced, and

               (B) the principal amount of the underlying obligation secured by such existing Lien outstanding at the time of such renewal, extension or replacement shall not be increased in connection with such renewal, extension or replacement and the average life thereof shall not be reduced;

          (xi) Liens (other than Liens permitted under clause (i) through clause
          (x) above) securing any Debt of the Company, which Debt, as of the date of the creation of such Lien, together with the aggregate principal amount of Debt outstanding at such time secured by Liens permitted by clause (v), clause (vi), clause (vii), clause (viii) and clause (x) of this Section 11.11, does not exceed the applicable percentage of Consolidated Tangible Net Worth determined with respect to such time as set forth in the table immediately below: the Applicable Percentage of Consolidated Tangible Net If such time is:
          Worth is: On or prior to December 31, 1999 20% After December 31, 1999 and on or prior to December 31, 2000 19% After December 31, 2000 and on or prior to December 31, 2001 18% After December 31, 2001 and on or prior to December 31, 2002 17% After December 31, 2002 and on or prior to December 31, 2003 16% After December 31, 2003 15%and provided that immediately after giving effect to the incurrence or assumption of such Debt no Default or Event of Default shall exist.

     (b) Equal and Ratable Lien; Equitable Lien. In case any property shall be subjected to a Lien in violation of this Section 11.11, the Company will forthwith make or cause to be made, to the fullest extent permitted by applicable law, provision whereby the Notes and the Guarantee, as the case may be, will be secured equally and ratably with all other obligations secured thereby pursuant to such agreements and instruments as shall be approved by the Required Holders, and the Company will cause to be delivered to each holder of a Note an opinion, satisfactory in form and substance to the Required Holders, of independent counsel to the effect that such agreements and instruments are enforceable in accordance with their terms, and in any such case the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of Notes may be entitled thereto under applicable law, of an equitable Lien on such property securing the Notes. A violation of this Section 11.11 will constitute an Event of Default, whether or not any such provision is made pursuant to this Section 11.11(b).

     (c) Financing Statements. The Company will not, and will not permit any Restricted Subsidiary to, sign or file a financing statement under the Uniform Commercial Code of any jurisdiction that names the Company or such Restricted Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect or protect a security interest that the Company or such Restricted Subsidiary is entitled to create, assume or incur, or permit to exist, under the foregoing provisions of this Section 11.11 or to evidence for informational purposes a lessor's interest in property leased to the Company or any such Restricted Subsidiary or to evidence any Transfer of an asset for which such filing is appropriate.

     (d) Collateral Anything contained to the contrary in this Section 11.11 notwithstanding, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property that at such time constitutes Collateral or Pledged Stock Collateral, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive such income or profits, provided that the foregoing restriction and limitation shall not apply to:

          (i) Liens created with respect to the Collateral and/or the Pledged Stock Collateral pursuant to the Financing Documents;

          (ii) Liens securing obligations under the Credit Agreement and related agreements; and

          (iii) Liens that would be permitted to exist under Section 11 .11
          (a)(i) or Section 11.11 (a)(ii) hereof

11.12 Line of Business.

The Company will not and will not permit any Restricted Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and the Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and the Restricted Subsidiaries, taken as a whole, are engaged on the date of the Closing.

12. EVENTS OF DEFAULT.

An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

     (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; of

     (b) the Company defaults in the payment of any interest on any Note for more than 5 days after the same becomes due and payable; or

     (c) any Obligor defaults in the performance of or compliance with any term contained in any of Section 11.2 through Section 11.11, inclusive, or
     Section 7.1(d); or

     (d) any Obligor defaults in the performance of or compliance with any term contained herein, in the Other Agreement or in any other Financing Document (other than those referred to in paragraphs (a), (b), (c) or (k) of this Section 12) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 12), unless such default is capable of being cured but shall have not been cured (notwithstanding diligent efforts with respect thereto) within such period, in which case such period shall be extended for an additional 60 days, upon receipt by the Required Holders of a written request from the Company in respect thereof, provided that all cure efforts in respect thereof have been and are being diligently pursued; failure to cure any such default by the end of such extended period shall, in any case, be an Event of Default under this clause (d); or

     (e) (i) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement, the Other Agreement, in any other Financing Document or in any writing furnished in connection with the transactions contemplated hereby or thereby (including, without limitation, in any instrument delivered pursuant to Section 10.7) proves to have been false or incorrect in any material respect on the date as of which made or (ii) any representation or warranty made in writing by or on behalf of HIL or by any officer of HIL in this Agreement or the Other Agreement or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

     (f) (i) any Obligor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt (other than Debt under this Agreement, the Other Agreement and the Notes) beyond any period of grace provided with respect thereto, that individually or together with such other Debt as to which any such failure exists has an aggregate outstanding principal amount of at least $500,000, or (ii) any Obligor is in default in the performance of or compliance with any term of any evidence of any Debt (other than indebtedness under this Agreement, the Other Agreement and the Notes), that individually or together with such other Debt as to which any such failure exists has an aggregate outstanding principal amount of at least $500,000, or of compliance with any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or

     (g) any Obligor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

     (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by any Obligor, a custodian, receiver, trustee or other officer with similar powers with respect to such Obligor or with respect to any substantial part of the property of such Obligor, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Obligor, or any such petition shall be filed against such Obligor and such petition shall not be dismissed within 60 days; or

     (i) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against any one or more of the Obligors and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

     (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or section 412 of the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code,

          (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,

          (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001 (a)(1 8) of ERISA) under all Plans subject to Title IV of ERISA, determined in accordance with Title IV of ERISA, shall exceed $1,000,000,

          (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability in the nature of a penalty, excise tax or fine pursuant to Title I of ERISA, any liability under Title IV of ERISA or any liability under section 4971 through section 4980E of the Code,

          (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or

          (vi) the Company or any Restricted Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that, on and after the date of Closing, would in the aggregate increase the liability of the Company or such Restricted Subsidiary thereunder by more than $500,000; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; as used in this Section 12(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in section 3 of ERISA; or

     (k) the Guarantee in respect of any Guarantor or any provision thereof shall cease to be in full force or effect except as otherwise provided herein, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such Guarantee, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed pursuant to Section 23; or

     (l) any Financing Document creating or granting a security interest or Lien in and to the Collateral and/or the Pledged Stock Collateral in favor of the Collateral Agent shall cease to be in full force and effect, except as otherwise permitted or provided for under the terms of the Financing Documents, or the Company shall deny or disaffirm the validity of any such security interest or Lien; or

     (m) The Chase Manhattan Bank or any other agent under the Credit Agreement shall commence any enforcement proceedings or actions in respect of the Collateral and/or the Pledged Stock Collateral except to the extent permitted under the lntercreditor Agreement.

13. REMEDIES ON DEFAULT, ETC.

13.1 Acceleration.

     (a) If an Event of Default with respect to the Company described in paragraph (g) or paragraph (h) of Section 12 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause
     (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

     (b) If any other Event of Default has occurred and is continuing, any holder or holders of 33 and 1/3% or more in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

     (c) If any Event of Default described in paragraph (a) or (b) of Section 12 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in such Note free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that such Note is prepaid or is accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

13.2 Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. The holders of Notes shall have all of the rights and remedies in favor of, or for the benefit of, such holders under the Security Agreements, the Pledge Agreements and the other Financing Documents in respect of the Collateral and/or the Pledged Stock Collateral, it being expressly understood that no such right or remedy is intended to be exclusive of any other right or remedy; but each and every right and remedy shall be cumulative and shall be in addition to every other right and remedy given herein, in any other Financing Document or now or hereafter existing at law or in equity or by statute or otherwise, and may be exercised, or caused to be exercised, from time to time as is provided in the Security Agreements, the Pledge Agreements and such other Financing Documents.

13.3 Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or clause (c) of Section 13.1, the holders of 66 and 2/3% or more in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal due and payable on any Notes other than by reason of such declaration, and all interest on such overdue principal, if any, and any Make-Whole Amount that is due and payable in respect of the Notes other than by reason of such declaration and any interest thereon and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the applicable Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4 No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

14. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1 Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2 Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

14.3 Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, you or the Other Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

     (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15. PAYMENTS ON NOTES.

15.1 Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Anderson, South Carolina at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either a principal office of the Company in the United States of America or a principal office of a bank or trust company in the United States of America.

15.2 Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this
Section 15.2.

16. EXPENSES, ETC.

16.1 Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel and the $1,500 registration fee payable to the Securities Valuation Office of the National Association of Insurance Commissioners in connection with the registration of this transaction with such Office) incurred by you and the Other Purchaser or any holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Obligors will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

16.2 Survival.

The obligations of the Obligors under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any other Financing Document and the termination of this Agreement or any other Financing Document.

17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Obligors or HIL pursuant to this Agreement shall be deemed representations and warranties of the Obligors or HIL, as the case may be, under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Obligors and HIL and supersede all prior agreements and understandings relating to the subject matter hereof.

18. AMENDMENT AND WAIVER.

18.1 Requirements.

This Agreement, the Notes and the other Financing Documents may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that

     (a) no amendment or waiver of any of the provisions of any of Sections 1, 2, 3, 4, 5, 6,15.2 and 22, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and

     (b) no amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver hereunder or under any of the Financing Documents, (iii) release any of the Collateral and/or the Pledged Stock Collateral except as expressly provided for in the Security Agreements, the Pledge Agreements or lntercreditor Agreement, (iv) change the Collateral Agent or (v) amend any of Sections 8,12,13,18, 21 and 23.

18.2 Solicitation of Holders of Notes.

     (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
     (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

18.3 Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors and HIL without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4 Notes held by Obligor, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor, HIL or any of their Affiliates shall be deemed not to be outstanding. Without limiting the foregoing and in addition thereto, if any Affiliate shall purchase, redeem, prepay or otherwise acquire, directly or indirectly, any outstanding Notes, such Notes shall not be counted as outstanding in connection with any determination of any percentage of holders of Notes hereunder or under the Other Agreement necessary to approve any action to be taken hereunder or under any other Financing Document (including, without limitation, the determination of Required Holders) and any such Affiliate shall have no right to vote such Notes in connection with any such action, provided that, in connection with any proposal to reduce the principal amount of such Notes, change the date or amount of any scheduled principal payment of such Notes, change the final maturity date of such Notes, reduce the rate of interest of such Notes or change the dates or reduce the amounts of scheduled interest payments in respect of such Notes, the written consent of all holders of Notes shall be required.

19. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

     (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

     (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

     (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, telecopier: 864-225-4421 or at such other address as the Company shall have specified to the holder of each Note in writing, or

     (iv) if to any Guarantor, to such Guarantor in care of the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, telecopier: 864-225-4421, or at such other address as such Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

20. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Obligors and HIL agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This
Section 20 shall not prohibit the Obligors, HIL or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21. CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, "Confidential Information" means information delivered to you by or on behalf of any Obligor and any Subsidiary of any Obligor in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Obligors and their Subsidiaries, provided that such term does not include information that

     (a) was publicly known or otherwise known to you prior to the time of such disclosure,

     (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf,

     (c) otherwise becomes known to you other than through disclosure by any Obligor or any Subsidiary of an Obligor, or

     (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available.

You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to:

          (i) your directors, officers, trustees, employees, agents, attorneys, auditors and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes),

          (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21,

          (iii) any other holder of any Note,

          (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21),

          (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this
          Section 21),

          (vi) any federal or state regulatory authority having jurisdiction over you,

          (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or

          (viii) any other Person to which such delivery or disclosure may be necessary or appropriate

               (A) to effect compliance with any law, rule, regulation or order applicable to you,

               (B) in response to any subpoena or other legal process,

               (C) in connection with any litigation to which you are a party, or

               (D) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by any Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Section 21.

22. SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section
22), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

23. GUARANTEE.

23.1 Guaranteed Obligations.

Each of the Guarantors hereby irrevocably, unconditionally, absolutely, jointly and severally guarantees to each holder of Notes, as and for each such Guarantor's own debt, until final and indefeasible payment of the Guaranteed Obligations (as defined below) has been made:

     (a) the due and punctual payment by the Company of the principal of, and interest (including default interest and post-petition interest), and the Make-Whole Amount (if any) on, the Notes at any time outstanding and the due and punctual payment of all other amounts payable, and all other indebtedness owing, by the Company to the holders of the Notes under this Agreement, the Other Agreement, the Notes and the other Financing Documents (all such obligations so guarantied are herein collectively referred to as the "Guaranteed Obligations"), in each case when and as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions hereof and thereof; it being the intent of each of the Guarantors that the guarantee set forth in this Section 23 (the "Guarantee") shall be a guarantee of payment and not a guarantee of collection; and

     (b) the punctual and faithful performance, keeping, observance, and fulfillment by the Company of all duties, agreements, covenants and obligations of the Company contained in this Agreement, the Other Agreement, the Notes and the other Financing Documents, including, without limitation, each undertaking by the Company herein or therein to cause a Subsidiary to perform or discharge a particular undertaking or covenant.

23.2 Performance under this Agreement and the Other Agreement.

In the event the Company fails to make, on or before the due date thereof, any payment of the Guaranteed Obligations, or if the Company shall fail to perform, keep, observe, or fulfill any other obligation referred to in clause (a) or clause (b) of Section 23.1 in the manner provided in this Agreement or the other Financing Documents, after in each case giving effect to any applicable grace periods or cure provisions or waivers or amendments, the Guarantors shall cause forthwith to be paid the moneys, or to be performed, kept, observed, or fulfilled each of such obligations, in respect of which such failure has occurred in accordance with the terms and provisions of this Agreement and the other Financing Documents.

23.3 Waivers.

To the fullest extent permitted by law, each Guarantor does hereby waive:

     (a) notice of acceptance of the Guarantee;

     (b) notice of any purchase of the Notes under this Agreement or the Other Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to such Guarantor's right to make inquiry of each holder of Notes to ascertain the amount of the Guaranteed Obligations at any reasonable time;

     (c) notice of the amount of the Guaranteed Obligations, subject to such Guarantor's right to make inquiry of each holder of Notes to ascertain the amount of the Guaranteed Obligations at any reasonable time

     (d) notice of adverse change in the financial condition of the Company, any other Guarantor or any Subsidiary or any other fact that might increase or expand such Guarantor's risk hereunder;

     (e) notice of presentment for payment, demand, protest, and notice thereof as to the Notes or any other instrument;

     (f) notice of any Default or Event of Default (except if such notice or demand is specifically otherwise required to be given to such Guarantor pursuant to the terms of this Agreement or any other Financing Document);

     (g) all other notices and demands to which such Guarantor might otherwise be entitled (except if such notice or demand is specifically otherwise required to be given to such Guarantor pursuant to the terms of this Agreement or any other Financing Document);

     (h) the defense of the "single action" rule or any similar right or protection, and the right by statute or otherwise to require any holder of Notes to institute suit against the Company or any other Guarantor or to exhaust its rights and remedies against the Company or any other Guarantor, such Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to the holders of Notes by such Guarantor;

     (i) any defense of the Company under this Agreement or the other Financing Documents other than the full and timely performance thereof;

     (j) any defense relating to the validity or enforceability (or absence or failure thereof) of any term of this Agreement or any other Financing Document;

     (k) any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasible paid) of the Company or by reason of the cessation from any cause whatsoever of the liability of the Company in respect thereof, and any other defense that such Guarantor may otherwise have against the Company or any holder of Notes;

     (l) any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force which, but for this waiver, might be applicable to any sale of property of such Guarantor made under any judgment, order or decree based on this Agreement, and such Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of such law; and

     (m) any other defense which a Guarantor may have to the full and complete performance of its obligations hereunder.

23.4 Certain Waivers of Subrogation, Reimbursement and Indemnity.

Until all of the Guaranteed Obligations shall have been fully and finally paid, no Guarantor shall have any right of subrogation, reimbursement or indemnity whatsoever and no right of recourse to or with respect to any assets or property of the Company. Nothing shall discharge or satisfy the liability of any of the Guarantors hereunder except the full and final performance and indefeasible payment of the Guaranteed Obligations.

23.5 Releases.

Each of the Guarantors consents and agrees that, without notice to or by such Guarantor and without, to the fullest extent permitted by applicable law, impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of such Guarantor hereunder, each holder of Notes, in the manner provided herein, by action or inaction, may:

     (a) compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of this Agreement or the other Financing Documents;

     (b) assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

     (c) grant waivers, extensions, consents and other indulgences to the Company or any other Guarantor in respect of any one or more of this Agreement or the other Financing Documents;

     (d) amend, modify or supplement in any manner and at any time (or from time to time) any one or more of this Agreement or the other Financing Documents;

     (e) release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not;

     (f) sell, exchange, release or surrender any property at any time pledged or granted as security in respect of the Guaranteed Obligations (including, without limitation, the Collateral and/or Pledged Stock Collateral), whether so pledged or granted by the Company, such Guarantor or another guarantor of the Company's obligations under this Agreement or the other Financing Documents;

     (g) exchange, enforce, waive, or release, by action or inaction, any security for the Guaranteed Obligations or any other guarantee of any of the Notes; and

     (h) any other act or event which could have the effect of releasing a Guarantor from the full and complete performance of its obligations hereunder.

23.6 Marshaling.

Each Guarantor consents and agrees, to the fullest extent permitted by applicable law, that:

     (a) each holder of Notes shall be under no obligation to marshal any assets in favor of such Guarantor or against or in payment of any or all of the Guaranteed Obligations; and

     (b) to the extent the Company or another Guarantor makes a payment or payments to any holder of Notes, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver, or any other party under any bankruptcy law, common law, or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and such Guarantor shall be primarily liable for such obligation.

23.7 Liability.

Each Guarantor agrees that the liability of such Guarantor in respect of this
Section 23 shall be immediate and shall not be contingent upon the exercise or enforcement by any holder of Notes of whatever remedies such holder may have against the Company or any other Guarantor or the enforcement of any Lien or realization upon any security such holder may at any time possess (including any realization in respect of the Collateral and/or Pledged Stock Collateral).

23.8 Character of Obligation.

The Guarantee set forth in this Section 23 is a primary and original obligation of each Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee of payment and performance (and not of collectibility) and shall remain in full force and effect until the full, final and indefeasible payment of the Guaranteed Obligations without respect to future changes in conditions.

The obligations of the Guarantors under this Section 23 are joint and several. The obligations of each Guarantor under this Guarantee and the rights of the holders of Notes to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasible paid), set-off, counterclaim, recoupment or termination whatsoever.

Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

     (a) any default, failure or delay, willful or otherwise, in the performance by the Company of any obligations of any kind or character whatsoever of the Company (including, without limitation, the obligations and undertakings of the Company hereunder or under any other Financing Document);

     (b) any creditors' rights, bankruptcy, receivership or other insolvency proceeding of the Company or any other Person or in respect of the property of the Company or any other Person or any merger, consolidation, reorganization, dissolution, liquidation or winding up of the Company or any other Person;

     (c) impossibility or illegality of performance on the part of the Company of its obligations hereunder or under any other Financing Document;

     (d) the validity or enforceability of this Agreement or any other Financing Document;

     (e) in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

     (f) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable hereunder or under any other Financing Document, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

     (g) any order, judgment, decree, law, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by any party of its respective obligations under any instruments; or

     (h) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the obligations of such Guarantor under this Guarantee.

23.9 Election to Perform Obligations.

Any election by any Guarantor to pay or otherwise perform any of the obligations of the Company under this Agreement or the other Financing Documents, whether pursuant to this Section 23 or otherwise, shall not release the Company or any other Guarantor from such obligations or any of such Person's other obligations under this Agreement and the other Financing Documents.

23.10 No Election.

Each holder of Notes shall have the right to seek recourse against each of the Guarantors to the fullest extent provided for in this Section 23 and elsewhere as provided in this Agreement and the other Financing Documents, and against the Company, to the full extent provided for in this Agreement and the other Financing Documents. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the right of such holder of Notes to proceed in any other form of action or proceeding or against other parties unless such holder of Notes has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by any holder of Notes against the Company or any Guarantor under any document or instrument evidencing obligations of the Company or such Guarantor to such holder of Notes shall serve to diminish the liability of any Guarantor under this Agreement (including, without limitation, this Section 23) except to the extent that such holder of Notes finally and unconditionally shall have realized payment by such action or proceeding, notwithstanding the effect of any such action or proceeding upon such Guarantor's right of subrogation against the Company.

23.11 Severability.

Subject to Section 13 hereof, each of the rights and remedies granted under this
Section 23 to the holder of Notes in respect of the Notes held by such holder may be exercised by such holder without notice by such holder to, or the consent of or any other action by, any other holder of Notes.

23.12 Other Enforcement Rights.

Each holder of Notes may proceed to protect and enforce the Guarantee under this
Section 23 by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in this Section 23 or in execution or aid of any power herein granted or for the recovery of judgment for or in respect of the Guaranteed Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

23.13 Delay or Omission; No Waiver.

No course of dealing on the part of any holder of Notes and no delay or failure on the part of such holder to exercise any right under this Agreement (including this Section 23) or the other Financing Documents shall impair such right or operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies hereunder. Every right and remedy given in or by this
Section 23 or by law to any holder of Notes may be exercised from time to time as often as may be deemed expedient by such Person.

23.14 Restoration of Rights and Remedies.

If any holder of Notes shall have instituted any proceeding to enforce any right or remedy in this Section 23, under this Agreement or any other Financing Document and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder, the Company and each of the Guarantors shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former positions hereunder and thereunder, and thereafter the rights and remedies of such holder shall continue as though no such proceeding had been instituted.

23.15 Cumulative Remedies.

No remedy under this Agreement (including, without limitation, this Section 23) or the other Financing Documents is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given pursuant to this Agreement (including, without limitation, this Section 23) and the other Financing Documents.

23.16 Survival.

So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of each Guarantor under this
Section 23 shall survive the transfer and payment of any Note and the payment in full of all the Notes.

23.17 Miscellaneous.

If an Event of Default exists, then the holders of Notes (as provided in Section
13) shall have the right to declare all of the Guaranteed Obligations to be, and such Guaranteed Obligations shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which have been expressly waived by the Company and the Guarantors, and notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Guaranteed Obligations from becoming automatically due and payable) as against the Company. In any such event, the holders of Notes shall have immediate recourse to each of the Guarantors to the fullest extent set forth herein.

Notwithstanding any other provision of this Section 23, the Guaranteed Obligations of each Guarantor under this Section 23 shall be limited to the extent, if any, required so that its obligations under this Section 23 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any applicable state law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor's obligations under this Section 23 pursuant to the preceding sentence, any rights of subrogation or contribution which such Guarantor may have under this Section 23 or applicable law shall be taken into account.

Notwithstanding any provision in this Agreement or the Other Agreement to the contrary, each Obligor agrees that any indebtedness of an Obligor owing to the Company or another Obligor shall be subordinated in right of payment to the Guaranteed Obligations of such Guarantor under this Section 23 owing to the holders of Notes.

24. MISCELLANEOUS.

24.1 Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

24.2 Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

24.3 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

24.4 Construction.

     (a) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

     (b) This Agreement and the wording contained herein have been arrived at by mutual negotiation of the parties hereto, and no provision hereof shall be interpreted or construed against one party in favor of the other party by reason of draftsmanship.

24.5 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

24.6 Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

25. COLLATERAL AGENT

25.1 Appointment.

     (a) Appointment. You hereby join the Other Purchaser in appointing Phoenix Home Life Mutual Insurance Company as the Collateral Agent (the "Collateral Agent") under each of the Security Agreements and the Pledge Agreements. The Collateral Agent, by executing and delivering a copy of the Note Purchase Agreement accepts such appointment. Upon 30 days prior written notice to the holders of Notes, the Collateral Agent may resign from its position and responsibilities hereunder and under the Security Agreements and Pledge Agreements. Upon any such notice of resignation, the Required Holders shall appoint a successor Collateral Agent or an institutional trustee under Section 25.4. If a successor collateral Agent or institutional trustee under Section 25.4 shall not have been appointed within said 30 day period, the resigning collateral Agent's resignation shall be postponed until the Required Holders shall have appointed a successor Collateral Agent or institutional trustee under Section 25.4. the resigning Collateral Agent shall, upon receipt of written instructions from the Required Holders, promptly deliver all collateral and Pledged Stock Collateral then in its possession to such successor Collateral Agent or such institutional trustee and shall execute and deliver any and all such further instruments and documents and take such further actions as may be reasonably required by the Required Holders to effect such transfer and shall thereafter be discharged from all of its obligations hereunder and under the other Financing Documents. The collateral Agent shall not be obligated to take any action hereunder, under the Security Agreements, under the Pledge Agreements, under the Intercreditor Agreement or under the other Financing Documents unless directed in writing by the Required Holders and the Collateral Agent may require that a satisfactory indemnity bond be furnished for the reimbursement o fall expenses which it incurs and to protect it against all liability by reason of any action so taken, except liability which is adjudicated to have resulted from its gross negligence or willful misconduct. The Collateral Agent shall not be obligated to follow any such written instructions or to take any such action to the extent that such instructions or actions are, in the good faith judgment of the Collateral Agent, in conflict with any provision of law, this Agreement or the other Financing Documents. The Collateral Agent may execute any of the rights or powers and perform any duty hereunder either directly or through agents or attorney-in-fact. The collateral Agent shall not be responsible for the negligence or misconduct of any Agent or attorney-in-fact selected by it without gross negligence or willful misconduct. The Collateral Agent shall have no duties or responsibilities except those expressly set forth in the Financial Documents to which it is a party. The duties of the Collateral Agent shall be mechanical and administrative in nature and the Collateral Agent shall not have, by reason of this Agreement or any other Financing Agreement to which it is a party, a fiduciary relationship in respect of any holder of Notes. The Collateral Agent shall not be responsible to any holder of Notes for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, any other Financing document or any document or instrument related hereto (individually, a "Related Document" and, collectively, the "Related Documents"). Neither the Collateral Agent nor any of its officers, directors, employees, agents, investigators, consultants, attorneys-in-fact or affiliates shall be liable to any holder of Notes for any action taken or omitted hereunder or under any Related Document or in connection herewith or hereunder unless, but only to the extent, caused by its or their gross negligence or willful misconduct. If the Collateral Agent shall reject instructions from the holders of Notes with respect to any act or action (including the failure to take an action) in connection with this Agreement or any Related Document, the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until the Collateral Agent shall have received instructions from the Required Holders and the other conditions set forth in this paragraph in respect thereof have been satisfied. Without limiting the generality of the foregoing, the Collateral Agent:

          (a) may consult with legal counsel, independent public accountants, appraisers, and other experts and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants, appraisers, or experts and

          (b) shall incur no liability under or in respect of this Agreement

               (i) by acting or relying upon any recital, statement, communication, certificate, representation or warranty of any Obligor, HIL or any holder of Notes made in connection herewith or with any Related Document,

               (ii) by relying upon any written information supplied by any predecessor Collateral Agent, or

               (iii) by acting or relying upon any notice, instruction, consent, certificate or other instrument, writing or communication (which may be by telegram, cable, telex, telecopier or telephone) in good faith believed by it to be genuine and to have been signed, sent or made by the proper party or parties.

The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Collateral Agent, in its individual capacity as a holder of Notes hereunder, if such Collateral Agent shall at any time be a holder of Notes hereunder.

25.2 Distribution. All cash proceeds received by the Collateral Agent in respect of the Collateral and the Pledged Stock Collateral, whether by foreclosure or otherwise, shall, to the extent payable to the holders of Notes in accordance with the terms hereof and of the lntercreditor Agreement, be reasonably promptly distributed to the holders of Notes ratably in accordance with the terms and provisions of the Security Agreements, the Pledge Agreements and/or lntercreditor Agreement, as the case may be.

25.3 Indemnification. Each holder of Notes agrees to protect, indemnify and hold harmless any Collateral Agent from and against all suits, penalties, claims, demands, judgments, taxes, liabilities, obligations, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) which may at any time be imposed on, incurred by, or asserted against, such Collateral Agent in connection with, or arising out of, its duties and actions as a Collateral Agent hereunder; provided, however, that no holders of Notes shall be liable (a) for any of the foregoing arising directly from such Collateral Agent's gross negligence or willful misconduct or
(b) in excess of its ratable portion of the aggregate amounts owed under this
Section 25.3 to such Collateral Agent (such ratable portion to be determined in accordance with such holder's share of the total principal amount of the Notes outstanding at the time of the determination of such holder's obligations under this Section 25.3). If any indemnity furnished to the Collateral Agent for any purpose hereunder shall, in the opinion of such Collateral Agent, be insufficient or become impaired, such Collateral Agent may request additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 25.3 shall survive the payment of the Notes and all other amounts payable hereunder.

25.4 Trustee. The Required Holders may direct, at any time, the Collateral Agent to deliver all Collateral and Pledged Stock Collateral then in its possession to an institutional trustee selected by such Required Holders, and the Collateral Agent shall, upon receipt of such direction, promptly deliver all of such Collateral and Pledged Stock Collateral to such institutional trustee and shall thereafter be discharged from all of its obligations hereunder and under the other Financing Documents to which it is a party. The Obligors shall execute and deliver any and all such further instruments and documents and take such further actions as may be reasonably required to put into effect a trust indenture whereby the Collateral and Pledged Stock Collateral is to be held in trust by the aforesaid institutional trustee on behalf of the holders of Notes. All costs and expenses incurred in connection with the appointment of such institutional trustee (including, without limitation, the fees of any institutional trustee and all attorneys' fees and disbursements of such institutional trustee) and all other annual fees, renewal fees or other similar fees of such institutional trustee shall be for the account of the Obligors and shall be payable upon demand. In any such case, all references herein and in the other Financing Documents to "Collateral Agent" shall be deemed to be a reference to such institutional trustee.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Obligors and HIL.

Very truly yours,

HAMPSHIRE GROUP, LIMITED
By:  /s/ Charles W. Clayton
Name:  Charles W. Clayton
Title: Vice President

HAMPSHIRE DESIGNERS, INC.
By:  /s/ Charles W. Clayton
Name:  Charles W. Clayton
Title: Vice President

HAMPSHIRE INVESTMENTS, LIMITED
By:  /s/ Charles W. Clayton
Name:  Charles W. Clayton
Title: Vice President

SEGUE (AMERICA) LIMITED
By:  /s/ Charles W. Clayton
Name:  Charles W. Clayton
Title: Vice President

GLAMOURETTE FASHION MILLS, INC.
By:  /s/ Charles W. Clayton
Name:  Charles W. Clayton
Title: Vice President

SAN FRANCISCO KNITWORKS, INC.
By:  /s/ Charles W. Clayton
Name:  Charles W. Clayton
Title: Vice President

The foregoing is hereby agreed to as of the date thereof.

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
/s/ John H. Beera
Title:  Vice President

The foregoing is hereby agreed to as of the date thereof.

THE OHIO NATIONAL LIFE INSURANCE COMPANY
/s/ Michael A. Boedeker
Title:  Vice President, Fixed Income Securities

                                   SCHEDULE A-1

Purchaser Name                        PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

Name in Which Note is Registered      Phoenix Home Life Mutual Insurance Company
Note Registration Number;
  Principal Amount                    R-1; $10,000,000
Payment on Account of Note
  Method                              Federal Funds Wire Transfer
  Account Information                 Chase Manhattan Bank, N.A
                                      New York, NY
                                      ABA No.: 021 000 021
                                      For the Account of: Income Processing
                                      Account No.: 900 9000 200
                                      For further credit to:
                                        Phoenix Home Life Acct. #G05143
                                      Re: See "Accompanying Information" below
Accompanying Information              Name of company:  Hampshire Group, Limited
                                      Description of
                                      Security:  7.05% Senior Secured Note due
                                                 January 2, 2008
                                      PPN:  408859 A* 7
                                      Due Date and Application (as among
                                        principal, Make-Whole Amount and
                                        interest) of the payment being made:
Address for Notices
  Related to Payments                 Phoenix Home Life Mutual Insurance Company
                                      c/o Phoenix Investment Partners, Ltd.
                                      56 Prospect Street
                                      P.O. Box 150480
                                      Hartford, CT 06115-0480
                                      Attention:  Private Placements Division
                                      Telecopier Number: (860) 403-5451
Address for all other Notices         Phoenix Home Life Mutual Insurance Company
                                      c/o Phoenix Investment Partners, Ltd.
                                      56 Prospect Street
                                      P.O. Box 150480
                                      Hartford, CT 06115-0480
                                      Attention:  Private Placements Division
                                      Telecopier Number: (860) 403-5451
Other Instructions                    PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
                                      By
                                        Name:
                                        Title:
Instructions re Delivery of Notes     Law Department of Purchaser
Tax Identification Number             06-0493340

                                  SCHEDULE A-2

Purchaser Name                        THE OHIO NATIONAL LIFE INSURANCE COMPANY
Name in Which Note is Registered      The Ohio National Life Insurance Company
Note Registration Number;
  Principal Amount                    R-2; $5,000,000
Payment on Account of Note
  Method                              Federal Funds Wire Transfer
  Account Information                 Star Bank, N.A.
                                      5th & Walnut Streets
                                      Cincinnati, OH 45202
                                      ABA #: 042-000013
                                      For credit to: The Ohio National Life
                                        Insurance Company
                                      Account No.: 910-275-7
                                      Re:See "Accompanying Information" below
Accompanying Information              Name of Company:  Hampshire Group, Limited
                                      Description of
                                      Security:7.05% Senior Secured Note due
                                               January 2, 2008
                                      PPN:  408859 A* 7
                                      Due Date and Application (as among
                                        principal, Make-Whole Amount and
                                        interest) of the payment being made:
Address for Notices
  Related to Payments                 The Ohio National Life Insurance Company
                                      Post Office Box 237
                                      Cincinnati, OH 45201
                                      Attn:  Investment Department
                                      Telecopier No.: 513-794-4506
Address for all other Notices         The Ohio National Life Insurance Company
                                      Post Office Box 237
                                      Cincinnati, OH 45201
                                      Attn:  Investment Department
                                      Telecopier No.: 513-794-4506
Other Instructions                    THE OHIO NATIONAL LIFE INSURANCE COMPANY
                                        By
                                        Name:
                                        Title:
Instructions re Delivery of Note      Mr. Jed Martin
                                      Ohio National Financial Services
                                      One Financial Way
                                      Cincinnati, OH 45242
Tax Identification Number             31-0397080

                                   SCHEDULE B

                                  DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

Acceptable Control Persons - means and includes (i) any Kuttner Family Member,
(ii) any trust established by any Kuttner Family Member, at least a majority of the beneficial interests in which are reserved to one or more Kuttner Family Members, (iii) any Subsidiary of a Kuttner Family Member, (iv) any charitable foundation or trust to which a Kuttner Family Member may transfer Voting Stock of the Company, at least one of the directors or trustees of which is a Kuttner Family Member, and (v) any banks, trust companies, brokerage firms, nominees, securities intermediaries and clearing corporations that hold Voting Stock of the Company for the benefit of any of the foregoing, but only to the extent of the Voting Stock so held.

Affiliate - means, at any time, and with respect to any Person,

     (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and

     (b) any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation, company, partnership or other entity of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 5% or more of any class of voting or equity interests.

As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

Agreement, this - is defined in Section 18.3.

Average Current Ratio -- means, at any time, the quotient that results from (a) adding to g ether the Current Ratios for each fiscal quarter in respect of the then most recently ended four consecutive fiscal quarters of the Company (the Current Ratio for each such fiscal quarter being determined as of the last Business Day of each such fiscal quarter) and dividing such sum by (b) 4.

Bankruptcy Code -- means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Sec. 101 et seq.

Basket Transfer -- is defined in Section 11 .9(a)(iv).

Board of Directors -- means, the board of directors of the Company or any committee thereof which, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

Business Day -- means any day other than a Saturday, Sunday or other day on which commercial banks in Hartford, Connecticut, New York, New York or Anderson, South Carolina are authorized or required to close under the laws of the State of Connecticut or the State of South Carolina (other than a general banking moratorium or holiday for a period exceeding 4 consecutive days).

Capital Lease -- means, at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability at such time in accordance with GAAP.

Capital Lease Obligation -- means, with respect to the Company or any Restricted Subsidiary and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

Change in Control -- means any of the following events or circumstances:

     (a) any Person or Persons acting in concert or constituting a group (as such term is used in Rule 1 3d-5 under the Exchange Act) (other than Acceptable Control Persons), together with Affiliates thereof, shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 49% (by number of shares) of the issued and outstanding Voting Stock of the Company;

     (b) Ludwig Kuttner shall cease to hold the position of or perform the duties of President or Chief Executive Officer of the Company (other than by reason of death or his physical or mental disability or incapacity as described in clause (c) below); and

     (c) Ludwig Kuttner shall cease to hold the position of President or Chief Executive Officer of the Company by reason of his death or shall fail to fully perform and discharge his duties as President and Chief Executive Officer of the Company for any period of not less than six consecutive months by reason of his physical or mental disability or incapacity.

The disability or incapacity of Mr. Kuttner to fully perform and discharge his duties as President and Chief Executive Officer of the Company shall be determined by the Board of Directors in good faith and upon consultation with one or more medical physicians, provided that Mr. Kuttner's inability to be physically present and active in his office at the Company's headquarters for at least 30 full Business Days of the aforesaid six consecutive month period shall be deemed to be a determination and confirmation of his disability or incapacity to fully perform and discharge his duties as President and Chief Executive Officer for purposes of this definition.

Closing -- is defined in Section 3.

Code -- means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Collateral-- has the collective meaning ascribed to such term in the Security Agreements.

Collateral Agent-- Section 25.1.

Company -- is defined in the introductory sentence of this Agreement.

Company's Pledge Agreement--Section 4.11.

Company's Security Agreement -- Section 4.11.

Confidential Information -- is defined in Section 21.

Consolidated Current Assets -- means, at any time, the total current assets of the Company and the Restricted Subsidiaries determined at such time on a consolidated basis in accordance with GMP.

Consolidated Current Debt -- means, at any time, the aggregate amount of all Current Debt of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Current Liabilities -- means, at any time, the total current liabilities of the Company and the Restricted Subsidiaries determined at such time on a consolidated basis in accordance with GAAP.

Consolidated Debt -- means, at any time, the aggregate amount of all Debt of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Fixed Charges -- means, for any period, the sum of

     (a) Consolidated Interest Expense for such period, plus

     (b) the amount payable in respect of such period with respect to Operating Rentals payable by the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Funded Debt -- means, at any time, the aggregate amount of all Funded Debt of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense -- means, for any period, the aggregate amount of interest accrued or capitalized on, or with respect to, Consolidated Debt for such period, determined in accordance with GAAP.

Consolidated Income Available for Fixed Charges -- means, for any period, the sum of

     (a) Consolidated Operating Net Income, plus

     (b) the aggregate amount of

          (i) income taxes and

          (ii) Consolidated Fixed Charges,

     (to the extent, and only to the extent, that such aggregate amount was reflected in the computation of Consolidated Operating Net Income for such period), in each case accrued for such period by the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated Liabilities -- means, at any time, the aggregate amount of all liabilities of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Net Income -- means, with respect to any period, the net income (or loss) of the Company and the Restricted Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.

Consolidated Net Worth -- means, at any time, shareholders' equity of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Operating Net Income -- means, for any period, Consolidated Net Income for such period, but excluding to the extent included in the computation thereof:

     (a) net earnings (or net loss) of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

     (b) any gain or loss (net of tax effects applicable thereto) resulting from the sale, conversion or other disposition of capital assets other than in the ordinary course of business;

     (c) any extraordinary, unusual or nonrecurring gains or losses;

     (d) any gain arising from any reappraisal or write-up of assets;

     (e) any gain or loss (net of tax effects applicable thereto) during such period resulting from the receipt of any proceeds of any insurance policy;

     (f) any earnings of any Person acquired by the Company or any Restricted Subsidiary through purchase, merger or consolidation or otherwise, or earnings of any Person substantially all of whose assets have been acquired by the Company or any Restricted Subsidiary, for any period prior to the date of acquisition; and

     (g) net earnings (or net non-cash loss) of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary shall have an ownership interest unless, in the case of such net earnings, such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions.

Consolidated Tangible Net Assets -- means, at any time:

     (a) Consolidated Total Assets (net of all depreciation and amortization in respect thereof), minus

     (b) the sum of (i) all Intangible Assets (net of all depreciation and amortization in respect thereof) to the extent included in clause (a) above, plus (ii) any write-ups in valuation of the Consolidated Total Assets, plus (iii) all Restricted Investments to the extent included in clause (a) above, in each case determined at such time in accordance with GAAP.

Consolidated Tangible Net Worth -- means, at any time, the difference of

     (a) Consolidated Total Assets (net of all depreciation and amortization in respect thereof) minus

     (b) the sum of (i) all Intangible Assets (net of all depreciation and amortization in respect thereof) to the extent included in clause (a) above, plus (ii) Consolidated Liabilities, plus (iii) all Restricted Investments to the extent included in clause (a) above, plus (iv) any write-up's in valuation of the Consolidated Total Assets, determined in each case at such time in accordance with GAAP.

Consolidated Total Assets -- means, at any time, the total assets of the Company and the Restricted Subsidiaries determined on a consolidated basis at such time in accordance with GAAP.

Consolidated Total Capitalization -- means, at anytime, the sum of Consolidated Funded Debt at such time plus Consolidated Tangible Net Worth at such time.

Control Event means:

     (a) the execution by the Company or any Subsidiary or Affiliate of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in a Change in Control;

     (b) the execution of any written agreement that, when fully performed by the parties thereto, would result in a Change in Control; or

     (c) the making of any written offer by any "person" (as such term is used in section 13(d) and section 1 4(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a "group" (as such term is used in Rule 1 3d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the Voting Stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

Credit Agreement-- means that certain Credit Agreement and Guaranty, dated as of May 28,1998, among the Company, the Guarantors, The Chase Manhattan Bank, Republic National Bank of New York, NationsBank, N.A., as Banks and The Chase Manhattan Bank, as Agent, together with any related documents thereto, in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including without limitation any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Debt under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, provided that lenders in connection with any such refinancing, replacing or otherwise restructuring and the agent in respect thereof shall have become a party to the lntercreditor Agreement.

Current Debt -- means, with respect to any Person, at any time, all Debt of such Person other than Funded Debt. With respect to the Company and the Restricted Subsidiaries, Debt of Restricted Subsidiaries described in clause (e) of the definition of "Permitted Restricted Subsidiary Debt" shall be, without regard to the limitations as to amount contained in such definition, deemed to be Current Debt.

Current Maturities of Funded Debt -- means, at any time and with respect to any item of Funded Debt, the portion of such Funded Debt outstanding at such time which by the terms of such Funded Debt or the terms of any instrument or agreement relating thereto is due on demand or within one year from such time (whether by sinking fund, other required prepayment or final payment at maturity) and is not directly or indirectly renewable, extendible or refundable at the option of the obligor under an agreement or firm commitment in effect at such time to a date one year or more from such time.

Current Ratio -- means, at any time, the quotient resulting from (a) Consolidated Current Assets determined at such time divided by (b) Consolidated Current Liabilities determined at such time (excluding from such Consolidated Current Liabilities Current Debt other than Debt described in cause (a) of the definition of "Debt" with respect to the Company and the Restricted Subsidiaries).

Debt -- means, with respect to the Company or any Subsidiary, without duplication,

     (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

     (b) its liabilities for the deferred purchase price of property acquired by such Person (including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property but excluding accounts payable arising in the ordinary course of business);

     (c) its Capital Lease Obligations;

     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

     (e) any reimbursement obligation in respect of any letter of credit issued for the account of such Person (to the extent not prepaid);

     (f) Swaps of such Person; and

     (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

For purposes of the foregoing, (i) the amount of any Debt described in clause
(g) shall be equal to the lesser of the amount of the primary obligation in respect of which such Guaranty is issued and the maximum liability amount under the terms of such Guaranty.

Default -- means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

Default Rate -- means the lesser of

     (a) the maximum rate of interest allowed by applicable law, and

     (b) the greater of (i) 9.05% per annum and (ii) 2% per annum over the rate of interest publicly announced from time to time by Morgan Guaranty Trust Company of New York (or its successors) in New York, New York as its "base" or "prime" rate.

Environmental Laws -- means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

ERISA -- means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

ERISA Affiliate -- means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

Event of Default -- is defined in Section 12.

Exchange Act -- means the Securities Exchange Act of 1934, as amended from time to time.

Exempt Preferred Stock -- means not more than 1,000 shares of Preferred Stock, $200 stated value, of Glamourette, with an annual dividend rate not in excess of $62 per share.

Fair Market Value -- means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

Financing Documents -- means the Note Purchase Agreements, the Notes, the lntercreditor Agreement, the Security Agreements, the Pledge Agreements and the documents, instruments and certificates executed and delivered in connection with each, as each may be amended from time to time.

Fiscal Year Net Worth Increase Amount -- Section 11.3.

Full Consolidated Net Income -- means, with respect to any period, the net income (or loss) of the Company and the Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.

Funded Debt -- means, with respect to the Company or any Restricted Subsidiary, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of such Person to a date one year or more (including, without limitation, an option of such Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof, but excludes any Current Maturities of Funded Debt. For purposes of this definition, any minority interest that would be shown on a consolidated balance sheet of the Company and the Restricted Subsidiaries prepared in accordance with GAAP at such time shall be deemed to be Funded Debt.

GAAP -- means generally accepted accounting principles as in effect from time to time in the United States of America.

Glamourette -- is defined in the introductory sentence of this Agreement.

Governmental Authority -- means

     (a) the government of

          (i) the United States of America or any state or other political subdivision thereof, or

          (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or that asserts jurisdiction over any properties of any such Person, or

     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

Guarantee -- is defined in Section 23.1.

Guaranteed Obligations -- is defined in Section 23.1.

Guarantor -- is defined in the introductory sentence of this Agreement, and shall include each such other Person that shall have become a party to this Agreement as provided for in Section 10.7.

Guarantor's Pledge Agreement -- Section 4.11.

Guarantor's Security Agreement -- Section 4.11.

Guaranty -- means, with respect to any Person (for the purposes of this definition, the "guarantor"), any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by the guarantor:

     (a) to purchase such indebtedness or obligation or any property constituting security therefor;

     (b) to advance or supply funds

          (i) for the purchase or payment of such indebtedness, dividend or obligation, or

          (ii) to maintain working capital or other balance sheet condition or any income statement condition of the primary obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness, dividend or obligation;

     (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation; or

     (d) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof.

For purposes of computing the amount of any guaranty in connection with any computation of indebtedness or other liability, it shall be assumed that the indebtedness or other liabilities that are the subject of such Guaranty are direct obligations of the issuer of such Guaranty.

Hazardous Material -- means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

HDI -- is defined in the introductory sentence of this Agreement.

HIL -- is defined in the introductory sentence of this Agreement.

HIL Note -- means the $5,000,000 unsecured promissory note of HIL, dated May 28,1998, in favor of the Company.

Holder -- means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

Institutional Investor -- means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 10% of the aggregate principal amount of the Notes then outstanding and (c) any bank, trust company, savings and loan association or other financial institution, any fund, any foundation, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

Intangible Assets -- means, with respect to any Person, all deferred assets and other intangible assets (including, without limitation, all patents, copyrights, trademarks, trade names, franchises, goodwill, organizational expense and experimental expense, but excluding any deferred tax assets) of such Person, as determined by GAAP.

Intercreditor Agreement -- Section 4.16.

Investment -- means any investment, made in cash or by delivery of property by the Company or any Restricted Subsidiary (a) in any Person, whether by acquisition of stock, partnership interest, indebtedness or other obligation or security, or by loan, Guaranty, advance, capital contribution or otherwise or
(b) in any property.

Keynote -- means Keynote Services, Limited, a Hong Kong corporation and a Subsidiary of the Company.

Key-Person Policy -- Section 10.2.

Kuttner Family Member -- means and includes (i) Ludwig Kuttner, (ii) Beatrice Kuttner, (iii) any descendant of Ludwig Kuttner or Beatrice Kuttner, whether by birth or adoption, (iv) any spouse or former spouse of any of the foregoing, (v) any conservator or custodian for the person or property of any Person described in clauses (i) through (iv) inclusive, and (v) the estate of any Person described in clauses (i) through (iv) inclusive.

Lien -- means, with respect to the Company or any Subsidiary, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person. The term "Lien" shall not include any so-called "negative pledge" provisions in agreements covering the incurrence of Debt.

Make-Whole Amount -- is defined in Section 8.7.

Material -- means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company or any Restricted Subsidiary.

Material Adverse Effect -- means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries, taken as a whole, or (b) the ability of any of the Obligors to perform its obligations under this Agreement, the Other Agreement, the Notes or the other Financing Documents, or (c) the validity or enforceability of this Agreement, the Other Agreement, the Notes or the other Financing Documents. For the avoidance of doubt, no matter affecting the business, operations, affairs, financial condition, assets or properties of any Unrestricted Subsidiary shall be deemed to have a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries, taken as a whole.

Moody's -- means Moody's Investors Service, Inc.

Multiemployer Plan -- means any Plan that is a "multiemployer plan" (as such term is defined in section 4001 (a)(3) of ERISA).

Notes -- is defined in Section 1.

Obligor -- is defined in the introductory sentence of this Agreement.

Officer's Certificate -- means a certificate of a Senior Financial Officer or of any other officer of an Obligor or HIL whose responsibilities extend to the subject matter of such certificate

Operating Income Contribution Percentage -- means, in respect of any property of the Company or any Restricted Subsidiary that is the subject of a Basket Transfer or proposed Basket Transfer, the percentage of Consolidated Operating Net Income contributed by such property during the period of 12 consecutive fiscal months of the Company most recently ended prior to the Transfer or proposed Transfer of such property.

Operating Lease -- means, with respect to any Person, any lease other than a Capital Lease.

Operating Rentals -- means all fixed payments that the lessee is required to make by the terms of any Operating Lease, but shall not include amounts required to be paid in respect of maintenance, repairs, utilities, income taxes, property taxes, insurance, assessments or other similar charges or additional rentals (in excess of fixed minimums) based upon a percentage of gross receipts.

Other Agreement -- is defined in Section 2.

Other Purchaser -- is defined in Section 2.

PBGC -- means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

Permitted Restricted Subsidiary Debt -- means

     (a) Debt obligations of each Restricted Subsidiary in respect of the Guarantee;

     (b) Debt obligations of each Restricted Subsidiary in respect of the Company's obligations under the Credit Agreement;

     (c) obligations of each Restricted Subsidiary in respect of Debt owed to the Company or a Wholly-Owned Restricted Subsidiary;

     (d) Debt obligations of HDI in respect of a mortgage loan in favor of Merchants National Bank in an outstanding principal amount not in excess of $1,000,000, provided that any refinancing of such mortgage loan that

          (i) does not increase the principal amount outstanding thereunder at the time of such refinancing,

          (ii) does not result in the increase of any scheduled payment amounts of principal and/or interest,

          (iii) does not result in the shortening of the maturity of such loan,

          (iv) does not cause or create any Default or Event of Default and

          (v) is not effected during the existence of any Default or Event of Default (whether or not it shall have caused the same) shall be deemed to be included within this clause (d); and

     (e) Debt obligations of any Restricted Subsidiary in respect of

          (i) one or more unsecured lines of credit incurred in the ordinary course of business in an aggregate maximum principal amount not in excess of $2,500,000 and/or

          (ii) one or more letter of credit facilities having a maximum stated liability of not more than $6,000,000, provided that (1) not more than $500,000 in aggregate principal amount of unpaid letter of credit reimbursement obligations (or loans or advances in respect thereof under said letter of credit facility or facilities or under said line or lines of credit) remain outstanding and (2) such outstanding obligations (or loans or advances in respect thereof) have not remained unpaid for more than 10 days.

Person -- means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

Plan -- means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

Pledge Agreement -- means the Company's Pledge Agreement and each Guarantor's Pledge Agreement.

Pledged Stock Collateral-- has the collective meaning ascribed to such term in the Pledge Agreements.

Preferred Stock -- means any class of capital stock of a Person that is preferred over any other class of capital stock of such Person as to the payment of dividends or other equity distributions or the payment of any amount upon liquidation or dissolution of such Person.

Property or properties -- means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

Proposed Prepayment Date -- is defined in Section 8.4(c).

PTE -- is defined in Section 6.2.

QPAM Exemption -- means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

Related Document -- Section 25.1.

Required Holders -- means, at any time, the holders of at least 66 and 2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any Affiliate thereof).

Responsible Officer-- means any Senior Financial Officer of the Company and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

Restricted Investment -- means, at any time, all Investments except the following:

     (a) Investments in property to be used in the ordinary course of business of the Company and the Restricted Subsidiaries;

     (b) Investments in current assets arising from the sale of goods and services in the ordinary course of business of the Company and the Restricted Subsidiaries;

     (c) Investments in one or more Restricted Subsidiaries or any corporation that concurrently with such Investment becomes a Restricted Subsidiary;

     (d) Investments in direct obligations of the United States of America, or any agency or instrumentality thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one
     (1) year from the date of acquisition thereof;

     (e) Investments in (i) certificates of deposit issued by an Acceptable Bank, provided that such obligations mature within one (1) year from the date of acquisition thereof, (ii) demand deposit accounts in an Acceptable Bank and (iii) time or saving deposit accounts in an Acceptable Bank, provided that moneys in such deposit accounts are withdrawable with not more than 30 days prior notice; and

     (f) Investments in commercial paper rated "A-i" (or higher) by Standard & Poor's or "P-i" (or higher) by Moody's (or any future comparable ratings issued by Standard & Poor's or Moody's), provided that such obligations mature within two hundred seventy (270) days from the date of creation thereof.

Investments shall be valued at cost less any net return of capital through the sale or liquidation thereof or other return of capital thereon.

As used in this definition:

Acceptable Bank -- means, at any time, any commercial bank:

     (a) that at such time has capital, surplus and undivided profits aggregating at least Two Hundred Fifty Million Dollars ($250,000,000); and

     (b) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank) shall at such time be rated "A" or higher by Standard & Poor's or "A2" or higher by Moody's (or any future comparable ratings issued by Standard & Poor's or Moody's).

Restricted Payment -- means:

     (a) any dividend or other distribution, direct or indirect, on account of any shares of capital stock of the Company or any Restricted Subsidiary (other than on account of capital stock of a Restricted Subsidiary owned legally and beneficially by the Company or a Wholly-Owned Restricted Subsidiary) now or hereafter outstanding, whether in cash or other property, except a dividend or other distribution payable solely in shares of common stock of such Person;

     (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of capital stock of the Company or any Restricted Subsidiary (other than on account of capital stock of a Restricted Subsidiary owned legally and beneficially by the Company or a Wholly-Owned Restricted Subsidiary) now or hereafter outstanding, or of any warrants, rights or options to acquire any shares of such stock, provided that any such redemption, retirement, purchase or other such acquisition that involves only the exchange of securities to be issued by the Company or any Restricted Subsidiary for other outstanding securities of such Person (which exchanged and outstanding securities shall be of equivalent value) shall not be deemed to be a "Restricted Payment;" and

     (c) any repayment, defeasance, redemption, retirement, repurchase or other acquisition, direct or indirect, of any installment of Subordinated Debt prior to the regularly scheduled payment or maturity date of such installment, provided that any refinancing of Subordinated Debt that

          (i) is funded with the proceeds of equity issued by the obligor in respect of such Subordinated Debt to Persons other than the Company or a Subsidiary; or

          (ii) funded with the proceeds of new Subordinated Debt that

               (1) does not increase the principal amount outstanding thereunder at the time of such refinancing,

               (2) does not result in the increase of any scheduled payment amounts of principal and/or interest,

               (3) does not result in the shortening of the maturity of such Subordinated Debt,

               (4) does not cause or create any Default or Event of Default and

               (5) is not effected during the existence of any Default or Event of Default (whether or not it shall have caused the same)

shall not be deemed to be a "Restricted Payment."

Restricted Subsidiary -- means all Subsidiaries other than the Unrestricted Subsidiaries.

Restricted Subsidiary Stock -- Section 11.9(b).

Securities Act -- means the Securities Act of 1933, as amended from time to time.

Security Agreement -- means the Company's Security Agreement and each Guarantor's Security Agreement.

Senior Debt -- any unsecured Debt of any one or more of the Obligors that is not in any manner subordinated in right of payment to the Notes or to any other Debt of such Persons.

Senior Financial Officer-- means, with respect to the Company, the chief financial officer, principal accounting officer, treasurer or comptroller of the Company, or any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement and, with respect to any Guarantor, any officer of such Guarantor.

Segue -- is defined in the introductory sentence of this Agreement.

SF Knitworks -- is defined in the introductory sentence of this Agreement.

Source -- is defined in Section 6.2.

Standard & Poor's -- means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

Subordinated Debt -- means any Debt of the Company or any Guarantor that is in any respect subordinate or junior in right of payment or otherwise to the Debt evidenced by the Notes or to the Guarantee.

Subsidiary -- means, as to any Person, any corporation, association, limited liability company or other similar business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company or another Obligor.

Swaps -- means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined. For purposes of this Agreement, any such interest rate swap, currency swap or other similar obligation which was entered into and is being used by such Person in the ordinary course of its business to hedge an existing or future risk or exposure of such Person in respect of its liabilities or assets shall not be deemed a "Swap."

Successor Company -- Section 11.2.

Transfer -- means, with respect to the Company or any Restricted Subsidiary, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its assets. The verb "Transfer" has the meaning correlative to the meaning of the noun. Transfer shall not include a transaction or part of a transaction because the Company or a Restricted Subsidiary uses assets constituting cash or money to consummate such transaction or part thereof and to thereby purchase, acquire, receive or lease assets in consideration of the payment of such cash or money.

Unrestricted Subsidiary -- means (a) HIL so long as it is a Subsidiary of the Company and (b) any Subsidiary directly owned by HIL or indirectly owned by HIL and/or any Subsidiary of HIL so long as, in any such case, such Subsidiary continues to be a Subsidiary of HIL. It is the intention of this definition to include as Unrestricted Subsidiaries only Subsidiaries of HIL that are owned directly or indirectly by HIL and other Subsidiaries of HIL and Persons other than Obligors. If any percentage of the capital equity of an Unrestricted Subsidiary is owned, directly or indirectly, by any Obligor (other than by or through HIL), then such Unrestricted Subsidiary shall be deemed to be a Restricted Subsidiary for purposes of this Agreement

Voting Stock -- means capital stock or other equity interests or capital of any class or classes of a corporation, partnership, association or other business entity, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the directors (or Persons performing similar functions) of such entity.

Wholly-Owned Restricted Subsidiary -- means, at any time, any Restricted Subsidiary 100% of all of the equity interests and voting interests of which (other than directors' qualifying shares and, in the case of Subsidiaries organized under the laws of a jurisdiction other than a State of the United States of America, any shares required by applicable law to be owned by nationals of such jurisdiction (not in excess of 5% of the total equity thereof) are owned by any one or more of the Company and the other Wholly-Owned Restricted Subsidiaries at such time.

Wholly-Owned Subsidiary -- means, at any time, any Subsidiary 100% of all of the equity interests and voting interests of which are owned by any one or more of the Company and the other Wholly-Owned Subsidiaries at such time.

                               EXHIBIT 4.11 -(CSA)

                      FORM OF COMPANY'S SECURITY AGREEMENT

                               SECURITY AGREEMENT

This Agreement made as of May 15, 1998 between HAMPSHIRE GROUP, LIMITED, a Delaware corporation (the "Debtor"), and PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY, a New York Mutual Insurance Company, having an office at One American Row, Hartford, Connecticut 06115, as collateral agent for itself and for The Ohio National Life Insurance Company (the "Collateral Agent;" Phoenix Home Life Mutual Insurance Company and The Ohio National Life Insurance Company are referred to herein as the "Lenders;" and the Collateral Agent is sometimes referred to herein as the "Secured Party").

WHEREAS, The Lenders have extended loans to Debtor pursuant to those certain separate Note Purchase Agreements each dated as of May 15,1998 among Debtor, Hampshire Designers, Inc., Glamourette Fashion Mills, Inc., San Francisco Knitworks, Inc. and Segue (America), Limited and each of the Lenders, (together with the other documents and agreements executed in connection therewith, collectively, the "Note Purchase Agreement;" Hampshire Designers, Inc., Hampshire Investments, Limited, Glamourette Fashion Mills, Inc., San Francisco Knitworks, Inc., and Segue (America), Limited are referred to herein, collectively, as the "Guarantors"). The loans arising under the Note Purchase Agreement are evidenced by the notes issued by the Debtor to the Lenders thereunder and outstanding from time to time (collectively, the "Notes"). Debtor desires to secure the performance of its obligations to pay, duly and punctually, the principal of and interest on the Notes and to perform, duly and punctually, all other obligations and indebtedness owing to the Secured Party and the Lenders, including those arising under the Notes, the Note Purchase Agreement, this Security Agreement and otherwise.

WHEREAS, capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement.

NOW, THEREFORE, for and in consideration of the sum of Ten ($10.00) Dollars and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor and Secured Party, intending to be legally bound, hereby agree as follows:

1.  SECURITY INTEREST

To secure the Obligations (as hereafter defined), Debtor hereby grants to Secured Party a continuing security interest in and to all of the following described property and interest in such property (the "Collateral"), now owned or hereafter acquired by Debtor:

     A. All now owned and hereafter acquired right, title and interest of Debtor in, to and in respect of all: accounts, interests in goods represented by accounts, returned, reclaimed or repossessed goods with respect thereto and rights as an unpaid vendor; contract rights, chattel paper relating to goods sold; documents; instruments; letters of credit, bankers' acceptances or guaranties securing any of the foregoing (the "Accounts");

     B. All right, title and interest of Debtor in, to and in respect of the following:

     All inventory imported into the United States or purchased pursuant to letters of credit of whatever kind, nature or description, including all raw materials, work-in-process, finished goods, and materials to be used or consumed in Debtor's business; and all names or marks affixed to or to be affixed thereto for purposes of selling same by the seller, manufacturer, lessor or licenser thereof ("Inventory");

     All warehouse receipts, bills of lading, shipping documents and other instruments or documents relating to such Inventory; and

     C. All present and future books and records, including, without limitation, all computer programs, printed output and computer readable data in the possession or control of the Debtor, any computer service bureau or other third party, all computer disks, hard drives and other computer related hardware and software, relating to Accounts and Inventory; and

     D. All cash and non-cash proceeds of the foregoing in whatever form and wherever located, including, without limitation, all insurance proceeds and all claims against third parties for loss or destruction of or damage to any of the foregoing.

Except as defined herein, all terms used above shall have the meaning provided in the New York Uniform Commercial Code.

2. OBLIGATIONS DEFINED

The term "Obligations" shall mean all payment and other obligations of the Debtor under, or in respect of, this Agreement, the Note Purchase Agreement, the Notes and the other Financing Documents to which the Debtor is a party.

3. WARRANTIES AND COVENANTS

Debtor warrants and agrees that:

     A. Debtor will pay and perform all of the Obligations according to their terms.

     B. All of the Collateral is and will at all times be owned by Debtor free and clear of all tax liens and other liens and security interests, except the liens and security interests permitted in the Note Purchase Agreement or by Secured Party in writing.

     C. The Collateral shall be kept at the principal place of business of Debtor set forth below or at the locations set forth in Schedule A hereto and none of the Collateral will be removed from such locations without the prior written consent of Secured Party except for Debtor's sales to its customers in the ordinary course of Debtor's business.

     D. Debtor will insure the Collateral at all times against all hazards, including but not limited to fire, theft and risks covered by extended coverage insurance, and such policies shall be payable to Secured Party as its interest may appear. Said policies of insurance shall be satisfactory to Secured Party as to form, amount and insurer. Debtor shall furnish certificates, policies or endorsements to Secured Party as proof of such insurance, and, if Debtor fails to do so, Secured Party is authorized but not required to obtain such insurance at Debtor's expense. All policies shall provide for at least thirty (30) days' prior written notice to Secured Party of cancellation or non-renewal. Secured Party may act as attorney-in-fact for Debtor in making, adjusting and settling any claims under any such insurance policies. Subject to the lntercreditor Agreement, Debtor hereby assigns to Secured Party all of its right, title and interest to any insurance policies insuring the Collateral, including all rights to receive the proceeds of insurance, and directs all insurers to pay all such proceeds directly to Secured Party and authorizes Secured Party to endorse Debtor's name on any instrument of such payment.

     E. Debtor will keep the Collateral in good condition and repair, reasonable wear and tear excepted, and will immediately notify Secured Party of any destruction of or any damage to any of the Collateral.

     F. Debtor will not sell, transfer or otherwise dispose of any of the Collateral except (i) Inventory to buyers in the ordinary course of business and (ii) as otherwise permitted under the Note Purchase Agreement.

     G. Intentionally Omitted.

     H. Debtor will advise Secured Party in writing of any changes in any of the Debtor's places of business or the opening of any new place of business five (5) business days prior to the occurrence thereof.

     I. Debtor will pay when due all taxes (unless such taxes are being contested in good faith and adequate reserves have been provided and all other conditions required by Section 10.4 of the Note Purchase Agreement have been satisfied), license fees and assessments relating to the Collateral.

     J. Debtor will be liable to Secured Party for any expenditures by Secured Party in connection with the preparation, execution, delivery, administration and enforcement of this Security Agreement and for the maintenance and preservation of the Collateral, including but not limited to taxes, appraisal fees, certificate of title charges, recording and filing fees (including Uniform Commercial Code financing statement fees and search fees), the fees and disbursements of Secured Party's in-house and outside counsel, levies, insurance and repairs, and for the repossession, holding, preparation for sale, and the sale of the Collateral (including attorneys' and accountants' fees and expenses), as well as all damages for breach of warranty, misrepresentation, or breach of covenant by Debtor, and all such liabilities shall be included in the definition of Obligations herein, shall be secured by the security interest granted herein, and shall be payable upon demand.

     K. Debtor will execute financing statements pursuant to the Uniform Commercial Code, as enacted in the states where such financing statements are required, or are deemed by Secured Party as desirable, and any other documents required by Secured Party, to perfect or maintain the security interest granted herein or to effect the purposes of this Agreement. Debtor hereby authorizes Secured Party to execute and file any financing statements covering the Collateral without Debtor's signature or if Secured Party so elects signed in Debtor's name by Secured Party and Secured Party is hereby appointed attorney-in-fact to do so.

     L. Debtor will at all times during normal business hours allow Secured Party or its agents to examine and inspect the Collateral, as well as Debtor's books and records relating thereto, and to make extracts and copies of them.

     M. Debtor will report, in form satisfactory to Secured Party, such information as Secured Party may reasonably request regarding the Collateral; such reports shall be for such periods shall reflect Debtor's records as at such time and shall be rendered with such frequency as Secured Party may reasonably designate. All information heretofore or hereafter furnished by Debtor to Secured Party is or will be true and correct in all material respects as of the date with respect to which such information is or will be furnished.

     N. Debtor shall not become a party to any restructuring of its form of business or participate in any consolidation, merger, liquidation or dissolution without Secured Party's prior written consent, except as permitted in the Note Purchase Agreement.

     O. Debtor will notify Secured Party of any intended change of Debtor's name, or the use of any trade name or style, and will notify Secured Party when such change or use becomes effective Debtor represents that it uses only the trade name and styles listed on schedule B annexed hereto.

     P. Debtor has the right and power and is duly authorized to enter into and perform its Obligations hereunder, and Debtor's execution, performance and delivery of this Agreement does not and will not conflict with the provisions of any statute, regulation, ordinance or rule of law, or with the provisions of any agreement, contract or other document which may now or hereafter be binding on Debtor.

     Q. There are no actions or proceedings which are pending or threatened against Debtor which might result in any material and adverse change in its financial condition or materially affect the Collateral pledged hereunder.

     R. Debtor is not in violation of any applicable federal, state, municipal or county statute, regulation or ordinance which may materially and adversely affect its business, property, assets, operations or conditions, financial or otherwise and Debtor has obtained and shall maintain in effect all federal state and local licenses and permits necessary to conduct its business, including, but not limited to any environmental matters relating to the remediation of contaminated property and/or the removal of hazardous materials or otherwise, except where the failure to maintain the same would not materially and adversely affect its business, property, assets, operations or conditions, financial or otherwise.

     S. Debtor hereby irrevocably appoints Secured Party as Debtor's true and lawful attorney-in-fact, with full power and authority and in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time while an Event of Default under, and as defined in, the Note Purchase Agreement shall have occurred and be continuing in Secured Party's discretion, to take any action and to execute any instrument which Secured Party may deem necessary or desirable to accomplish the purposes of this Security Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Debtor representing any distribution in respect of the Collateral or any part thereof and to give full discharge far the same; to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipt for monies due and to become due under or in connection with the Collateral; to obtain and adjust insurance covering the Collateral; to receive, endorse and collect any drafts or other instruments and documents in connection therewith; and to file any claims or take any action or institute any proceedings which Secured Party may deem to be necessary or desirable for the collection thereof, provided, however, that Secured Party may act as such attorney-in-fact at any time with respect to signing and recording financing statements under the Uniform Commercial Code.

4. EVENTS OF DEFAULT

All Obligations shall become due and payable upon the occurrence of any Event of Default under, and as defined in, the Note Purchase Agreement in accordance with the terms and provisions thereof.

5. RIGHTS AND REMEDIES

Upon the occurrence and continuance of any Event of Default, Secured Party shall have all rights and remedies provided by law, including but not limited to those of a secured party under the Uniform Commercial Code of New York, in addition to the rights and remedies provided herein or in the Note Purchase Agreement. Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to Debtor and Secured Party. If notice of disposition of Collateral is required by law, five (5) days prior notice by Secured Party to Debtor designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made shall be deemed to be reasonable notice thereof and Debtor waives any other notice. In the event Secured Party institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy in an action against Debtor, Debtor waives the posting of any bond which might otherwise be required. All Secured Party's rights and remedies shall be cumulative and none are exclusive. Whether or not default has occurred, all payments made by or on behalf of Debtor and all credits due Debtor under this Agreement and under any other agreement between Debtor and Secured Party may be applied to the Obligations in whatever order and amounts Secured Party chooses.

6. MISCELLANEOUS

     A. Any failure or delay by Secured Party to require strict performance by Debtor of any of the provisions, warranties, terms and conditions contained herein or in any other agreement, document or instrument shall not affect Secured Party's right to demand strict compliance and performance therewith, and any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto, and whether of the same or of a different type. None of the warranties, conditions, provisions and terms contained herein or in any other agreement, document or instrument shall be deemed to leave been waived by any act or knowledge of Secured Party, its agents, officers or employees, but only by an instrument in writing, signed by an officer of Secured Party, directed to Debtor and specifying such waiver.

     B. Any notice under this Agreement shall be in writing, and deemed to have been given or made: if by hand, immediately upon delivery; if by telecopier, immediately upon receipt; if by overnight courier, one (1) day after dispatch; and if by first class or certified mail three (3) days after the mailing. All such notices shall be addressed to the parties at their respective addresses set forth below.

     C. In the event that any provision hereof shall be deemed to be invalid by any court, such invalidity shall not affect the remainder of this Agreement.

     D. This Agreement shall be binding upon and for the benefit of the parties hereto and their respective successors and assigns.

     E. Wherever the context requires, the singular form of any word shall include the plural, and the neuter form of any word shall include the masculine and feminine forms, and vice verse.

     F. Debtor hereby irrevocably submits and consents to the jurisdiction of any New York State or United States Federal court sitting in New York City over any action or proceeding arising out of or relating to this Agreement, and the Debtor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Debtor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Debtor at its address specified in the Note Purchase Agreement. The Debtor agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Debtor further waives any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non conveniens. The Debtor agrees that any action or proceeding brought against the Secured Party or any holder of Notes shall be brought only in New York State or United States Federal Court sitting in New York City. Nothing contained in this paragraph shall affect the right of the Secured Party or any holder of Notes to serve legal process in any other manner permitted by law or affect the right of the Secured Party or any holder of Notes to bring any action or proceeding against Debtor or its property in the courts of any other jurisdiction

     To the extent that the Debtor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Debtor hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

     G. This Agreement together with the Note Purchase Agreement and the other agreements executed in connection therewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings with respect thereto. This Agreement may be amended only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith.

     H. This Agreement is subject to the terms and provisions of the Intercreditor Agreement (as such term is defined in the Note Purchase Agreement).

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date written above.

HAMPSHIRE GROUP, LIMITED

By:  /s/ Charles W. Clayton
Address:  215 Commerce Blvd., Anderson, SC  29625
Telephone No. (864) 225-6232

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY, as Collateral Agent

By: /s/ John H. Beera
Address:
Street

c/o Phoenix Investment Partners, Ltd.
56 Prospect
P.O. Box 150480
Hartford, Connecticut 06115-0480
Telephone No: 860-403-5758

                                   SCHEDULE A

                             Locations of Collateral

Hampshire Group, Limited            County:
215 Commerce Boulevard              Anderson
Anderson, SC 29621

Natalie Knitting Mills              County:
Rose Industrial Park #15            Smythe
Chilhowie, VA 24319

Designers Knitting Mills            County:
305 New Court Road                  Anderson
Anderson, SC 29621

Winona Knitting Mills               County:
902 East Second St.                 Winona
Winona, MN 55987

Winona Knitting Mills               County:
109 Main Street                     Houston
LaCrescent, MN 55947

Hampshire Hosiery - Plant No. 2     County
103 Cross Street                    Mitchell
Spruce Pine, NC 28777

Hampshire Hosiery - Plant No. 1     County
US Hwy. 19E                         Mitchell
Spruce Pine, NC 28777

Hampshire Brands                    County:
1705 Wilkie Drive                   Winona
Winona, MN 55987

                                   SCHEDULE B

                           Tradestyle and Brand Names

Tradestvles:

Designers Knitting Mills
Hampshire Brands
Winona Knitting Mills
Hampshire Brands
Hampshire Hosiery
Natalie Knitting Mills

Brand Names/Licenses:

Designers Originals
Designers Originals Studio
Moving Bleu
Plant & Co.
American Portrait
Landscape
San Francisco Knitworks
SFK

                               EXHIBIT 4.11 -(CPA)

                       FORM OF COMPANY'S PLEDGE AGREEMENT

                                PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of May 15, 1998, made by HAMPSHIRE GROUP, LIMITED, a Delaware corporation, whose address is 215 Commerce Boulevard, Anderson, South Carolina 29621 (the "Pledgor"), in favor of PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY, a New York mutual insurance company, having an office at One American Row, Hartford, Connecticut 06102, as collateral agent for itself and for The Ohio National Life Insurance Company (the "Collateral Agent;" Phoenix Home Life Mutual Insurance Company and The Ohio National Life Insurance Company are referred to herein as the "Lenders").

The Lenders have extended loans to Pledgor pursuant to those certain separate Note Purchase Agreements each dated as of May 15, 1998 among Pledgor, Hampshire Designers, Inc., Hampshire Investments, Limited, Glamourette Fashion Mills, Inc., San Francisco Knitworks, Inc., and Segue (America), Limited and each of the Lenders, (together with the other documents and agreements executed in connection therewith, collectively, the "Note Purchase Agreement;" Hampshire Designers, Inc., Hampshire Investments, Limited, Glamourette Fashion Mills, Inc., San Francisco Knitworks, Inc., Limited and Segue (America), Limited are referred to herein, collectively, as the "Guarantors"). The Pledgor is the owner and holder of the shares of stock of those certain Guarantors as more particularly described in the Schedule attached hereto and of the $5,000,000 promissory note described in such Schedule (the "Pledged Securities").

It is a condition to the making of the loans by the Lenders that the Pledgor shall have made the pledge contemplated by this Agreement. In consideration of the premises, the Pledgor hereby agrees as follows:

1. THE PLEDGE

     A. Pledge.

     The Pledgor hereby pledges to the Collateral Agent and grants to the Collateral Agent a security interest in the following (the "Pledged Collateral"):

          (a) the Pledged Securities and the certificates and instruments representing the Pledged Securities, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities; and

          (b) all additional shares of stock of the issuers of the Pledged Securities, and the certificates representing such additional shares, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities.

     B. Security for Obligations.

     This Agreement secures the payment of all obligations (the "Obligations") of the Pledgor, as provided for in the Note Purchase Agreement, in the Notes, in this Agreement and in the other Financing Documents (as such term is defined in the Note Purchase Agreement) to which the Pledgor is a party.

     C. Delivery of Pledged Collateral.

     All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by the Collateral Agent on behalf of the Lenders pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Section 5A(a). In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

     D. Continuing Agreement.

     This Agreement shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until payment in full of the Obligations, provided, that, on the second anniversary of the date of Closing (as defined in the Note Purchase Agreement), the Pledged Securities constituting the shares of stock of Hampshire Investments, Limited (as described on the Schedule attached hereto), that certain promissory note in the original principal amount of $5,000,000 made by Hampshire Investments, Limited to the Pledgor (as described on the schedule attached hereto) and all other Pledged Collateral hereunder shall be released from being pledged hereunder and being subject to any lien or security interest created hereby and this Agreement shall be terminated, if but only if, at such time (a) no Default or Event of Default shall have occurred and be continuing and (b) the Credit Agreement provides for a similar release of the pledge provided therein in respect of such shares and promissory note and such release shall have been effected previously or simultaneously with the release provided for in this clause.

2. REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants as follows:

     A. Ownership and Liens.

     The Pledgor is the legal and beneficial owner of the Pledged Collateral free and clear of any Lien, except for the security interest created by this Agreement and except as provided for in the Credit Agreement (as such term is defined in the Note Purchase Agreement) and the pledge agreements executed in connection therewith (collectively, as amended from time to time, the "Bank Pledge Agreement").

     B. Perfection.

     The pledge of the Pledged Securities pursuant to this Agreement and the delivery thereof to Collateral Agent creates a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Obligations, subject only to the pari passu security interest of the Bank Pledge Agreement.

     C. No Authorization Required.

     No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (a) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor or (b) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally and except for the filing of financing and/or continuation statements).

3. COVENANTS

     A. Further Assurances.

     The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that the Collateral Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

     B. Transfers and Other Liens; Additional Shares.

     The Pledgor agrees that it will not (i) hereafter sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or
     (ii) create or permit to exist any lien or security interest upon or with respect to any of the Pledged Collateral, except for (1) the security interest under this Agreement and under the Bank Pledge Agreement and (2) as otherwise permitted under the Note Purchase Agreement.

4. THE COLLATERAL AGENT

     A. Collateral Agent Appointed Attorney-in-Fact.

     The Pledgor hereby irrevocably appoints the Collateral Agent as the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time, following the occurrence and during the continuance of an Event of Default (as defined in the Note Purchase Agreement), in the Collateral Agent's discretion to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same, provided, however, that the Collateral Agent may act as such attorney-in-fact at any time with respect to signing and recording financing statements under the Uniform Commercial Code.

     B. Collateral Agent May Perform.

     If the Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor under Section 6B.

     C. Reasonable Care.

     The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which it accords its own property, it being understood that the Collateral Agent shall not have responsibility for (a) ascertaining or taking action with respect to calls, conversations, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any other parties with respect to any Pledged Collateral.

5. DEFAULT

     A. Voting Rights; Dividends; Etc.

          (a) So long as no Event of Default (as defined in the Note Purchase Agreement) shall have occurred and be continuing:

               (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, provided, however, that the Pledgor shall provide (within five (5) days after the date of such meeting) the Collateral Agent with a copy of any minutes of a meeting of shareholders evidencing the exercise of any and all voting and other consensual rights by Pledgor.

               (ii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (i) above.

          (b) Upon the occurrence and during the continuance of an Event of Default (as defined in the Note Purchase Agreement):

               (i) All rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5A(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold the Pledged Collateral.

               (ii) All dividends and interest payments, which are received by the Pledgor, shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary indorsement).

B. Remedies upon Default.

If an Event of Default has occurred and is continuing:

     (a) The Collateral Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the "UCC") in effect in the State of New York at that time, and the Collateral Agent may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

     (b) Any cash held by the Collateral Agent as Pledged Collateral and all cash proceeds received by the Collateral Agent in respect of any sale or collection from or other realization upon all or any part of the Pledged

     Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 6B) in whole or in part by the Collateral Agent against, all or any part of the Obligations in such order as the Collateral Agent shall elect. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomever may be lawfully entitled to receive such surplus.

6. MISCELLANEOUS

     A. Amendments, Etc.

     No amendment or waiver of any provision of this Agreement nor consent to any departure by the Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     B. Expenses.

     The Pledgor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (c) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (d) the failure by the Pledgor to perform or observe any of the provisions hereof.

     C. Notices.

     Unless the party to be notified otherwise notifies the other party in writing, notices shall be given by ordinary mail or telecopier, addressed to such party at its address on the signature page hereof.

     D. Transfer of Loan Documents.

     This Agreement shall (a) be binding upon the Pledgor, its successors and assigns, and (b) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent on behalf of the Lenders and their respective successors, transferees and assigns.

     E. Governing Law; Terms.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     F Intercreditor Agreement.

     This Agreement is subject to the terms and provisions of the lntercreditor Agreement (as such term is defined in the Note Purchase Agreement).

IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by all of its members as of the date first above written.

HAMPSHIRE GROUP, LIMITED
By:  /s/ Charles W. Clayton
Title:  Vice President
Address for Notices to Pledgor:
215 Commerce Boulevard
Anderson, South Carolina 29621

PHOENIX HOME MUTUAL LIFE INSURANCE COMPANY,
as Collateral Agent
By:  /s/ John H. Beera
Title:  Vice President
Address for Notices to the Collateral Agent:
c/o Phoenix Investment Partners, Ltd.
56 Prospect Street
P.O. Box 150480
Hartford, Connecticut 06115-0480

                         SCHEDULE TO PLEDGE AGREEMENT OF
                            HAMPSHIRE GROUP, LIMITED

                            Description of Collateral


COMPANY                           CERTIFICATE NO.             NUMBER OF SHARES

Hampshire Designers, Inc.              #100                       1,000

Hampshire Investments, Limited           #2                         200
                                         #3                          50
                                         #4                         125
                                         #5                         125

$5,000,000 unsecured promissory note of HIL, dated May 28,1998, in favor of the Company.

This Schedule shall be deemed automatically and immediately amended and replaced upon each addition to or substitution or replacement of any of the Pledged Securities.

                               EXHIBIT 4.11 -(GSA)

                     FORM OF GUARANTOR'S SECURITY AGREEMENT

                               SECURITY AGREEMENT

This Agreement made as of May 15,1998 between ___________, a _______________
corporation (the "Debtor") and PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY, a New York mutual insurance company, having an office at One American Row, Hartford, Connecticut 06115, as collateral agent for itself and for The Ohio National Life Insurance Company (the "Collateral Agent;" Phoenix Home Life Mutual Insurance Company and The Ohio National Life Insurance Company are referred to herein as the "Lenders;" and the Collateral Agent is sometimes referred to herein as the "Secured Party").

WHEREAS, The Lenders have extended loans to Hampshire Group, Limited, a Delaware corporation (the "Company") pursuant to those certain separate Note Purchase Agreements each dated as of May 15,1998 among Debtor, the Company, Hampshire Designers, Inc., Hampshire Investments, Limited, Glamourette Fashion Mills, Inc., San Francisco Knitworks, Inc., and Segue (America), Limited and each of the Lenders, (together with the other documents and agreements executed in connection therewith, the "Note Purchase Agreement;" Hampshire Designers, Inc., Hampshire Investments, Limited, Glamourette Fashion Mills, Inc., San Francisco Knitworks, Inc., and Segue (America), Limited are referred to herein, collectively, as the "Other Guarantors"). The Debtor has guaranteed the borrowings of the Company pursuant to the Note Purchase Agreement. The indebtedness of Debtor arising under the Note Purchase Agreement is guaranteed by the Debtor, as provided for in the Note Purchase Agreement (the "Guarantee"). Debtor desires to secure the performance of its obligations to pay, duly and punctually, its obligations in respect of the Guarantee and to perform, duly and punctually, all other obligations and indebtedness owing to the Secured Party and the Lenders, including those arising under the Notes, the Note Purchase Agreement, this Security Agreement and otherwise.

WHEREAS, capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement.

NOW, THEREFORE, for and in consideration of the sum of Ten ($10.00) Dollars and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor and Secured Party, intending to be legally bound, hereby agree as follows:

1. SECURITY INTEREST

To secure the Obligations (as hereafter defined), Debtor hereby grants to Secured Party a continuing security interest in and to all of the following described property and interest in such property (the "Collateral"), now owned or hereafter acquired by Debtor:

     A. All now owned and hereafter acquired right, title and interest of Debtor in, to and in respect of all: accounts, interests in goods represented by accounts, returned, reclaimed or repossessed goods with respect thereto and rights as an unpaid vendor; contract rights, chattel paper relating to goods sold; documents; instruments; letters of credit, bankers' acceptances or guaranties securing any of the foregoing (the "Accounts");

     B. All right, title and interest of Debtor in, to and in respect of the following:

     All inventory imported into the United States or purchased pursuant to letters of credit of whatever kind, nature or description, including all raw materials, work-in-process, finished goods, and materials to be used or consumed in Debtor's business; and all names or marks affixed to or to be affixed thereto for purposes of selling same by the seller, manufacturer, lessor or licenser thereof ("Inventory");

     All warehouse receipts, bills of lading, shipping documents and other instruments or documents relating to such Inventory; and

     C. All present and future books and records, including, without limitation, all computer programs, printed output and computer readable data in the possession or control of the Debtor, any computer service bureau or other third party, all computer disks, hard drives and other computer related hardware and software, relating to Accounts and Inventory; and

     D. All cash and non-cash proceeds of the foregoing in whatever form and wherever located, including, without limitation, all insurance proceeds and all claims against third parties for loss or destruction of or damage to any of the foregoing.

     Except as defined herein, all terms used above shall have the meaning provided in the New York Uniform Commercial Code.

2. OBLIGATIONS DEFINED

The term "Obligations" shall mean all payment and other obligations of the Debtor under, or in respect of, this Agreement, the Note Purchase Agreement, the Guarantee and the other Financing Documents to which the Debtor is a party.

3. WARRANTIES AND COVENANTS

Debtor warrants and agrees that:

     A. Debtor will pay and perform all of the Obligations according to their terms.

     B. All of the Collateral is and will at all times be owned by Debtor free and clear of all tax liens and other liens and security interests, except the liens and security interests permitted in the Note Purchase Agreement or by Secured Party in writing.

     C. The Collateral shall be kept at the principal place of business of Debtor set forth below or at the locations set forth in Schedule A hereto and none of the Collateral will be removed from such locations without the prior written consent of Secured Party except for Debtor's sales to its customers in the ordinary course of Debtor's business.

     D. Debtor will insure the Collateral at all times against all hazards, including but not limited to fire, theft and risks covered by extended coverage insurance, and such policies shall be payable to Secured Party as its interest may appear. Said policies of insurance shall be satisfactory to Secured Party as to form, amount and insurer. Debtor shall furnish certificates, policies or endorsements to Secured Party as proof of such insurance, and, if Debtor fails to do so, Secured Party is authorized but not required to obtain such insurance at Debtor's expense. All policies shall provide for at least thirty (30) days' prior written notice to Secured Party of cancellation or non-renewal. Secured Party may act as attorney-in-fact for Debtor in making, adjusting and settling any claims under any such insurance policies. Subject to the lntercreditor Agreement, Debtor hereby assigns to Secured Party all of its right, title and interest to any insurance policies insuring the Collateral, including all rights to receive the proceeds of insurance, and directs all insurers to pay all such proceeds directly to Secured Party and authorizes Secured Party to endorse Debtor's name on any instrument of such payment.

     E. Debtor will keep the Collateral in good condition and repair, reasonable wear and tear excepted, and will immediately notify Secured Party of any destruction of or any damage to any of the Collateral.

     F. Debtor will not sell, transfer or otherwise dispose of any of the Collateral except Inventory to buyers in the ordinary course of business and except as otherwise permitted under the Note Purchase Agreement.

     G. Intentionally omitted.

     H. Debtor will advise Secured Party in writing of any changes in any of the Debtor's places of business or the opening of any new place of business five (5) business days prior to the occurrence thereof.

     I. Debtor will pay when due all taxes (unless such taxes are being contested in good faith and adequate reserves have been provided and all other conditions required by Section 10.4 of the Note Purchase Agreement have been satisfied), license fees and assessments relating to the Collateral

     J. Debtor will be liable to Secured Party for any expenditures by Secured Party in connection with the preparation, execution, delivery, administration and enforcement of this Security Agreement and for the maintenance and preservation of the Collateral, including but not limited to taxes, appraisal fees, certificate of title charges, recording and filing fees (including Uniform Commercial Code financing statement fees and search fees), the fees and disbursements of Secured Party's in-house and outside counsel, levies, insurance and repairs, and for the repossession, holding, preparation for sale, and the sale of the Collateral (including attorneys' and accountants' fees and expenses), as well as all damages for breach of warranty, misrepresentation, or breach of covenant by Debtor, and all such liabilities shall be included in the definition of Obligations herein, shall be secured by the security interest granted herein, and shall be payable upon demand.

     K. Debtor will execute financing statements pursuant to the Uniform Commercial Code, as enacted in the states where such financing statements are required, or are deemed by Secured Party as desirable, and any other documents required by Secured Party, to perfect or maintain the security interest granted herein or to effect the purposes of this Agreement. Debtor hereby authorizes Secured Party to execute and file any financing statements covering the Collateral without Debtor's signature or if Secured Party so elects signed in Debtor's name by Secured Party and Secured Party is hereby appointed attorney-in-fact to do so.

     L. Debtor will at all times during normal business hours allow Secured Party or its agents to examine and inspect the Collateral, as well as Debtor's books and records relating thereto, and to make extracts and copies of them.

     M. Debtor will report, in form satisfactory to Secured Party, such information as Secured Party may reasonably request regarding the Collateral; such reports shall be for such periods shall reflect Debtor's records as at such time and shall be rendered with such frequency as Secured Party may reasonably designate. All information heretofore or hereafter furnished by Debtor to Secured Party is or will be true and correct in all material respects as of the date with respect to which such information is or will be furnished.

     N. Debtor shall not become a party to any restructuring of its form of business or participate in any consolidation, merger, liquidation or dissolution without Secured Party's prior written consent, except as permitted in the Note Purchase Agreement.

     O. Debtor will notify Secured Party of any intended change of Debtor's name, or the use of any trade name or style, and will notify Secured Party when such change or use becomes effective Debtor represents that it uses only the trade names and styles listed on Schedule B annexed hereto.

     P. Debtor has the right and power and is duly authorized to enter into and perform its Obligations hereunder, and Debtor's execution, performance and delivery of this Agreement does not and will not conflict with the provisions of any statute, regulation, ordinance or rule of law, or with the provisions of any agreement, contract or other document which may now or hereafter be binding on Debtor.

     Q. There are no actions or proceedings which are pending or threatened against Debtor which might result in any material and adverse change in its financial condition or materially affect the Collateral pledged hereunder.

     R. Debtor is not in violation of any applicable federal, state, municipal or county statute, regulation or ordinance which may materially and adversely affect its business, property, assets, operations or conditions, financial or otherwise and Debtor has obtained and shall maintain in effect all federal state and local licenses and permits necessary to conduct its business, including, but not limited to any environmental matters relating to the remediation of contaminated property and/or the removal of hazardous materials or otherwise, except where the failure to maintain the same would not materially and adversely affect its business, property, assets, operations or conditions, financial or otherwise.

     S. Debtor hereby irrevocably appoints Secured Party as Debtor's true and lawful attorney-in-fact, with full power and authority and in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time while an Event of Default under, and as defined in, the Note Purchase Agreement shall have occurred and be continuing in Secured Party's discretion, to take any action and to execute any instrument which Secured Party may deem necessary or desirable to accomplish the purposes of this Security Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Debtor representing any distribution in respect of the Collateral or any part thereof and to give full discharge far the same; to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipt for monies due and to become due under or in connection with the Collateral; to obtain and adjust insurance covering the Collateral; to receive, endorse and collect any drafts or other instruments and documents in connection therewith; and to file any claims or take any action or institute any proceedings which Secured Party may deem to be necessary or desirable for the collection thereof, provided, however, that Secured Party may act as such attorney-in-fact at any time with respect to signing and recording financing statements under the Uniform Commercial Code.

4. EVENTS OF DEFAULT

All Obligations shall become due and payable upon the occurrence of any Event of Default under, and as defined in, the Note Purchase Agreement in accordance with the terms and provisions thereof.

5. RIGHTS AND REMEDIES

Upon the occurrence and continuance of any Event of Default, Secured Party shall have all rights and remedies provided by law, including but not limited to those of a secured party under the Uniform Commercial Code of New York, in addition to the rights and remedies provided herein or in the Note Purchase Agreement. Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to Debtor and Secured Party. If notice of disposition of Collateral is required by law, five (5) days prior notice by Secured Party to Debtor designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made shall be deemed to be reasonable notice thereof and Debtor waives any other notice. In the event Secured Party institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy in an action against Debtor, Debtor waives the posting of any bond which might otherwise be required. All Secured Party's rights and remedies shall be cumulative and none are exclusive. Whether or not default has occurred, all payments made by or on behalf of Debtor and all credits due Debtor under this Agreement and under any other agreement between Debtor and Secured Party may be applied to the Obligations in whatever order and amounts Secured Party chooses.

6. MISCELLANEOUS

     A. Any failure or delay by Secured Party to require strict performance by Debtor of any of the provisions, warranties, terms and conditions contained herein or in any other agreement, document or instrument shall not affect Secured Party's right to demand strict compliance and performance therewith, and any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto, and whether of the same or of a different type. None of the warranties, conditions, provisions and terms contained herein or in any other agreement, document or instrument shall be deemed to leave been waived by any act or knowledge of Secured Party, its agents, officers or employees, but only by an instrument in writing, signed by an officer of Secured Party, directed to Debtor and specifying such waiver.

     B. Any notice under this Agreement shall be in writing, and deemed to have been given or made: if by hand, immediately upon delivery; if by telecopier, immediately upon receipt; if by overnight courier, one (1) day after dispatch; and if by first class or certified mail three (3) days after the mailing. All such notices shall be addressed 10 the parties at their respective addresses set forth below.

     C. In the event that any provision hereof shall be deemed to be invalid by any court, such invalidity shall not affect the remainder of this Agreement.

     D. This Agreement shall be binding upon and for the benefit of the parties hereto and their respective successors and assigns.

     E. Wherever the context requires, the singular form of any word shall include the plural, and the neuter form of any word shall include the masculine and feminine forms, and vice verse.

     F. Debtor hereby irrevocably submits and consents to the jurisdiction of any New York State or United States Federal court sitting in New York City over any action or proceeding arising out of or relating to this Agreement, and the Debtor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Debtor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Debtor at its address specified in the Note Purchase Agreement. The Debtor agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Debtor further waives any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non conveniens. The Debtor agrees that any action or proceeding brought against the Secured Party or any holder of Notes shall be brought only in New York State or United States Federal Court sitting in New York City. Nothing contained in this paragraph shall affect the right of the Secured Party or any holder of Notes to serve legal process in any other manner permitted by law or affect the right of the Secured Party or any holder of Notes to bring any action or proceeding against Debtor or its property in the courts of any other jurisdiction.

     To the extent that the Debtor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Debtor hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

     G. This Agreement together with the Note Purchase Agreement and the other agreements executed in connection therewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings with respect thereto. This Agreement may be amended only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith.

     H. This Agreement is subject to the terms and provisions of the lntercreditor Agreement (as such term is defined in the Note Purchase Agreement).

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date written above.

By: /s/ Charles W. Clayton
Its:  Vice President
Address:  215 Commerce Blvd., Anderson, SC  29625
Telephone No.  (864) 225-6232

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY, as Collateral Agent
By:  /s/ John H. Beera
Its:     c/o Phoenix Investments Partners, Ltd.
         56 Prospect Street
         P.O. Box 150480
         Hartford, Connecticut 06115-0480
         Telephone No: 860-403-5758

                                   SCHEDULE A

                             Locations of Collateral

For Hampshire Designers, Inc.:

Hampshire Designers, Inc.                   County:
215 Commerce Boulevard                      Anderson
Anderson, SC 29621

Hampshire Designers, Inc.                   County:
119 West 40th Street                        New York
New York, New York 10018

Natalie Knitting Mills                      County:
Rouse Industrial Park #15                   Smythe
Chilhowie, VA 24319

Designers Knitting Mills                    County:
305 New Court Road                          Anderson
Anderson, SC 29621

Winona Knitting Mills                       County:
902 East Second St.                         Winona
Winona, MN 55987

Winona Knitting Mills                       County:
109 Main Street                             Houston
LaCrescent, MN 55947

Hampshire Hosiery - Plant No. 2             County:
103 Cross Street                            Mitchell
Spruce Pine, NC 28777

Hampshire Hosiery - Plant No. 1             County:
US Hwy. 1 9E                                Mitchell
Spruce Pine, NC 28777

Hampshire Brands                            County:
1705 Wilkie Drive                           Winona
Winona, MN 55987

For Glamourette Fashions Mills, Inc:

Glamourette Fashion Mills - Plant No. 1
113 KM 10.9
Quebradillas, PR 00678

Glamourette Fashion Mills - Plant No. 2
Road No. 2 KM 100.9
Quebradillas, PR 00678

For Segue (America) Limited

Segue (America) Limited
119 West 40th Street
New York, NY 10018

Segue (America) Limited                      County:
c/o Gilbert West, Inc.                       Los
4940 Triggs Street                           Angeles
Commerce, CA 90022

Segue (America) Limited                      County:
215 Commerce Boulevard                       Anderson
Anderson, SC 29621

For San Francisco Knitworks, Inc:

San Francisco Knitworks                      County:
375 Alabama Street                           San Francisco
San Francisco, CA 94110

                                   SCHEDULE B

                           Tradestyle and Brand Names

                         For Hampshire Designers, Inc.:

Tradestvles:

Designers Knitting Mills
Hampshire Brands
Winona Knitting Mills
Hampshire Brands
Hampshire Hosiery
Natalie Knitting Mills

Brand Names/Licenses:

Designers Originals Sport
Hampshire Studio
Luxalon
Geoffrey Beene
Jantzen
Ron Chereskin
Robert Stock
Mary Jane Marcasiano
Charles Jordan (pending)
Diahann Carroll (pending)
Berwick (pending)
Lake Harmony Rowing Club (pending)
Silk Impressions (pending)
Step Ahead (pending)
Healthy Feet (pending)
Flash Legs (pending)

                               EXHIBIT 4.11 -(GPA)

                      FORM OF GUARANTOR'S PLEDGE AGREEMENT

                                PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of May 15, 1998, made by HAMPSHIRE DESIGNERS, INC., a Delaware corporation, whose address is 215 Commerce Boulevard, Anderson, South Carolina 29621 (the "Pledgor"), in favor of PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY, a New York mutual insurance company, having an office at One American Row, Hartford, Connecticut 06102, as collateral agent for itself and for The Ohio National Life Insurance Company (the "Collateral Agent;" Phoenix Home Life Mutual Insurance Company and The Ohio National Life Insurance Company are referred to herein as the "Lenders").

The Lenders have extended loans to Hampshire Group, Limited, a Delaware corporation (the "Company") pursuant to those certain separate Note Purchase Agreements each dated as of May 15, 1998 among Pledgor, the Company, Hampshire Investments, Limited, Glamourette Fashion Mills, Inc., San Francisco Knitworks, Inc., and Segue (America), Limited and each of the Lenders, (together with the other documents and agreements executed in connection therewith, the "Note Purchase Agreement;" Hampshire Investments, Limited, Glamourette Fashion Mills, Inc., San Francisco Knitworks, Inc., and Segue (America), Limited are referred to herein, collectively, as the "Other Guarantors"). The Pledgor has guaranteed the borrowings of the Company pursuant to the Note Purchase Agreement. The Pledgor is the owner and holder of the shares of stock of those certain Other Guarantors as more particularly described in the Schedule attached hereto (the "Pledged Securities").

It is a condition to the making of the loans by the Lenders that the Pledgor shall have made the pledge contemplated by this Agreement. In consideration of the premises, the Pledgor hereby agrees as follows:

1. THE PLEDGE

     A. Pledge.

     The Pledgor hereby pledges to the Collateral Agent and grants to the Collateral Agent a security interest in the following (the "Pledged Collateral"):

          (a) the Pledged Securities and the certificates and instruments representing the Pledged Securities, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities; and

          (b) all additional shares of stock of the issuers of the Pledged Securities, and the certificates representing such additional shares, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities.

     B. Security for Obligations.

     This Agreement secures the payment of all obligations (the "Obligations") of the Pledgor, as provided for in the Note Purchase Agreement and in this Agreement.

     C. Delivery of Pledged Collateral.

     All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by the Collateral Agent on behalf of the Lenders pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Section 5A(a). In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

     D. Continuing Agreement.

     This Agreement shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until payment in full of the Obligations.

2. REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants as follows:

     A. Ownership and Liens.

     The Pledgor is the legal and beneficial owner of the Pledged Collateral free and clear of any Lien, except for the security interest created by this Agreement and except as provided for in the Credit Agreement (as such term is defined in the Note Purchase Agreement) and the pledge agreements executed in connection therewith (collectively, as amended from time to time, the "Bank Pledge Agreement").

     B. Perfection.

     The pledge of the Pledged Securities pursuant to this Agreement and the delivery thereof to Collateral Agent creates a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Obligations, subject only to the pari passu security interest of the Bank Pledge Agreement.

     C. No Authorization Required.

     No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (a) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor or (b) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally and except for the filing of financing and/or continuation statements).

3. COVENANTS

     A. Further Assurances.

     The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that the Collateral Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

     B. Transfers and Other Liens; Additional Shares.

     The Pledgor agrees that it will not (i) hereafter sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or
     (ii) create or permit to exist any lien or security interest upon or with respect to any of the Pledged Collateral, except (1) for the security interest under this Agreement and under the Bank Pledge Agreement and (2) as otherwise permitted under the Note Purchase Agreement.

4.  THE COLLATERAL AGENT

     A. Collateral Agent Appointed Attorney-in-Fact.

     The Pledgor hereby irrevocably appoints the Collateral Agent as the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time, following the occurrence and during the continuance of an Event of Default (as defined in the Note Purchase Agreement), in the Collateral Agent's discretion to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same, provided, however, that the Collateral Agent may act as such attorney-in-fact at any time with respect to signing and recording financing statements under the Uniform Commercial Code.

     B. Collateral Agent May Perform.

     If the Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor under Section 6B.

     C. Reasonable Care.

     The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which it accords its own property, it being understood that the Collateral Agent shall not have responsibility for (a) ascertaining or taking action with respect to calls, conversations, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any other parties with respect to any Pledged Collateral.

5.  DEFAULT

     A. Voting Rights; Dividends; Etc.

          (a) So long as no Event of Default (as defined in the Note Purchase Agreement) shall have occurred and be continuing:

               (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, provided, however, that the Pledgor shall provide (within five (5) days after the date of such meeting) the Collateral Agent with a copy of any minutes of a meeting of shareholders evidencing the exercise of any and all voting and other consensual rights by Pledgor.

               (ii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (i) above.

          (b) Upon the occurrence and during the continuance of an Event of Default (as defined in the Note Purchase Agreement):

               (i) All rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5A(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold the Pledged Collateral.

               (ii) All dividends and interest payments, which are received by the Pledgor, shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary indorsement).

     B. Remedies upon Default.

If an Event of Default has occurred and is continuing:

     (a) The Collateral Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the "UCC") in effect in the State of New York at that time, and the Collateral Agent may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

     (b) Any cash held by the Collateral Agent as Pledged Collateral and all cash proceeds received by the Collateral Agent in respect of any sale or collection from or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 6.2) in whole or in part by the Collateral Agent against, all or any part of the Obligations in such order as the Collateral Agent shall elect. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomever may be lawfully entitled to receive such surplus.

6.  MISCELLANEOUS

     A. Amendments, Etc.

     No amendment or waiver of any provision of this Agreement nor consent to any departure by the Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     B. Expenses.

     The Pledgor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (c) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (d) the failure by the Pledgor to perform or observe any of the provisions hereof.

     C. Notices.

     Unless the party to be notified otherwise notifies the other party in writing, notices shall be given by ordinary mail or telecopier, addressed to such party at its address on the signature page hereof.

     D. Transfer of Loan Documents.

     This Agreement shall (a) be binding upon the Pledgor, its successors and assigns, and (b) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent on behalf of the Lenders and their respective successors, transferees and assigns.

     E. Governing Law; Terms.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     F. lntercreditor Agreement.

     This Agreement is subject to the terms and provisions of the lntercreditor Agreement (as such term is defined in the Note Purchase Agreement).

IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by all of its members as of the date first above written.

HAMPSHIRE DESIGNERS, INC.
By: /s/ Charles W. Clayton
Title:  Vice President
Address for Notices to Pledgor:
215 Commerce Boulevard
Anderson, South Carolina 29621

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY, as Collateral Agent
Investment
c/o Phoenix Partners, Ltd.
56 Prospect Street
P.O. Box 150480
Hartford, Connecticut 06115-0480
By: /s/ John H. Beera
Its: Vice President
Address:

                         SCHEDULE TO PLEDGE AGREEMENT OF



                            Description of Collateral


COMPANY                                     CERTIFICATE NO.    NUMBER OF SHARES

Glamourette Fashion Mills, Inc.                  #100                1,000

Segue (America) Limited                          #100                  400

San Francisco Knitworks, Inc.                    #100                1,000

This Schedule shall be deemed automatically and immediately amended and replaced upon each addition to or substitution or replacement of any of the Pledged Securities.

                                  EXHIBIT 4.16

                         FORM OF INTERCREDITOR AGREEMENT

                             INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT is made as of the 15th day of May, 1998 by and among EACH OF THE PERSONS LISTED ON SCHEDULE 1 ATTACHED HERETO.

                                    RECITALS

WHEREAS, the capitalized terms used herein have the respective meanings set forth in Schedule 2 attached hereto;

WHEREAS, HGL has entered into the Note Purchase Agreements with each of the original Noteholders, pursuant to which HGL has issued and sold the Notes;

WHEREAS, HGL has also entered into the Credit Agreement with the Bank Agent and the Banks, as lenders, pursuant to which the Banks have agreed to extend loans and other financial accommodations to HGL;

WHEREAS, HGL has pledged to the Bank Agent on behalf of the Banks, and has granted a security interest and lien to the Bank Agent on behalf of the Banks in and to, all of its now existing and hereafter acquired HGL Subsidiary Pledged Stock and certain other collateral as security for its obligations under the Credit Agreement and under the HGL Bank Security Documents;

WHEREAS, HGL has pledged to the Noteholder Agent on behalf of the Noteholders, and has granted a security interest and lien to the Noteholder Agent on behalf of the Noteholders in and to, all of its now existing and hereafter acquired HGL Subsidiary Pledged Stock and certain other collateral as security for its obligations under the Note Purchase Agreements, the HGL Note Security Documents and the Notes;

WHEREAS, HDI has pledged to the Bank Agent on behalf of the Banks, and has granted a security interest and lien to the Bank Agent on behalf of the Banks in and to, all of its now existing and hereafter acquired HDI Subsidiary Pledged Stock and certain other collateral as security for its obligations under the HDI Bank Guaranty and the HDI Bank Security Documents;

WHEREAS, HDI has pledged to the Noteholder Agent on behalf of the Noteholders, and has granted a security interest and lien to the Noteholder Agent on behalf of the Noteholders in and to, all of its now existing and hereafter acquired HDI Subsidiary Pledged Stock and certain other collateral as security for its obligations under the HDI Note Guaranty and the HDI Note Security Documents;

WHEREAS, Segue has pledged to the Bank Agent on behalf of the Banks, and has granted a security interest and lien to the Bank Agent on behalf of the Banks in and to, all of its now existing and hereafter acquired Segue Subsidiary Pledged Stock and certain other collateral as security for its obligations under the Segue Bank Guaranty and the Segue Bank Security Documents;

WHEREAS, Segue has pledged to the Noteholder Agent on behalf of the Noteholders, and has granted a security interest and lien to the Noteholder Agent on behalf of the Noteholders in and to, all of its now existing and hereafter acquired Segue Subsidiary Pledged Stock and certain other collateral as security for its obligations under the Segue Note Guaranty and the Segue Note Security Documents;

WHEREAS, Glamourette has granted a security interest and lien to the Bank Agent on behalf of the Banks in and to certain collateral as security for its obligations under the Glamourette Bank Guaranty and the Glamourette Bank Security Documents;

WHEREAS, Glamourette has granted a security interest and lien to the Noteholder Agent on behalf of the Noteholders in and to certain collateral as security for its obligations under the Glamourette Note Guaranty and the Glamourette Note Security Documents;

WHEREAS, SF Knitworks has granted a security interest and lien to the Bank Agent on behalf of the Banks in and to certain collateral as security for its obligations under the SF Knitworks Bank Guaranty and the SF Knitworks Bank Security Documents;

WHEREAS, SF Knitworks has granted a security interest and lien to the Noteholder Agent on behalf of the Noteholders in and to certain collateral as security for its obligations under the SF Knitworks Note Guaranty and the SF Knitworks Note Security Documents;

WHEREAS, the Bank Agent, the Banks, the Noteholder Agent and the Noteholders desire to set forth their respective rights and remedies in and to the Collateral and various other related matters;

NOW THEREFORE, in consideration of the sum of TEN DOLLARS ($10.00) now paid by each party hereto to the other parties hereto (the receipt and sufficiency of which is hereby acknowledged by each party hereto), and for other good and valuable consideration, the parties hereto agree as follows:

1. HAMPSHIRE DEBT AND LIEN PRIORITIES.

     1.1 All Bank Debt and Noteholder Debt to Rank Equally. Subject to the terms of this Agreement, all Bank Debt and Noteholder Debt shall be of equal priority and none shall have priority of payment over or be subordinate to the other.

     1.2 Lien Priorities to Rank Equally. Notwithstanding the date, manner or order of perfection of the security interests and liens granted to the Bank Agent on behalf of the Banks in and to the Bank Collateral or the date, manner or order of perfection of the security interests and liens granted to the Noteholder Agent on behalf of the Noteholders in and to the Noteholder Collateral, and notwithstanding any provisions of the applicable Uniform Commercial Code or any other applicable law or judicial decision or whether either of the Bank Agent or the Noteholder Agent holds possession of all or any part of the Collateral, as among the Bank Agent, the Noteholder Agent, the Banks and the Noteholders, the Bank Agent on behalf of the Banks and the Noteholder Agent on behalf of the Noteholders shall each have security interests and liens of equal priority and without preference or distinction in and to the Collateral. The shared priority provided for in this Section 1.2 and any sharing of proceeds in respect thereof provided for in Section 3.1 hereof is expressly conditioned upon the nonavoidability and perfection of the security interest and liens to which it applies and, if a security interest or lien in favor of the Bank Agent or the Noteholder Agent, as the case may be, is not perfected or is avoidable or has been discharged, terminated or released for any reason, then the priority arrangements provided for in this Section 1.2 and the allocation of proceeds under Section 3.1 hereof shall be ineffective as to the particular Collateral which is the subject of the unperfected or avoidable or discharged, terminated or released security interest or lien. Anything contained in this Section 2.1 to the contrary notwithstanding, the assignment of the Key-Person Policy to the Noteholder Agent is and shall be for the benefit of all holders of Hampshire Debt, as hereinafter described.

     1.3 Attachment and Perfection. For the avoidance of doubt, the Bank Agent, the Banks, the Noteholder Agent and the Noteholders agree that their respective rights set forth herein shall exist and be enforceable independent of the time or order of attachment or perfection of the respective security interests, chattel mortgage liens or other liens, or the time or order of filing of financing statements, chattel mortgages or other recordations and registrations, or the time or sequence in which any Bank Document or Note Document is executed or delivered, the time or sequence in which any Bank Debt or Noteholder Debt becomes due (whether at its stated maturity, by acceleration or otherwise) or is incurred, or the time or sequence of commencement or completion of any proceedings to enforce or collect any Bank Debt or Noteholder Debt, to enforce or realize on any Bank Collateral or Noteholder Collateral or the time or sequence in which any order or judgment in respect thereof is made or entered or any execution is obtained or registered or any other proceeding is commenced or completed or any other factor of legal relevance, whether similar or dissimilar to any of the foregoing, other than this Agreement, establishing the priority or ranking or relative rights of enforcement among the Bank Agent, the Noteholder Agent, the Banks and the Noteholders.

     1.4 No Contest of Liens or Ranking in Respect of Collateral. Each of the Bank Agent, the Noteholder Agent, the Banks and the Noteholders agrees that it will not dispute or contest (a) the validity, enforceability or perfection of any security interest or lien in and to the Collateral securing any Bank Debt or Noteholder Debt, or (b) the pari passu ranking of Bank Debt, Noteholder Debt and the security interests and liens in and to the Collateral as provided in this Section 1. Nothing in this clause 1.4 shall reduce the scope of the last sentence of Section 1.2 hereof.

     1.5 Amount of Hampshire Debt Discharged; Application to Hampshire Debt. Any proceeds realized from the enforcement or realization upon the Collateral or otherwise under this Agreement shall constitute a discharge of Bank Debt or the Noteholder Debt only to the extent of the amount of such proceeds actually received by the holder thereof in accordance with this Agreement. Any moneys received by a Bank or Noteholder as aforesaid shall be applied or reapplied from time to time to the Bank Debt or Noteholder Debt held by such Person as the relevant Bank Documents or Noteholder Documents, as the case may be, require.

2. ENFORCEMENT.

     2.1 Enforcement of Security Interests and Liens in Collateral.

          (a) Enforcement Actions. The Bank Agent, the Noteholder Agent, the Banks and the Noteholders agree that the security interests and liens in and to the Collateral provided for in the Bank Documents and the Note Documents, as the case may be, shall not be enforced as against any or all of the Collateral except at the direction of the Super-Majority Debt Holders upon the existence of one or more Actionable Events of Default and in compliance with the provisions hereof. Such direction shall state whether one Agent shall act in commencing any enforcement or foreclosure of the security interests or liens in and to the Collateral, or any portion thereof, or whether both Agents shall act, as herein after set forth, provided that an Agent shall not be obligated to act hereunder unless instructed by the appropriate majority of the holders of Hampshire Debt that may so instruct it. If only one Agent is instructed to act by the Super-Majority Debt Holders, such agent, prior to commencing any enforcement or foreclosure of the security interests or liens in and to the Collateral, or any portion thereof, shall notify, in writing, the other Agent of the nature and scope of the enforcement or foreclosure action to be taken; such notification shall be delivered not less than 15 days prior to the taking of such action.

          (b) Proceeds from Enforcement Actions. In the event one Agent or both of the Agents, pursuant to clause (a) above, commence to enforce or foreclose their respective security interests or liens in and to the Collateral, or any portion thereof, any net proceeds from such action shall be shared among the Agents, the Banks and the Noteholders as provided in Section 3.1 hereof.

          (c) Joint Enforcement; Separate Enforcement. In the event that both Agents, pursuant to clause (a) above, shall have been directed to act in connection with the enforcement or foreclosure of their respective security interests or liens in and to the Collateral, or any portion thereof, such Agents (and the holders of Hampshire Debt represented by such Agents) shall cooperate with each other in connection with the exercise of their enforcement and foreclosure rights in respect of such Collateral so that such Collateral may be sold free and clear of any security interests and liens in favor of such Agents or such holders; in connection therewith, any instructions to be given to the Agents shall be approved by the Super-Majority Debt Holders.

          (d) Coordination of Collateral Agents. If both Agents, pursuant to clause (a) above , shall have been directed to act in the enforcement or foreclosure of their respective rights in and to the Collateral, the Majority Banks, Majority Noteholders and the Agents, acting together, may agree to substitute the Bank Agent for the Noteholder Agent or the Noteholder Agent for the Bank Agent, as the case may be, for the sole purpose of creating a single collateral agent under the Bank Documents and Note Documents to facilitate the enforcement and foreclosure of the rights of the Agents under such documents and in respect of the Collateral. If only one Agent, pursuant to clause (a) above, shall have been directed to act in the enforcement or foreclosure of its rights in and to the Collateral, the acting Agent and the holders of Hampshire Debt represented thereby shall indemnify and hold harmless the nonacting Agent and the holders of Hampshire Debt represented thereby from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such nonacting Agent and/or such holders of Hampshire Debt and that in any way relate to or arise out of the enforcement action or foreclosure undertaken by such acting Agent. If only one Agent, pursuant to clause (a) above, shall have been directed to act in the enforcement or foreclosure of its rights in and to the Collateral, the nonacting Agent shall, to the extent that its liens and security interests are superior of record to those of the acting Agent, promptly subordinate its security interests and liens in and to the Collateral then subject to the enforcement action or foreclosure of such acting Agent for purposes of enabling the acting Agent to pass title to such Collateral pursuant to such enforcement action or foreclosure free and clear of such liens and security interests.

     2.2 Possession of Collateral. If any Agent shall be in possession of any Collateral and such Agent has not been directed pursuant to Section 2.1(a) hereof, to be the acting Agent in respect of the exercise of any right of enforcement or foreclosure in respect thereof, such Agent shall deliver such Collateral to the acting Agent and the acting Agent shall hold such Collateral subject to the provisions of Section 5 hereof.

     2.3 Noncollateral Enforcement Rights Permitted. Except as provided in Sections 2.1, 2.5 and 2.6 hereof, no Agent or holder of Hampshire Debt shall exercise any right of enforcement or foreclosure in respect of any Collateral or appoint a receiver or trustee in respect thereof or exercise or take any other remedy or proceedings in or out of court in respect thereof, provided that, other than as provided in said Sections, nothing in this Section 2 shall limit or restrict, or be construed as limiting or restricting, (a) the ability of any Agent to take any action provided for in the Bank Documents or the Noteholder Documents, as the case may be, to preserve or protect all or any of the Collateral, (b) the ability of any holder of Hampshire Debt from exercising any of its other rights and remedies under the Bank Documents or the Noteholder Documents, as the case may be (including, without limitation, amending or modifying any of such Documents, waiving any obligations or responsibilities of any Hampshire Entity under any of such Documents, increasing the amount of indebtedness under any of such Documents or accelerating the maturity of any indebtedness under any of such Documents).

     2.4 No Marshaling. Each of the Bank Agent, Noteholder Agent, Banks and Noteholders hereby waives any right to require the other party to marshal any of the Collateral or any other collateral or security or otherwise compel any other party to seek recourse against or satisfaction of any Hampshire Debt owed to it from one source before seeking recourse or satisfaction from another source.

     2.5 Insurance. Subject to the shared priority and respective rights of the Bank Agent, the Banks, the Noteholder Agent and the Noteholders provided for herein, each of the Bank Agent and the Noteholder Agent shall be entitled to be designated secured parties and to obtain loss payee endorsements and additional insured status with respect to any policies of insurance now or hereafter obtained by any Hampshire Entity insuring against casualty or other loss to any property constituting Collateral. Each of the Bank Agent and the Noteholder Agent agrees to coordinate their respective activities with respect to filing claims, settling disputes, making adjustments and taking any and all other action with regard to such insurance. For the avoidance of doubt, the provisions of this Agreement shall govern the respective rights of the Bank Agent, the Noteholder Agent, the Banks and the Noteholders to insurance proceeds despite any inconsistent provisions or any inconsistent designation of rights or priorities among secured creditors in any insurance policy or endorsement thereof.

Subject to Section 2.1 and the shared priority and respective rights of the Bank Agent, the Banks, the Noteholder Agent and the Noteholders provided for herein, the Noteholder Agent shall be entitled to receive a collateral assignment of the Key-Person Policy (acknowledged by the insurer in respect thereof) and shall have the right (a) to collect from the insurer under the Key-Person Policy the proceeds of such policy upon the death of Mr. Kuttner, (b) to surrender said policy and receive the surrender value thereof, (c) to collect and receive all distributions, shares of surplus, dividends, deposits or other similar payments in respect of the Key-Person Policy, and (d) to elect any optional mode of settlement permitted by the Key-Person Policy. If, at the time of receipt of proceeds in respect of the Key-Person Policy, an Actionable Event of Default shall exist and enforcement and/or foreclosure actions are being or will be undertaken in respect of the Collateral, the proceeds of the Key-Person Policy shall be paid and distributed by the Noteholder Agent as provided for in Section 3 hereof. If, at the time of receipt of proceeds in respect of the Key-Person Policy, there shall be in existence no Actionable Event of Default in respect of which enforcement and/or foreclosure actions are being or will be undertaken with respect to the Collateral, the proceeds of the Key-Person Policy shall be paid by the Noteholder Agent (or, if for any reason whatsoever, received by the Company or any other Obligor, by the Company or such Obligor) to the Bank Agent on behalf of the Banks and the holders of Notes as follows:

(1) in the case of each Bank, the portion of such proceeds equal to the ratio that the aggregate principal amount outstanding at such time under the Credit Agreement and owing to such bank bears to the total of the aggregate principal amount outstanding at such time and owing to all Banks plus the aggregate principal amount of all Notes then outstanding, or

(2) in the case of each holder of Notes that shall have exercised its rights under Section 8.4 of the Note Purchase Agreements in respect of the death of Mr. Kuttner prior to the receipt of such proceeds or after the receipt of such proceeds if such exercise after such receipt is in accordance with the requirements set forth in Section 8.4 of the Note Purchase Agreements, the lesser of (i) the amount otherwise payable to such holder under Section 8.4 of the Note Purchase Agreements and (ii) the portion of such proceeds equal to the ratio that the aggregate principal amount outstanding at such time of the Notes of such holder bears to the total of the aggregate principal amount outstanding at such time and owing to all Banks under the Credit Agreement plus the aggregate principal amount of all Notes then outstanding.

The Company shall cooperate with the Noteholder Agent in connection with any payments owing to the Banks and/or the holders of Notes under this Section 2.5. To the extent that proceeds from the Key-Person Policy shall not have been paid to the Banks and/or any one or more Noteholders and Section 3 would not otherwise apply, they shall be paid by the Noteholder Agent to the Company free and clear of any liens or security interests created by any Document.

     2.6 Offsets. Neither the Bank Agent, the Noteholder Agent, any Bank nor any Noteholder having any right of offset in respect of, or banker's lien in and to, any moneys, instruments or deposit accounts of HGL, HDI, Glamourette, Segue, SF Knitworks or any other Hampshire Entity shall exercise any such right or such lien except in connection with the exercise of rights and remedies under this Section 2, and the allocation and distribution of net proceeds in respect thereof shall be as provided for in
     Section 3.1(a) hereof.

     2.7 Books and Records. If the Agents shall jointly act in the exercise of their enforcement and foreclosure rights in respect of the Collateral, or any portion thereof, they shall jointly take possession of the books and records of the Hampshire Entities. To the extent either of the Agents takes possession of the books and records of any Hampshire Entity, such Agent will notify the other Agent thereof and provide the other Agent with reasonable access to inspect and copy and use such books and records for purposes of preserving, collecting and/or disposing of accounts and other Collateral.

     2.8 Foreclosure Sales. To the extent that any acting Agent shall hold a public or private foreclosure sale in respect of all or any of the Collateral, such acting Agent shall give written notice thereof to the other nonacting Agent not less than 10 Business Days prior to such sale. The holders of Hampshire Debt agree that each of them may attend and bid at any such public sale but may not pay for any such bid that is successful by applying all or any of the indebtedness then owing to such Person from any Hampshire Entity in whole or partial satisfaction of such successful bid other than the amount of cash proceeds that such Person would be entitled to receive from such sale as provided for hereunder and under the Bank Documents or the Noteholder Documents, as the case may be.

3. APPLICATION AND ALLOCATION OF PROCEEDS.

     3.1 Application and Allocation of Net Proceeds.

          (a) Allocation and Distribution of Net Proceeds. Cash proceeds in respect of (i) the enforcement or other realization of any security interest or lien in and to any of the Collateral, (ii) the exercise of the other rights and remedies of either of the Agents under the Bank Documents or the Noteholder Documents in respect of the Collateral (including, without limitation, the receipt of any proceeds in respect of the collection of any accounts), (iii) the effecting by any holder of Hampshire Debt of any offset in respect of, or realizing by any such holder upon any banker's lien in and to, any moneys, instruments or deposit accounts of any Hampshire Entity, in each case, net of all Recovery Costs in respect thereof (collectively, the "Net Proceeds") shall be allocated, subject to Section 1.2 hereof, among the holders of Hampshire Debt in respect thereof as follows:

               (1) first, to all accrued and unpaid interest in respect of Hampshire Debt; to the extent that Net Proceeds allocated to this paragraph (1) are insufficient to pay all such accrued and unpaid interest, such Net Proceeds shall be shared ratably among the holders of Hampshire Debt in accordance with the ratio that the aggregate amount of such accrued and unpaid interest owing to each such holder bears to the total amount of such accrued and unpaid interest;

               (2) second, to the outstanding principal of all Hampshire Debt until all such outstanding principal has been fully repaid (and for purposes of this paragraph (2) only, outstanding banker's acceptances and issued but undrawn and unexpired letters of credit shall be deemed to be outstanding principal, provided that any payments of proceeds in respect of any such banker's acceptance or any such letter of credit shall not be paid to the holder of Hampshire Debt that shall have created such banker's acceptance or shall have issued such letter of credit but rather shall be held in trust by the Agent for such holder until such time as such holder shall have certified to both Agents, in writing, the amount and time of the payment it has actually made in respect of any such banker's acceptance or letter of credit; upon receipt of such certification, the amount held in trust by such Agent corresponding to such banker's acceptance or letter of credit (which would have been paid directly to such holder if such banker's acceptance or such letter of credit, as the case may be, had been paid at the time of the original distribution of Net Proceeds under this Paragraph (2)) shall be paid to such holder; if any such letter of credit shall have expired or otherwise become void without having been drawn upon, the portion of the amount held in trust in respect thereof shall be released by such Agent and distributed at such time to the holders of Hampshire Debt as provided in paragraphs (1) through (5) of this
               Section 3.1(a); to the extent that Net Proceeds allocated to this paragraph (2) are insufficient to pay all outstanding principal of all Hampshire Debt, such Net Proceeds shall be shared ratably among the holders of Hampshire Debt in accordance with the ratio that the aggregate outstanding principal balance of Hampshire Debt held by each such holder bears to the total outstanding principal balance of all Hampshire Debt;

               (3) third, to all prepayment premiums due and owing in respect of any Hampshire Debt (prepayment premiums shall include any Make-Whole Amounts) and to all commitment fees, utilization fees, letter of credit issuance fees, banker's acceptance fees or other similar fees owing in respect of any Hampshire Debt or the Bank Documents or Noteholder Documents relating thereto; to the extent that Net Proceeds allocated to this paragraph (3) are insufficient to pay all prepayment premiums, such Net Proceeds shall be shared ratably among the holders of Hampshire Debt in accordance with the ratio that the aggregate amount of such prepayment premiums, commitment fees, utilization fees, letter of credit issuance fees, banker's acceptance fees and other similar fees owing to each such holder bears to the total amount of such prepayment premiums, commitment fees, utilization fees, letter of credit issuance fees, banker's acceptance fees and other similar fees;

               (4) fourth, to all Hedging Transaction Breakage Costs; to the extent that Net Proceeds allocated to this paragraph (4) are insufficient to pay all Hedging Transaction Breakage Costs, such Net Proceeds shall be shared ratably among the holders of Hampshire Debt in accordance with the ratio that the aggregate amount of such Hedging Transaction Breakage Costs owing to each such holder bears to the total amount of such Hedging Transaction Breakage Costs; and

               (5) fifth, to all other amounts (including, without limitation, any costs, fees, expenses and indemnities) owing by any Hampshire Entity to holders of Hampshire Debt to the extent not included in paragraphs (1) through (4), inclusive, above (collectively, the "Remainder Obligations"); to the extent that Net Proceeds allocated to this paragraph (5) are insufficient to pay all Remainder Obligations, such Net Proceeds shall be shared ratably among the holders of Hampshire Debt in accordance with the ratio that the aggregate amount of such Remainder Obligations owing to each such holder bears to the total amount of such Remainder Obligations.

     (b) Realization of Cash. To the extent that the proceeds of Collateral are not cash or cash equivalents, the Agents, Banks and Noteholders agree to cooperate with each other in establishing a fair and reasonable value for such proceeds and determining how such proceeds should be distributed and allocated under this Section 3 or otherwise turned into cash.

     (c) Certain Banker's Acceptances and Letters of Credit. Anything contained in Section 3.1(a) hereof notwithstanding, if any holder of Hampshire Debt, pursuant to the Bank Documents or Noteholder Documents, as the case may be, created banker's acceptances and/or issued letters of credit for the benefit or account of any Hampshire Entity after such holder shall have actual knowledge of the existence of any Actionable Event of Default or any default under the Bank Documents or Noteholder Documents (other than in connection with rolling over or reissuing a letter of credit that was outstanding prior to the existence of such Actionable Event of Default or other default), any amounts that may become due and payable thereunder and any acceptance fees in connection therewith shall be treated for purposes of Section 3.1(a) hereof as Remainder Obligations.

     (d) Acceleration. Each holder of Hampshire Debt, as a condition to receiving any distributions under Section 3.1(a) hereof, shall have accelerated all payments in respect thereof or otherwise made demand, or caused demand to be made, for the same. If Net Proceeds are held by an Agent on behalf of holders of Hampshire Debt represented by it pursuant to
     Section 3.1 (a)(2) hereof, any delayed distributions of such Net Proceeds shall be made as if such delayed distribution took place at the time of the original distribution of such Net Proceeds and without taking into consideration any further or additional exercise of enforcement or foreclosure rights being pursued by any Agent at the time of such delayed distribution.

     3.2 Turnover of Proceeds. To the extent that any holder of Hampshire Debt obtains proceeds in respect of any of the Collateral or pursuant to the exercise of any of its rights of offset or any of its banker's liens other than as provided for in Section 3.1 hereof, it shall take such actions as may be necessary (including, without limitation, turning over such proceeds to an Agent) in order to comply with the requirements of this Agreement in respect of such proceeds (including, without limitation, the allocation, distribution and sharing provisions of Section 3.1 hereof). Nothing in this
     Section 3.2 shall prohibit or prevent any Hampshire Entity from making any payment to an Agent or a holder of Hampshire Debt that is a scheduled payment under the Bank Documents or the Noteholder Documents, as the case may be, or, if unscheduled and if proceeds of Collateral have been used to fund such payment, has not occurred during the existence of any default or event of default under the Bank Documents or the Noteholder Documents or pursuant to any exercise of a right or remedy in respect of the Collateral. Any turnover of proceeds to an Agent effected under this Section 3.2 shall be distributed by such Agent to the holders of Hampshire Debt so as to give effect to how such proceeds would have been so distributed under Section
     3.1 hereof if originally distributed pursuant to such Section.

4.  LOANS AND OTHER BANKING ACTIVITIES; ADDITIONAL COLLATERAL

     4.1 Loans and Other Banking Activities. Nothing contained in this Agreement shall be construed to restrict or limit the ability of any Bank to make loans and extend other credit (including, without limitation, banker's acceptances and the issuance of letters of credit) to or for the benefit of any Hampshire Entity under the Credit Agreement or otherwise, to enter into Hedging Transactions with any Hampshire Entity, to provide deposit accounts for any Hampshire Entity and to provide such other customary banking services for any Hampshire Entity as such Bank and such Hampshire Entity deem appropriate. Nothing contained in this Agreement shall be construed to restrict or limit the ability of any Noteholder to make loans and extend other credit to or for the benefit of any Hampshire Entity under the Note Purchase Agreements or otherwise or to offer to provide to any Hampshire Entity insurance and/or investment products or services.

     4.2 Additional Collateral. Neither the Agents nor any holder of Hampshire Debt shall accept any additional property as security with respect to such Hampshire Debt unless such additional property is simultaneously made a part of the Collateral and made subject to this Agreement for the equal and ratable benefit of all holders of Hampshire Debt.

     4.3 Additional Guarantees. Neither the Agents nor any holder of Hampshire Debt shall accept any additional guarantees in respect of Hampshire Debt unless the entity issuing such guarantee becomes a "Hampshire Entity" and any collateral pledged with respect thereto is made subject to this Agreement and made part of the Collateral.

5.  CONTROL OF SUBSIDIARY PLEDGED STOCK AND OTHER COLLATERAL

     5.1 Subsidiary Pledged Stock. To the extent that the Bank Agent, as secured party on behalf of the Banks, shall hold any Subsidiary Pledged Stock in its possession, the Bank Agent acknowledges and agrees that, for purposes of establishing control over such Subsidiary Pledged Stock for the benefit of the Noteholder Agent and the Noteholders, the Bank Agent, subject to the terms hereof and its rights hereunder, is acting as the agent of the Noteholder Agent in holding such Subsidiary Pledged Stock and that, as such agent, its sole duty shall be to deliver such Subsidiary Pledged Stock to the Noteholder Agent as required under Section 2.2 and in accordance with this Section 5.1; except in connection with the exercise of any enforcement or foreclosure rights by the Bank Agent, as provided for herein, the Bank Agent shall not deliver such Subsidiary Pledged Stock to any other Person without the prior written consent of the Noteholder Agent. To the extent that the Noteholder Agent, as a secured party on behalf of the Noteholders, shall hold any Subsidiary Pledged Stock in its possession, the Noteholder Agent acknowledges and agrees that, for purposes of establishing control over the Subsidiary Pledged Stock for the benefit of the Bank Agent and the Banks, the Noteholder Agent, subject to the terms hereof and its rights hereunder, is acting as the agent of the Bank Agent in holding such Subsidiary Pledged Stock and that, as such agent, its sole duty shall be to deliver such Subsidiary Pledged Stock to the Bank Agent as required under
     Section 2.2 and in accordance with this Section 5.1; except in connection with the exercise of any enforcement or foreclosure rights by the Noteholder Agent, as provided for herein, the Noteholder Agent shall not deliver such Subsidiary Pledged Stock to any other Person without the prior written consent of the Bank Agent. Both Agents agree to obtain and maintain appropriate executed and undated stock powers in respect of all Subsidiary Pledged Stock.

     5.2 Other Collateral. To the extent that the Bank Agent, as secured party on behalf of the Banks, shall hold any goods, instruments, money, negotiable documents or chattel paper as Collateral in its possession, the Bank Agent acknowledges and agrees that, for purposes of establishing perfection of the security interest or lien of the Noteholder Agent therein, the Bank Agent, subject to the terms hereof and its rights hereunder, is acting as the agent of the Noteholder Agent and as a bailee under notification and, as such agent, its sole duty shall be to deliver such Collateral to the Noteholder Agent as required under Section 2.2 and in accordance with this Section 5.2; except in connection with the exercise of any enforcement or foreclosure rights by the Bank Agent, as provided for herein, the Bank Agent shall not deliver such Collateral to any other Person without the prior written consent of the Noteholder Agent. To the extent that the Noteholder Agent, as secured party on behalf of the Noteholders, shall hold any goods, instruments, money, negotiable documents or chattel paper as Collateral in its possession, the Noteholder Agent acknowledges and agrees that, for purposes of establishing perfection of the security interest or lien of the Bank Agent therein, the Noteholder Agent, subject to the terms hereof and its rights hereunder, is acting as the agent of the Bank Agent and as a bailee under notification and, as such agent, its sole duty shall be to deliver such Collateral to the Bank Agent as required by Section 2.2 and in accordance with this Section 5.2; except in connection with the exercise of any enforcement or foreclosure rights by the Noteholder Agent, as provided for herein, the Noteholder Agent shall not deliver such Collateral to any other Person without the prior written consent of the Bank Agent.

     5.3 HIL Collateral To the extent that HIL Collateral is to be released pursuant to the Documents, the Bank Agent and the Noteholder Agent shall effect such release, as provided for in the Documents to which they are parties.

6.  PROVISION OF INFORMATION.

     6.1 Information Regarding Bank Documents or Noteholder Documents. Upon request, each holder of Hampshire Debt shall furnish any other holder of Hampshire Debt with full information and particulars relating to the Bank Documents or Noteholder Documents, as the case may be, of such holder, including, if so requested, photocopies of the same.

     6.2 Notice of Certain Events. Each holder of Hampshire Debt, promptly and in any event within three Business Days of:

          (a) obtaining knowledge of the occurrence of a default or event of default under its respective Bank Documents or Noteholder Documents, or

          (b) receipt of any proceeds of Collateral by such holder other than as expressly provided for herein, shall use its best efforts to give written notice thereof, in accordance with Section 7.2 hereof, to the other holders of Hampshire Debt, setting forth in such notice the details thereof, including with respect to clause (b) above, the amount of proceeds received; provided that the failure of any holder of Hampshire Debt to provide such notice shall not adversely affect such holder's rights and benefits under this Agreement.

7.  MISCELLANEOUS.

     7.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK

     7.2 Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile transmission (or electronic mail) if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (with charges prepaid), (b) by first class United States mail (with charges prepaid) or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice shall be addressed as set forth on Schedule 1 attached hereto or at such other address as the Bank Agent, the Noteholder Agent, the Banks or the Noteholders shall have specified to the other parties by notice duly given in accordance with this Section 7.2. Notices under this Section 7.2 will be deemed given only when actually received.

     7.3 Amendments. This Agreement may not be amended or modified, and no provision of this Agreement may be waived, except by an agreement in writing signed by each of the holders of Hampshire Debt. The agreements and priorities set forth in this Agreement shall remain in full force and effect regardless of whether any holder of Hampshire Debt or any Agent rescinds, amends, terminates or reforms, by liquidation or otherwise, any one or more of the Bank Documents or Noteholder Documents, as the case may be.

     7.4 Transfer of Obligations. Each holder of Hampshire Debt agrees that it shall not transfer or assign its interest in any of such Hampshire Debt or any instrument evidencing such Hampshire Debt unless the transferee agrees in writing that it shall be bound by this Agreement.

     7.5 Primary Obligor. Anything contained herein to the contrary notwithstanding, the Banks and the Noteholders agree that credit shall be extended and loans made only to HGL and not any other Hampshire Entity, provided that such other Hampshire Entities may provide guarantees in support of such credit extension and such loans.

     7.6 Benefits of Agreement Restricted. Nothing herein expressed or implied is intended or shall be construed to give anyone other than the Agents and holders of Hampshire Debt and their successors and assigns any legal or equitable right, remedy or claim under or in respect hereof or any covenant, condition or provision contained herein; and all such covenants, conditions and provisions are and shall be held to be for the sole and exclusive benefit of the Agents and holders of Hampshire Debt and their successors and assigns. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. For the avoidance of doubt, nothing contained in this Agreement is or is intended to be for the benefit of HGL, HDI, Glamourette, Segue, SF Knitworks or any other Hampshire Entity and nothing contained herein shall limit or in any way modify any of the obligations of such Persons to the holders of Hampshire Debt.

     7.7 Relations Among Holders of Hampshire Debt. This Agreement is entered into solely for the purposes set forth herein, and no holder of Hampshire Debt nor any Agent assumes any responsibility to any other party hereto to advise such Person of information known to such Person regarding the financial condition of any Hampshire Entity or of any other circumstance bearing upon the risk of nonpayment of any Hampshire Debt. Except as provided in and as limited by Section 5, neither Agent and no holder of Hampshire Debt shall be deemed to the agent of the other party.

     7.8 Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion hereof eliminated.

     7.9 Duplicate Originals; Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

     7.10 Term of the Agreement. This Agreement shall remain in force and effect until there is no longer any Hampshire Debt outstanding, all such Hampshire Debt (including, without limitation, all interest, prepayment premiums, fees, costs and expenses in respect thereof) having been fully, finally and indefeasibility paid.

     7.11 Entire Agreement. This Agreement, including the Annex and the Schedules hereto, constitutes the entire agreement between the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE CHASE MANHATTAN BANK, for itself and as
Bank Agent
By: /s/ Abby Parsonnet
Name: Abby Parsonnet
Title: Vice President

REPUBLIC NATIONAL BANK OF NEW YORK
By: /s/ George Commander
Name:  George Commander
Title: Vice President

NATIONSBANK N.A.
By: /s/ Rick Stanland
Name: Rick Stanland
Title: Vice President

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY, for itself and as Noteholder Agent
By:  /s/ John H. Beera
Name:  John H. Beera
Title:  Vice President

OHIO NATIONAL LIFE INSURANCE COMPANY
By:  /s/ Michael A. Boedeker
Name: Michael A. Boedeker
Title:  Vice President

The undersigned Hampshire Entities hereby acknowledge and agree to the foregoing Intercreditor Agreement. Nothing herein shall be deemed to amend, modify or supersede or otherwise alter the terms of the Bank Documents and/or the Noteholder Documents as to such Hampshire Entities and, in the event of any inconsistency or conflict between the terms of such Documents and this lntercreditor Agreement, such Documents shall govern as between each of such Hampshire Entities and the relevant Agent and/or holders of Hampshire Debt. The undersigned Hampshire Entities agree that each Agent holding Collateral may serve as bailee for the other Agent and each Agent is authorized to turn such Collateral over to such other Agent as provided for in this lntercreditor Agreement. The undersigned Hampshire Entities further agree that this lntercreditor Agreement is solely for the benefit of the Agents and the holders of Hampshire Debt and shall not give any of such Hampshire Entities any rights or benefits thereunder:

HAMPSHIRE GROUP, LIMITED

By:  /s/ Charles W. Clayton
Name:  Charles W. Clayton
Title:  Vice President

HAMPSHIRE DESIGNERS, INC.
By:  Charles W. Clayton
Name:  Charles W. Clayton
Title:  Vice President

SEGUE (AMERICA) LIMITED
By:  Charles W. Clayton
Name:  Charles W. Clayton
Title:  Vice President

GLAMOURETTE FASHION MILLS, INC.
By:  Charles W. Clayton
Name:  Charles W. Clayton
Title:  Vice President

SAN FRANCISCO KNITWORKS, INC.
By:  Charles W. Clayton
Name:  Charles W. Clayton
Title:  Vice President

                                  SCHEDULE I

                   Noteholders. Noteholder Agent and Addresses

Phoenix Home Life Mutual Insurance Company
c/o Phoenix Duff & Phelps Corporation
56 Prospect Street
P.O. Box 150480
Hartford, CT 06115-0480
Attention:  Private Placements Division
Telecopier Number: (860) 403-5451

The Ohio National Life Insurance Company
Post Office Box 237
Cincinnati, OH 45201
Attn:  Investment Department
Telecopier Number: (513) 794-4506

Banks. Bank Agent and Addresses

The Chase Manhattan Bank

Republic National Bank of New York

NationsBank N.A.

                                   SCHEDULE II

                                  Defined Terms

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section of this Agreement following such term:

"Actionable Event of Default" shall mean any event of default under, and as defined in, (with respect to the Banks) the Bank Documents and (with respect to the Noteholders) the Noteholder Documents, in either case, after all required notices have been given and grace periods and cure periods have elapsed or run with respect thereto and after the Bank Debt or Noteholder Debt, as the case may be, has been declared or otherwise has become immediately due and payable prior to its scheduled maturity.

"Agents" shall mean the Bank Agent and the Noteholder Agent.

"Agreement, this" means this lntercreditor Agreement as it may from time to time be amended or modified.

"Bank Agent" means The Chase Manhattan Bank and any successor facility agent under, and as provided for in, the Credit Agreement.

"Bank Collateral" means all of the collateral provided for in the Bank
Documents.

"Bank Debt" means, without duplication, at any time all indebtedness and other payment obligations of HGL, HIL, HDI, Glamourette, Segue, SF Knitworks and/or any other Hampshire Entity owing to the Banks and/or Bank Agent at such time under or in respect of the Bank Documents (including, without limitation, all outstanding loans under the Credit Agreement).

"Bank Documents" means all of the HGL Bank Security Documents, HDI Bank Security Documents, Glamourette Bank Security Documents, Segue Bank Security Documents, SF Knitworks Bank Security Document, the Credit Agreement and any other security document or guarantee executed in favor of the Bank Agent and/or the Banks by a Hampshire Entity.

"Banks" means each of the banks that are parties to the Credit Agreement and all assignees (if any) of any such bank's interest therein.

"Business Day" means any day, other than a Saturday, Sunday or any other day on which commercial banks are generally not open for business in Hartford, Connecticut, Anderson, South Carolina or New York, New York.

"Collateral" means the Bank Collateral and the Noteholder Collateral.

"Credit Agreement" means that certain Credit Agreement and Guaranty, dated as of May 28, 1998, among the Company, the Guarantors, The Chase Manhattan Bank, Republic National Bank of New York, NationsBank, N.A., as Banks and The Chase Manhattan Bank, as Agent, together with any related documents thereto, in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including without limitation any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Debt under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, provided that lenders in connection with any such refinancing, replacing or otherwise restructuring and the agent in respect thereof shall have become a party to this Agreement.

"Documents" means the Bank Documents and the Noteholder Documents.

"Dollars or $" means lawful money of the United States from time to time.

"Glamourette" means Glamourette Fashion Mills, Inc., a Delaware corporation.

"Glamourette Bank Guaranty" means that certain guaranty and the obligations in respect thereof of Glamourette, as set forth in the Credit Agreement.

"Glamourette Bank Security Documents" means each of the documents set forth on
Schedule 3 hereto, as amended or modified from time to time.

"Glamourette Note Guaranty" means that certain guaranty and the obligations in respect thereof of Glamourette, as set forth in the Note Purchase Agreements.

"Glamourette Note Security Documents" means each of the documents set forth on
Schedule 4 hereto, as amended or modified from time to time.

"Hampshire Debt" means all Bank Debt and Noteholder Debt.

"Hampshire Entity" means HGL, HDI, Glamourette, Segue and any other, directly or indirectly owned, Subsidiary of any such Person that shall have issued a guarantee of indebtedness of HGL owing to the Banks and/or the Noteholders.

"HDI" means Hampshire Designers, Inc., a Delaware corporation.

"HDI Bank Guaranty" means that certain guaranty and the obligations in respect thereof of HDI, as set forth in the Credit Agreement.

"HDI Bank Security Documents" means each of the documents set forth on Schedule 5 hereto, as amended or modified from time to time.

"HDI Note Guaranty" means that certain guaranty and the obligations in respect thereof of HDI, as set forth in the Note Purchase Agreements.

"HDI Note Security Documents" means each of the documents set forth on Schedule 6 hereto, as amended or modified from time to time.

"HDI Subsidiary Pledged Stock" means, at any time, the capital stock of the Subsidiaries of HGL that has been pledged to the Bank Agent on behalf of the Banks and the Noteholder Agent on behalf of the Noteholders.

"Hedging Transactions" means transactions entered into by HGL, HDI, Glamourette, Segue or any other Hampshire Entity with any holder of Hampshire Debt which are designed to protect a Hampshire Entity against fluctuations in interest rates and/or foreign exchange, including, without limitation, interest rate "swap," "cap" or "collar" agreements or similar arrangements between such Person and such holder providing for the transfer or mitigation of interest and/or foreign exchange risks either generally or under specific contingencies.

Hedging Transactions Breakage Costs" means the damages payable by any Hampshire Entity to any holder of Hampshire Debt, as a counterparty to any Hedging Transaction, arising from any early termination of such Hedging Transaction, which damages shall be determined in accordance with the contractual terms to which such Hedging Transaction is subject. "Hedging Transactions Breakage Costs" shall include only liquidated contractual damages after giving effect to reasonable mitigation efforts (consistent with the terms of any such Hedging Transaction) undertaken by such holder of Hampshire Debt. If such holder shall have failed to undertake such reasonable mitigation efforts, the "Hedging Transactions Breakage Costs" shall be reduced by the amount such damages would have been mitigated if such holder had reasonably undertaken such mitigation (consistent with the terms of any such Hedging Transaction).

"HGL" means Hampshire Group, Limited, a Delaware corporation.

"HGL Bank Security Documents" means each of the collateral documents set forth on Schedule 7 hereto, as amended or modified from time to time.

"UHOL Note Security Documents" means each of the collateral documents set forth on Schedule 8 hereto, as amended or modified from time to time.

"HGL Subsidiary Pledged Stock" means, at anytime, the capital stock of the Subsidiaries of HGL that has been pledged to the Bank Agent on behalf of the Banks and the Noteholder Agent on behalf of the Noteholders.

"HIL" means Hampshire Investment, Limited, a Delaware corporation.

"HlL Collateral" means the pledged stock securities described on Schedule 9 hereto and the pledged promissory note described on Schedule 10 hereto.

"Key-Person Policy" means a key-person life insurance policy in an amount not less than $5,000,000 on the life of Mr. Ludwig Kuttner.

"Majority Banks" shall mean, at any time, Banks holding in the aggregate not less than 51% of the principal amount of the Bank Debt outstanding at such time.

"Majority Noteholders" shall mean, at anytime, Noteholders holding in the aggregate not less than 51% of the principal amount of the Noteholder Debt outstanding at such time.

"Make-Whole Amount" has the meaning ascribed thereto in the Note Purchase Agreements.

"Net Proceeds" shall have the meaning set forth in Section 3.1(a) hereof.

"Noteholder Collateral" means all of the collateral provided for in the Noteholder Documents.

"Note Purchase Agreements" means each of those separate Note Purchase Agreements dated as of May 15, 1998, between HGL and each of the original Noteholders, as amended or modified from time to time.

"Noteholder Agent" means Phoenix Home Life Mutual Insurance Company and any successor collateral agent under, and as provided for in, the Note Purchase Agreements.

"Noteholder Debt" means, without duplication, at any time all indebtedness and other payment obligations of HGL, HIL, HDI, Glamourette, Segue, SF Knitworks and/or any other Hampshire Entity owing to the Noteholders and/or Noteholder Agent at such time under or in respect of the Noteholder Documents (including, without limitation, the Notes).

"Noteholder Documents" means all of the HGL Note Security Documents, HDI Note Security Documents, Glamourette Note Security Documents, Segue Note Security Documents, the SF Knitworks Note Security Documents, the Note Purchase Agreements, the Notes and any other security document or guarantee executed in favor of the Noteholder Agent and/or the Noteholders by a Hampshire Entity.

"Noteholders" means Phoenix Home Life Mutual Life Insurance Company and Ohio National Life Insurance Company, and all assignees (if any) of any such Person's interest as holder in respect of any of the Notes.

"Notes" means the 7.05% Senior Secured Notes due January 2, 2008 of HGL issued in an original aggregate principal amount of $15,000,000.

"Person" means an individual, partnership, joint venture, corporation, limited liability corporation or other incorporated entity, company, undertaking, trust, unincorporated organization, or a government or agency or political subdivision thereof.

"Recovery Costs" means (a) all costs, charges, expenses and advances properly incurred by, and reasonable compensation of, any Agent in connection with its execution of its collateral agency duties and other related activities (including, without limitation, all such costs, charges and expenses incurred in connection with the realization upon the Collateral then being realized upon) and (b) all liens on the Collateral so sold or realized upon (except those subject to which such sale or realization shall have been made) ranking in priority to the security interests or liens of the Agents granted pursuant to the Bank Documents or Noteholder Documents, as the case may be.

"Remainder Obligations" has the meaning set forth in Section 3.1(a).

"SF Knitworks" means San Francisco Knitworks, Inc., a Delaware corporation.

"SF Knitworks Bank Guaranty" means that certain guaranty and the obligations in respect thereof of SF Knitworks, as set forth in the Credit Agreement.

"SF Knitworks Bank Security Documents" means each of the documents set forth on
Schedule 11 hereto, as amended or modified from time to time.

"SF Knitworks Note Guaranty" means that certain guaranty and the obligations in respect thereof of SF Knitworks, as set forth in the Note Purchase Agreements.

"SF Knitworks Note Security Documents" means each of the documents set forth on
Schedule 12 hereto, as amended or modified from time to time.

"Segue" means Segue (America) Limited, a Delaware corporation.

"Segue Bank Guaranty" means that certain guaranty and the obligations in respect thereof of Segue, as set forth in the Credit Agreement.

"Segue Bank Security Documents" means each of the documents set forth on
Schedule 13 hereto, as amended or modified from time to time.

"Segue Note Guaranty" means that certain guaranty and the obligations in respect thereof of Segue, as set forth in the Note Purchase Agreements.

"Segue Note Security Documents" means each of the documents set forth on
Schedule 14 hereto, as amended or modified from time to time.

"Subsidiary" means, with respect to any Person, any corporation, association, limited liability company or other similar business entity in which such Person owns sufficient equity or voting interests to enable it ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity.

"Subsidiary Pledged Stock" means HGL Subsidiary Pledged Stock, HDI Subsidiary Pledged Stock, Glamourette Subsidiary Pledged Stock, Segue Subsidiary Pledged Stock and the capital stock of any other Hampshire Entity that shall have been pledged pursuant to the Bank Documents or the Noteholder Documents.

"Super-Majority Debt Holders" shall mean, at any time, holders of Hampshire Debt the outstanding principal amount of which is not less than 66 2/3% of the aggregate amount of all Hampshire Debt then outstanding, provided that among such holders there shall be at least one Noteholder and one Bank. For purposes of this definition, any outstanding banker's acceptances and issued but undrawn and unexpired letters of credit shall be deemed to be outstanding principal in respect of Hampshire Debt but that any unutilized commitment under the Credit Agreement shall not be deemed to be outstanding principal in respect of Hampshire Debt.

                                   SCHEDULE 3

                       Glamourette Bank Security Documents


Security Agreement dated as of May 28,1998 between Glamourette and the Bank
Agent.

                                   SCHEDULE 4

                       Glamourette Note Security Documents

Security Agreement dated as of May 15, 1998 between Glamourette and the Noteholder Agent.

                                   SCHEDULE 5

                           HDI Bank Security Documents

Security Agreement dated as of May 28,1998 between HDI and the Bank Agent. Pledge Agreement dated as of May 28,1998 between HDI and the Bank Agent.

                                   SCHEDULE 6

                           HDI Note Security Documents

Security Agreement dated as of May 15, 1998 between HDI and the Noteholder Agent. Pledge Agreement dated as of May 15,1998 between HDI and the Noteholder Agent.

                                   SCHEDULE 7

                           HGL Bank Security Documents

Security Agreement dated as of May 28,1998 between HGL and the Bank Agent. Pledge Agreement dated as of May 28,1998 between HGL and the Bank Agent

                                   SCHEDULE 8

                           HGL Note Security Documents

Security Agreement dated as of May 15,1998 between HGL and the Noteholder Agent. Pledge Agreement dated as of May 15,1998 between HGL and the Noteholder Agent.

                                   SCHEDULE 9

                                HIL Pledged Stock


Hampshire Investments, Limited     #2 200
                                   #3 50
                                   #4 125
                                   #5 125

                                   SCHEDULE 10

                           HIL Pledged Promissory Note

$5,000,000 unsecured promissory note of HIL, dated May 28,1998, in favor of the Company.

                                   SCHEDULE 11

                      SF Knitworks Bank Security Documents

Security Agreement dated as of May 28,1998 between SF Knitworks and the Bank Agent.

                                   SCHEDULE 12

                      SF Knitworks Note Security Documents

Security Agreement dated as of May 15,1998 between SF Knitworks and the Noteholder Agent.

                                   SCHEDULE 13

                          Segue Bank Security Documents

Security Agreement dated as of May 28,1998 between Segue and the Bank Agent.

                                   SCHEDULE 14

                          Segue Note Security Documents

Security Agreement dated as of May 15, 1998 between Segue and the Noteholder Agent.

                                  EXHIBIT 10.7

                           GUARANTEE JOINDER AGREEMENT
Date:
Reference is made to

     (a) the separate Note Purchase Agreements, each dated as of May 15, 1997 (as amended from time to time, collectively, the "Note Purchase Agreements"), among Hampshire Group, Limited, a Delaware corporation (the "Company"), Hampshire Designers, Inc., a Delaware corporation ("HDI"), Hampshire Investments, Limited, a Delaware corporation ("HIL"), Segue (America) Limited, a Delaware corporation ("Segue"), Glamourette Fashion Mills, Inc., a Delaware corporation ("Glamourette)," San Francisco Knitworks, Inc., a Delaware corporation (together with its permitted successors, "SF Knitworks);" SF Knitworks together with HDI, HIL, Segue and Glamourette are referred to herein individually as an "Original Guarantor" and collectively as the "Original Guarantors") and each of the purchasers listed on Annex 1 attached thereto (the "Purchasers"), pursuant to which the Company sold, and the Purchasers bought, the Company's 7.05% Senior Secured Notes due January 2, 2008, in the original aggregate principal amount of $15,000,000 (as amended, restated or otherwise modified from time to time, collectively, the "Notes"); and

     (b) the joinder agreements identified on Annex 1 hereto, pursuant to which the persons identified on said Annex 1, prior to the execution and delivery of this Joinder Agreement, joined and were made joint and several Guarantors under the Note Purchase Agreements (such persons and the Original Guarantors (other than any such persons that may have been released under Section 10.7(b) of the Note Purchase Agreement) are herein referred to, collectively, as the "Guarantors").

     Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Note Purchase Agreements.

1. JOINDER OF ADDITIONAL DOMESTIC SUBSIDIARY GUARANTOR.

     In accordance with the terms of Section 10.7 of the Note Purchase Agreements, ________ a ________ corporation (the "Additional Subsidiary Guarantor"), by the execution and delivery of this Joinder Agreement, does hereby agree to become, and does hereby become, a "Guarantor" under and as defined in the Note Purchase Agreements. Without limiting the foregoing or any of the terms and provisions of the Note Purchase Agreements, the Additional Subsidiary Guarantor, by the execution and delivery of this Joinder Agreement, does hereby agree to become, and does hereby become, jointly and severally liable with the Guarantors for (a) the Guaranteed Obligations and (b) for the due and punctual performance and observance of all the covenants in the Notes and the Note Purchase Agreements to be performed or observed by the Company, all as more particularly provided for in Section 23 of the Note Purchase Agreements.

     As provided in Section 10.7 of the Note Purchase Agreements, the Note Purchase Agreements are hereby, without any further action, amended to add the Additional Subsidiary Guarantor as a "Guarantor" and signatory to the Note Purchase Agreements.

2. REPRESENTATIONS AND WARRANTIES OF THE ADDITIONAL SUBSIDIARY GUARANTOR.

     The Additional Subsidiary Guarantor hereby makes and restates, as of the date hereof and only as to itself in its capacity as a Guarantor under the Note Purchase Agreements, each of the representations and warranties set forth in
Section 5 to the Note Purchase Agreements that are applicable to a Guarantor (whether as a Obligor or Subsidiary), subject only to the exceptions in respect thereof set forth on Annex 2 hereto.

3. MISCELLANEOUS.

     3.1 Effective Date.

     This Joinder Agreement shall become effective on the date on which all of the conditions set forth in Section 10.7(a) with respect to such Additional Subsidiary Obligor are satisfied, -provided that, unless the Required Holders shall have otherwise informed the Company, the effective date of this Joinder Agreement shall be the date first stated above.

3.2 Expenses.

     Without limiting the generality of Section 16 of the Note Purchase Agreements, the Additional Subsidiary Guarantor agrees that it will pay, on the date this Joinder Agreement becomes effective, the statement for the reasonable fees and the disbursements of a single special counsel of the holders of Notes presented on or about such date.

3.3 Section Headings, etc.

     The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Joinder Agreement as a whole and not to any particular Section or other subdivision.

3.4 Governing Law.

     This Joinder Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

3.5 Successors and Assigns.

     This Joinder Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Additional Subsidiary Guarantor.

     IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Joinder Agreement to be executed on its behalf by a duly authorized officer or agent thereof as of the date first above written.

Very truly yours,


By: /s/ Charles W. Clayton
Name:  Charles W. Clayton
Title:  Vice President